      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998


                                                      REGISTRATION NO. 333-50813

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                  AMSURG CORP.
             (Exact name of registrant as specified in its charter)

           TENNESSEE                           8060                          62-1493316
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                           ONE BURTON HILLS BOULEVARD
                                   SUITE 350
                              NASHVILLE, TN 37215
                                 (615) 665-1283
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                KEN P. MCDONALD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  AMSURG CORP.
                           ONE BURTON HILLS BOULEVARD
                                   SUITE 350
                              NASHVILLE, TN 37215
                                 (615) 665-1283
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   COPIES TO:

                CYNTHIA Y. REISZ                                  J. CHASE COLE
             BASS, BERRY & SIMS PLC                    WALLER LANSDEN DORTCH & DAVIS, PLLC
           2700 FIRST AMERICAN CENTER                       2100 NASHVILLE CITY CENTER
           NASHVILLE, TENNESSEE 37238                       NASHVILLE, TENNESSEE 37219
                 (615) 742-6200                                   (615) 244-6380

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   ------------------.
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS


                   SUBJECT TO COMPLETION, DATED MAY 20, 1998


                                3,700,000 SHARES


                                 (AMSURG LOGO)


                              CLASS A COMMON STOCK


     All of the shares of Class A Common Stock, no par value per share (the "Class A Common Stock") of AmSurg Corp. (the "Company") offered hereby (the "Offering") are being sold by the Company.



     The Company has two classes of common stock, the Class A Common Stock, which is offered hereby, and the Class B Common Stock, no par value per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The Class A Common Stock and the Class B Common Stock are identical in all respects except that in the election and removal of directors the Class A Common Stock has one vote per share and the Class B Common Stock has 10 votes per share. See "Description of Capital Stock." The Class A Common Stock and the Class B Common Stock are traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbols "AMSGA" and "AMSGB," respectively. On May 18, 1998, the last reported sale prices of the Class A Common Stock and the Class B Common Stock were $10.13 and $10.13 per share, respectively. See "Price Range of Common Stock and Dividend Policy."


     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


===================================================================================================================
                                               PRICE TO                UNDERWRITING              PROCEEDS TO
                                                PUBLIC                 DISCOUNT(1)                COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
Per Share............................             $                         $                         $
-------------------------------------------------------------------------------------------------------------------
Total(3).............................             $                         $                         $
===================================================================================================================


(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company estimated at $400,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 555,000 additional shares of Class A Common Stock, solely to cover over-allotments, if any. If the Underwriters exercise this option in full,
    the Price to Public will total $          , the Underwriting Discount will
    total $          and the Proceeds to Company will total $          . See
    "Underwriting."

                             ---------------------


     The shares of Class A Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor
at the office of J.C. Bradford & Co. on or about June   , 1998.


                             ---------------------

J.C. BRADFORD & CO.
                               PIPER JAFFRAY INC.
                                                   MORGAN KEEGAN & COMPANY, INC.

                                      , 1998

     [Map of United States depicting Surgery Centers, Surgery Centers Under Development and Networks at May 1, 1998. Map depicts 45 Surgery Centers in 20 states and Washington, D.C.; 6 Surgery Centers Under Development in 5 states; 5 Networks in 5 states.]

                                     (MAP)


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE AND PURCHASES OF COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMPANY'S COMMON STOCK MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "UNDERWRITING."



     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. All figures have been adjusted to give effect to a recapitalization on December 3, 1997 pursuant to which every three shares of the Company's then outstanding common stock were converted into one share of Class A Common Stock. Unless otherwise indicated, the information contained in this Prospectus assumes (i) the conversion of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") into approximately 607,500 shares of Class A Common Stock upon the completion of the Offering and (ii) no exercise of the Underwriters' over-allotment option. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those described elsewhere in this Prospectus.

                                  THE COMPANY


     The Company develops, acquires and operates practice-based ambulatory surgery centers, in partnership with physician practice groups, throughout the United States. As of May 1, 1998, the Company owned a majority interest in 44 surgery centers and a minority interest in one center in 20 states and the District of Columbia. The Company also had six centers under development, had executed letters of intent to develop or acquire six additional centers and had two centers awaiting certificate of need ("CON") approval. The Company believes that it is a leader in the ownership and operation of practice-based ambulatory surgery centers.


     The Company's centers are licensed for outpatient surgery, are generally equipped and staffed for a single medical specialty and are usually located in or adjacent to the offices of a physician group practice. The Company has targeted ownership in centers that perform gastrointestinal endoscopy, ophthalmology, urology, orthopaedics or otolaryngology procedures. Surgical procedures associated with these specialties include many types of high volume, lower-risk procedures that are appropriate for the practice-based setting. The Company believes its single specialty centers have significantly lower capital and operating costs than hospital and freestanding ambulatory surgery center alternatives that are designed to accommodate a broader array of surgical specialties and procedures. In addition, the practice-based surgery center provides a more convenient setting for the patient and for the physician performing the procedure.

     In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of healthcare expenditures. These cost-containment measures, together with technological advances, have resulted in a significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including ambulatory surgery centers. According to SMG Marketing Group Inc.'s Freestanding Outpatient Surgery Center Directory (June 1997), an industry publication, outpatient surgical procedures represented approximately 69% of all surgical procedures performed in the United States in 1996. The number of outpatient surgery cases increased 54% from 3.1 million in 1993 to 4.8 million in 1996. As of December 31, 1996, there were 2,425 freestanding ambulatory surgery centers in the United States, of which 171 were owned by hospitals and 607 were owned by corporate entities. The remaining 1,647 centers were independently owned, primarily by physicians.

     The Company's strategy focuses on providing high volume, lower-risk ambulatory surgery services in single specialty settings, which results in lower costs, improved operating efficiencies and greater convenience and appeal to patients, physicians, private and governmental payers and managed care organizations. The Company intends to continue to grow through the acquisition of existing centers and the development of new centers. In addition, the Company's center operations are designed to enhance physician productivity and maximize the efficient use of the centers. Furthermore, the Company believes that it can make its centers more attractive to managed care organizations through the development of single specialty physician networks in combination with practice-based ambulatory surgery centers strategically located in markets serving the managed care organizations' members.



     While the Company currently owns majority interests in two physician practices, in May 1998 the Board of Directors approved a plan for the Company to dispose of its physician practice interests as part of the Company's overall strategy to exit the practice management business and focus solely on the development, acquisition and operation of ambulatory surgery centers and specialty networks.


     The Company typically owns its surgery centers through limited or general partnerships or limited liability companies in which a subsidiary of the Company is a general partner or member and holds a majority interest. The other partners of the partnerships or members of the limited liability companies are physician practice groups that generally have offices adjacent to or in close proximity to the surgery center. In development projects, the capital contributed by the physicians and the Company, together with bank financing, provides the partnership or limited liability company with the funds necessary to construct and equip the surgery center and to provide initial working capital.

     The start-up specialty physician networks are also owned through limited partnerships or limited liability companies in which a subsidiary of the Company is a general partner or member and holds a majority interest. The other partners or members are individual physicians who provide the medical services to the patient population covered by contracts which the network will seek to enter into with managed care payers. These entities are funded by the Company and the physicians on a pro rata basis based on their ownership interests.

     The Company was a majority-owned subsidiary of American Healthcorp, Inc. ("AHC") from 1992 until December 3, 1997 when AHC distributed to its stockholders all of its holdings of AmSurg common stock (the "Distribution"). As a result of the Distribution, the Company became an independent public company.

     The Company was incorporated in Tennessee in April 1992. Its principal executive offices are located at One Burton Hills Boulevard, Nashville, Tennessee 37215. Its telephone number is (615) 665-1283.

                                  THE OFFERING


Class A Common Stock offered by the
Company...............................     3,700,000 shares



Common Stock to be outstanding after
the Offering:



  Class A Common Stock................     9,462,391 shares(1)


  Class B Common Stock................     4,787,131 shares


Use of proceeds.......................     Repayment of indebtedness, working
                                           capital and other general corporate
                                           purposes.


Nasdaq National Market symbols:

  Class A Common Stock................     AMSGA

  Class B Common Stock................     AMSGB
---------------

(1) Excludes 1,355,192 shares of Class A Common Stock reserved for issuance upon the exercise of stock options granted as of April 15, 1998 pursuant to the Company's stock option plans. See "Management -- Stock Incentive Plans."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND CENTER DATA)


                                                YEARS ENDED DECEMBER 31,                   THREE MONTHS ENDED MARCH 31,
                                       ------------------------------------------    ----------------------------------------
                                                                       PRO FORMA                                   PRO FORMA
                                        1995      1996      1997        1997(1)         1997           1998         1998(1)
                                       -------   -------   -------    -----------    -----------    -----------   -----------
                                                                      (UNAUDITED)    (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $22,389   $34,898   $57,414      $68,881        $12,591        $17,829       $20,038
Operating expenses:
  Salaries and benefits..............    6,243    11,613    17,363       19,866          3,972          5,367         5,827
  Other operating expenses...........    7,558    11,547    20,352       24,429          4,451          6,384         7,116
  Depreciation and amortization......    2,397     3,000     4,944        5,609          1,087          1,568         1,670
  Net loss on sale of assets.........       --        31     1,425(2)     1,425(2)       2,321(3)          43            43
                                       -------   -------   -------      -------        -------        -------       -------
        Total operating expenses.....   16,198    26,191    44,084       51,329         11,831         13,362        14,656
                                       -------   -------   -------      -------        -------        -------       -------
        Operating income.............    6,191     8,707    13,330       17,552            760          4,467         5,382
Minority interest....................    3,938     5,433     9,084       11,320          1,948          2,807         3,257
Other (income) and expenses:
  Interest expense, net..............      627       808     1,554        2,463            308            493           646
  Distribution cost..................       --        --       842(4)       842(4)          --             --            --
                                       -------   -------   -------      -------        -------        -------       -------
        Earnings (loss) before income
          taxes......................    1,626     2,466     1,850        2,927         (1,496)         1,167         1,479
Income tax expense...................      578       985     1,774        2,205            329            467           592
                                       -------   -------   -------      -------        -------        -------       -------
        Net earnings (loss)..........    1,048     1,481        76          722         (1,825)           700           887
Accretion of preferred stock
  discount...........................       --        22       286          286             67             --            --
                                       -------   -------   -------      -------        -------        -------       -------
        Net earnings (loss) available
          to common shareholders.....  $ 1,048   $ 1,459   $  (210)     $   436        $(1,892)       $   700       $   887
                                       =======   =======   =======      =======        =======        =======       =======
Earnings (loss) per common share:
  Basic..............................  $  0.13   $  0.17   $ (0.02)(5)  $  0.05(6)     $ (0.20)(7)    $  0.07       $  0.09
  Diluted............................  $  0.12   $  0.16   $ (0.02)(5)  $  0.04(6)     $ (0.20)(7)    $  0.07       $  0.09
Weighted average number of shares and
  share equivalents outstanding:
  Basic..............................    8,174     8,689     9,453        9,588          9,360          9,673         9,674
  Diluted............................    8,581     9,083     9,453        9,924          9,360         10,347        10,348
CENTER DATA:
Procedures...........................   55,344    71,323   101,819                      21,009         32,417
Centers at end of year...............       18        27        39                          29             42



                                                                            MARCH 31, 1998
                                                              -------------------------------------------
                                                                                             PRO FORMA
                                                                                PRO              AS
                                                                ACTUAL        FORMA(8)      ADJUSTED(9)
                                                              -----------   ------------   --------------
                                                              (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Working capital.............................................    $11,162       $10,351         $17,874
Total assets................................................     82,758        87,091          94,614
Long-term debt, less current portion........................     30,060        34,060           2,487
Minority interest...........................................     10,216        10,549          10,549
Preferred stock.............................................      3,208         3,208              --
Shareholders' equity........................................     32,813        32,813          71,117


---------------


(1) Reflects the effect of six acquisitions in 1997 and three acquisitions in 1998 occurring after the beginning of the period as if such transactions had occurred at the beginning of the period. See Unaudited Pro Forma Combined Statement of Operations.


(2) Includes a loss attributable to the sale of a partnership interest, net of a gain on the sale of a surgery center building and equipment, which had an impact after taxes of reducing basic and diluted earnings per share by $0.16 for the year ended December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to the Consolidated Financial Statements.


(3) Reflects an impairment loss attributable to the sale of a partnership interest, which had an impact after taxes of reducing basic and diluted earnings per share by $0.24 for the three months ended March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to the Consolidated Financial Statements.


(4) Reflects cost incurred related to the Distribution, which reduced basic and diluted earnings per share by $0.09 for the year ended December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(5) Without giving effect to the items reflected in footnotes (2) and (4) above, basic and diluted earnings per common share would have been $0.24 and $0.23, respectively, for the year ended December 31, 1997.


(6) Without giving effect to the items reflected in footnotes (2) and (4) above, pro forma basic and diluted earnings per common share would have been $0.28 and $0.27, respectively, for the year ended December 31, 1997.


(7) Without giving effect to the item reflected in footnote (3) above, basic and diluted earnings per common share would have been $0.05 and $0.04, respectively, for the three months ended March 31, 1997.


(8) Reflects the effect of an acquisition of a surgery center occurring subsequent to March 31, 1998 as if such transaction had occurred as of March 31, 1998.


(9) Reflects the effect of the application of net proceeds of this Offering, assuming a public offering price of $10.13. See "Use of Proceeds."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors in evaluating an investment in the Class A Common Stock offered hereby.

     Dependence on Acquisition and Development Growth Strategy. The Company intends to increase its revenues and earnings, in part, by continuing to develop and acquire practice-based ambulatory surgery centers and by developing specialty physician networks. The Company's ability to develop and acquire additional centers may be affected by its ability to identify suitable candidates, negotiate and close acquisition and development transactions and minimize start-up losses for its developed centers. A developed center typically incurs start-up losses during its initial months of operations and will experience lower revenues and operating margins than an established center until the case load grows to a more optimal operating level, which generally is expected to occur within 12 months after a center opens. There can be no assurance that the Company will be able to acquire or develop additional surgery centers, complete the development of centers or achieve satisfactory operating results at newly developed centers within the expected period of time or develop and place in operation specialty physician networks. There can also be no assurance that the assets acquired by the Company in the future will ultimately produce returns that justify their related investment by the Company. See "Business -- Strategy; and -- Acquisition and Development of Surgery Centers."

     Growth Strategy Requires Substantial Capital Investment. Capital will be needed not only for the acquisition of the assets of surgery centers, but also for their development, effective integration, operation and expansion. The Company may finance future center development and acquisition by raising additional capital through debt or equity financings or using shares of its capital stock for all or a portion of the consideration to be paid in acquisitions. To the extent that the Company undertakes such financings or uses capital stock as consideration, the Company's shareholders will experience future ownership dilution. In the event that the Class A Common Stock does not maintain a sufficient valuation, or potential acquisition candidates are unwilling to accept Class A Common Stock as part of the consideration for the sale of the assets of their businesses, the Company may be required to utilize more of its cash resources, if available, or rely solely on additional financing arrangements in order to pursue its acquisition strategy. In such an instance, if the Company does not have sufficient capital resources, its growth could be limited and its operations impaired. There can be no assurance that the Company will be able to obtain financing or that, if available, such financing will be on terms acceptable to the Company. See "Business -- Strategy."

     Ability to Manage Growth. The Company has recently experienced rapid growth that has resulted in new and increased responsibilities for management personnel and has placed increased demands on the Company's management, operational and financial systems and resources. To accommodate this recent growth and to compete effectively and manage future growth, the Company will be required to continue to implement and improve its operational, financial and management information systems and to expand, train, motivate and manage its workforce. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's financial condition and results of operation.

     Dependence on Relationships with Physician Partners; Risks of Conflicts of Interest and Disputes. The Company's business depends upon, among other things, the efforts and success of the physicians who provide medical services at the surgery centers or who are employed by the Company's physician practices and the strength of the Company's relationship with such physicians. The Company's business could be adversely affected by any failure of these physicians to maintain the quality of medical care or otherwise adhere to required professional guidelines at the Company's surgery centers and physician practices, any damage to the reputation of a key physician or group of physicians or the impairment of the Company's relationship with a key physician or group of physicians. The Company's ownership interests in practice-based ambulatory surgery centers and specialty physician networks generally are structured through limited or general partnerships or limited liability companies. The Company generally maintains a majority interest in each partnership or limited liability company with physicians or physician practice groups holding minority limited partnership interests or serving as minority members. The Company, as owner of majority interests in such partnerships and limited liability companies, owes a fiduciary duty to the minority interest holders in such entities and may encounter conflicts between the respective interests of the Company and the minority holders. In such cases, the Company's directors are obligated to exercise reasonable, good-faith judgment to resolve the conflicts and may not be free to act solely in the best interests of the Company. The Company, in its role as general partner or as the chief manager of the limited liability company, generally exercises its discretion in managing the business. Disputes may arise between the Company and its physician partners with respect to a particular business decision or regarding the interpretation of the provisions of the partnership agreement or limited liability company operating agreement, in which event the agreements provide for arbitration as a dispute resolution process. No assurances can be given that any such dispute will be resolved or that any dispute resolution will be on terms satisfactory to the Company.


     Contingent Obligations. In the limited partnerships in which the Company is the general partner, the Company is liable for 100% of the debts and other obligations of the partnership; however, the partnership agreement requires the physician partners to guarantee their pro rata share of any indebtedness or lease agreements to which the partnership is a party, based on the limited partner's ownership interest in the partnership. The Company also has primary liability with respect to the bank debt incurred for the benefit of the limited liability companies, and guarantees are also required of the physician members. There can be no assurance that a third party lender or lessor would seek performance of the guarantees rather than seek repayment from the Company of any obligation of the partnership should it default thereunder or that the physician partners would have sufficient assets to satisfy their guarantee obligations. See Note 7 to the Consolidated Financial Statements.


     Contingent Purchase Obligations. Upon the occurrence of certain fundamental regulatory changes, the Company will be obligated to purchase some or all of the minority interests of the physicians affiliated with the Company in the partnerships or limited liability companies which own and operate the Company's surgery centers. The regulatory changes that could create such an obligation include changes that: (i) make the referral of Medicare and other patients to the Company's surgery centers by physicians affiliated with the Company illegal; (ii) create the substantial likelihood that cash distributions from the partnership or limited liability company to the physicians associated therewith will be illegal; or (iii) cause the ownership by the physicians of interests in the partnerships or limited liability companies to be illegal. There can be no assurance that the Company's existing capital resources would be sufficient for it to meet the obligation, if it arises, to purchase minority interests held by physicians in the partnerships or limited liability companies which own and operate the Company's surgery centers. The determination of whether such an obligation has been created is made by the concurrence of counsel for the Company and the physician partners or, in the absence of such concurrence, by independent counsel having an expertise in healthcare law and who is chosen by both parties. Accordingly, such determination is not within the control of the Company. While the Company has structured the purchase obligations to be as favorable as possible to the Company, the creation of these obligations could have a material adverse effect on the financial condition and results of operations of the Company. See "Business -- Acquisition and Development of Surgery Centers; and -- Government Regulation."

     Risks Associated with Capitated Payment Arrangements. In 1997, approximately 11% of the Company's total revenues were derived from capitated payment arrangements. A significant part of the Company's growth strategy involves assisting its surgery centers, owned physician practices and specialty physician networks in obtaining capitated managed care contracts and managing the medical risk associated with such contracts. These capitated managed care contracts typically are with health maintenance organizations ("HMOs"). Under such contracts the provider accepts a pre-determined amount per patient per month, referred to as a "capitation" payment, and in return is responsible for providing all necessary specified covered services to the patients covered by the contract, thus shifting much of the risk of providing care from the payer to the provider. Such an arrangement results in a greater predictability of revenue, but exposes the provider to the risk of controlling the costs of providing the services. To the extent that patients covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced and the revenue derived from such contracts may be insufficient to cover the costs of the services provided. There can be no assurance that the Company will be able to negotiate satisfactory risk-sharing or capitated arrangements on behalf of its surgery centers, owned physician practices and specialty physician networks. See "Business."


     Dependence on Third-Party Reimbursement; Risk of Fee Reductions or Exclusion from Managed Care Arrangements. The Company is dependent upon private and governmental third-party sources of reimbursement for services provided to patients in its centers and physician practices. In addition to market and cost factors affecting the fee structure implemented by centers and practices operated by the Company, numerous Medicare and Medicaid regulations, cost containment and utilization decisions of third-party payers and other payment factors over which the Company has no control may adversely affect the amount of payment a center or practice may receive for its services. On or before January 1, 1999, outpatient surgery services will be reimbursed by Medicare under a revised prospective payment system, utilizing approximately 100 ambulatory patient classifications, rather than the eight codes currently utilized. There can be no assurance that the Company's revenues will not be adversely affected under this revised payment system. The Company derived approximately 37%, 36%, 37% and 40% of its revenues in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively, from governmental healthcare programs, including Medicare and Medicaid. The market share growth of managed care has resulted in substantial competition among providers of services for inclusion in managed care contracting in some locations. Exclusion from participation in a managed care contract in a specific location can result in material reductions in patient volume and reimbursement to a physician practice or to a practice-based ambulatory surgery center. The Company's financial condition and results of operations may be adversely affected by fixed fee schedules, capitation payment arrangements, reduced payments to physicians generally, exclusion from participation in managed care programs or other changes in payments for healthcare services. In May 1998 the Company received notification from a payer with which one of its physician practices and surgery centers has a capitated contract for professional and surgical gastroenterology services covering approximately 120,000 lives that the contract would not be renewed beyond the June 30, 1998 anniversary date of the contract. The payer has advised the Company that it plans to negotiate a new contract. At this time, the Company cannot determine the outcome of these negotiations; however, an unfavorable outcome in these negotiations may have an adverse impact on the Company's results of operations. This contract contributed $676,000, or 5%, and $617,000, or 3%, to the Company's consolidated revenues in the three months ended March 31, 1997 and 1998, respectively. See "Business -- Government
Regulation -- Reimbursement" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Sources of Revenues."


     Risks Associated with Medicare-Medicaid Illegal Remuneration ("anti-kickback") Laws. Federal anti-kickback laws prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or state health programs. The anti-kickback statute is very broad in scope and its provisions are not well defined by existing case law or regulations. Violations of the anti-kickback laws may result in substantial civil or criminal penalties for individuals or entities. A violation of the anti-kickback law is a felony punishable by a fine of up to $25,000 or imprisonment for up to five years, or both. A violation may also result in civil penalties of up to $10,000 for each violation, plus three times the amount claimed and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the Company's surgery centers or networks, could result in significant loss of reimbursement and could have a material adverse effect on the Company. In July 1991, the Department of Health and Human Services ("DHHS") Inspector General issued final regulations identifying various "safe harbors," including two related to investment interests, which offer exemption from the anti-kickback laws. The structure of the partnerships and limited liability companies operating the Company's surgery centers and physician networks, as well as certain relationships with physician group practices, do not satisfy all of the requirements of either of the "investment interest" safe harbors or the "personal services and management contracts" safe harbor and, therefore, are not immune from government review or prosecution. Notwithstanding the Company's belief that the relationships of physician partners with the Company's surgery centers should not constitute illegal remuneration under the anti-kickback laws, no assurances can be given that a federal or state agency charged with enforcement of the anti-kickback laws and similar laws or a private party might not assert a contrary position or that new federal or state laws might not be enacted that would cause the physician partners' relationships with the Company's surgery centers to become illegal or result in the imposition of penalties on the Company or certain of its facilities. Even the assertion of a violation could have a material adverse effect upon the financial condition and results of operations of the Company. See
"Business -- Government Regulation -- Medicare-Medicaid Illegal Remuneration Provisions."

     Risks Associated with Physician Self-Referral Laws. At both the state and federal level, there are legislative restrictions on the ability of a physician to refer patients to healthcare entities when the physician (or immediate family member) has a financial relationship, directly or indirectly, with the entity receiving the referral. The financial relationship giving rise to prohibition on referrals may be either an ownership or investment interest or a compensatory arrangement. At the federal level, this legislation (42 USC sec.sec. 1395nn) is known as the "Stark bill" because of its sponsor, Representative Pete Stark. Originally, the Stark bill applied only to entities providing clinical laboratory services. However, as of January 1, 1995, the ban on physician financial relationships with healthcare entities extended to entities providing certain defined "designated health services" ("Stark II"). The Company believes physician ownership of practice-based ambulatory surgery centers to which they refer patients and physician networks is not prohibited under Stark II or other similar statutes recently enacted at the state level. However, these statutes are subject to different interpretations with respect to many important provisions. Violations of these "self-referral" laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the Company's surgery centers, could result in significant loss of reimbursement and could have a material adverse effect on the Company. There can be no assurances that further judicial or agency interpretation of existing law or further legislative restrictions on physician ownership of healthcare entities will not be issued which could have a material adverse effect upon the financial condition and results of operations of the Company. See "Business -- Government Regulation -- Prohibition on Physician Ownership of Healthcare Facilities."


     Risks Related to Laws Governing Corporate Practice of Medicine. The laws of certain states in which the Company operates or may operate in the future do not permit business corporations to practice medicine, exercise control over physicians who practice medicine or engage in certain business practices such as fee-splitting with physicians. The Company is not required to obtain a license to practice medicine in any jurisdiction in which it owns and operates an ambulatory surgery center because the surgery centers are not engaged in the practice of medicine. The physician partners who utilize the center are individually licensed to practice medicine. The group practices, with the exception of the two physician practices majority owned by the Company, are not affiliated with the Company other than through the physicians' ownership in the partnerships and limited liability companies that own the surgery centers. The Company owns a majority interest in two group practices in Florida, a state which permits physicians to practice medicine through an entity that is not wholly-owned by physicians. A recent ruling by the Florida Board of Medicine that an agreement between a physician practice and a practice management company constituted impermissible fee-splitting, if upheld on judicial appeal, would cause the Company to restructure its relationship with one of the two group practices. The Company does not believe that any such restructuring would have a material adverse effect on the Company. There can be no assurance, however, that future changes in the law in Florida will not require the Company to restructure its ownership of these group practices and that such restructuring will not have a material adverse effect on the Company. See "Business -- Government
Regulation -- Corporate Practice of Medicine."


     Risks of Potential Applicability of Insurance Regulations and Antitrust Laws. Laws in all states regulate the business of insurance and the operations of HMOs. Many states also regulate the establishment and operation of networks of healthcare providers. The Company believes that its operations are in compliance with these laws in the states in which it currently does business. The National Association of Insurance Commissioners (the "NAIC") has endorsed a policy proposing the state regulation of risk assumption by healthcare providers. The policy proposes prohibiting providers from entering into capitated payment or other risk sharing contracts except through HMOs or insurance companies. Several states have adopted regulations implementing the NAIC policy in some form. In states where such regulations have been adopted, healthcare providers will be precluded from entering into capitated contracts directly with employers and benefit plans other than HMOs or insurance companies.

     The Company and its affiliated physician groups may in the future enter into additional contracts with managed care organizations, such as HMOs, whereby the Company and its affiliated physician groups would assume risk in connection with providing healthcare services under capitation arrangements. If the Company or its affiliated physician groups are considered to be in the business of insurance as a result of entering into such risk sharing arrangements, they could become subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs, which could have a material adverse effect on the Company's ability to enter into such contracts. See
"Business -- Government Regulation -- Insurance and Antitrust Laws."

     With respect to managed care contracts that do not involve capitated payments or some other form of financial risk sharing, federal and state antitrust laws restrict the ability of healthcare provider networks such as the Company's specialty physician networks to negotiate payments on a collective basis.

     Risks of Compliance with Other Government Regulation. All facets of the healthcare industry are highly regulated at the federal and state levels. The Company's ability to be profitable may be adversely affected by licensing and certification requirements, reimbursement restrictions or reductions and other governmental regulatory factors. In addition, the Company's ability to expand its services in the future may be adversely affected by health planning laws, including CON requirements, at the state and/or federal level. A number of other initiatives have developed during the past several years to reform various aspects of the healthcare system in the United States. There can be no assurance that current or future legislative initiatives or government regulation will not have a material adverse effect on the financial condition or results of operations of the Company or reduce the demand for its services. See
"Business -- Government Regulation -- CONs and State Licensing."


     Prior Reliance on AHC. The Company historically relied upon AHC for certain corporate management, administrative and accounting services. The Company is now responsible for maintaining its own management, administrative and accounting functions, except for certain financial and accounting services provided by AHC on a transitional basis until December 1998 pursuant to the Administrative Services Agreement (as defined herein) and for certain advisory services provided by members of AHC senior management pursuant to advisory agreements expiring in December 1999. In particular, Thomas G. Cigarran, who was the Chairman and Chief Executive Officer of the Company, no longer serves as an officer of the Company, although he continues to serve as Chairman of the Board of Directors and is now an advisor to the Company. Henry D. Herr, who was Vice President and Secretary of the Company, now serves as a director and an advisor to the Company, but no longer serves as an officer of the Company. See "Certain Relationships and Related Transactions."



     Risks Related to Intangible Assets. As a result of purchase accounting for the Company's various acquisition transactions, the Company's balance sheet at March 31, 1998 contains an intangible asset designated as excess of cost over net assets of purchased operations totaling $44.1 million. Using an amortization period of 25 years, amortization expense relating to this intangible asset will be approximately $1.9 million per year. Purchases of interests in practice-based surgery centers that result in the recognition of additional intangible assets would cause amortization expense to increase further.



     On an ongoing basis, the Company evaluates, based upon projected undiscounted cash flows, whether facts and circumstances indicate any impairment of value of intangible assets and if the amortization period continues to be appropriate. As the underlying facts and circumstances subsequent to the date of acquisition can change, there can be no assurance that the value of such intangible assets will be realized by the Company. Any determination that a significant impairment has occurred would require the write-off of the impaired portion of unamortized intangible assets, which could have a material adverse effect on the Company's results of operations. In that regard, in 1997 the Company recorded an impairment loss which ultimately resulted in a net loss of $2.0 million in connection with one partnership and in the second quarter of 1998 the Company expects to record a charge of $3.6 million net of income tax benefit in conjunction with its plan to exit the physician practice management business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 4 and 16 to the Consolidated Financial Statements.

     Proposed Treasury Regulation Regarding Tax Deduction for Amortization of Goodwill. Effective on August 10, 1993, Section 197 of the Internal Revenue Code of 1986, as amended (the "Code"), was enacted to allow goodwill and other intangible assets purchased after that date to be amortized over a fifteen-year period for tax purposes. Previously, no tax deduction was allowed for purchases of goodwill. On January 16, 1997, the Internal Revenue Service (the "IRS") published proposed regulations regarding Section 197 amortization of intangible assets including goodwill. The proposed regulations cover certain "anti-churning" provisions which deny a deduction for goodwill amortization in several situations, including situations in which the taxpayer acquired the goodwill in a transaction immediately before or after which the seller of the goodwill is related to the acquiring taxpayer. The anti-churning rules are designed to prevent taxpayers from converting existing goodwill for which an amortization deduction would not have been allowable prior to the enactment of
Section 197 into an asset with respect to which Section 197 would currently allow an amortization deduction. These proposed regulations do not specifically contain an exception for the form of transaction that the Company has utilized in its acquisition of interests in practice-based ambulatory surgery centers and interests in physician practices. However, because the goodwill for which the Company has been claiming amortization deductions was purchased by the Company from unrelated parties after the effective date of Section 197 and, as per agreement with the sellers, the tax deduction for goodwill amortization is specifically allocated exclusively to the Company (and therefore, the seller receives no tax benefit from the amortization of the goodwill), the Company believes that the proposed regulations should not affect the Company's amortization deductions. Together with other taxpayers similarly affected, the Company will vigorously attempt to persuade the IRS to revise the proposed regulations to recognize that the methodology utilized by the Company is consistent with the intent of Section 197 and the anti-churning rules and to preserve the amortization deduction with respect to the Company's acquired goodwill. However, there can be no assurance that the proposed regulations will be amended or modified by the IRS. If the proposed regulations are adopted as currently written, it will not be clear whether the Company would be entitled to the deduction for the amortization of goodwill associated with the purchase of interests in practice-based surgery centers and physician practices and these deductions could be subject to challenge by the IRS. Loss of these tax deductions would have a material adverse effect on the Company's results of operations. Due to the lengthy public hearing and adoption process, the Company is not able to estimate a date by which the IRS will take action on the proposed regulations.

     Competition. The healthcare business is highly competitive. There are other companies in the same or similar business of developing, acquiring and operating practice-based ambulatory surgery centers, specialty physician networks and physician practices, or who may decide to enter the practice-based ambulatory surgery center business, the development of specialty physician networks or the acquisition of physician practices, who have greater financial, research, marketing and staff resources than the Company. In addition, the Company competes with other healthcare providers for contracting with managed care payers in each of its markets. There can be no assurance the Company can compete effectively with such entities. See "Business -- Competition."

     Risks Relating to Year 2000 Compliance. Many existing computer software programs and operating systems were designed such that the year 1999 is the maximum date that many computer systems will be able to process. The Company is addressing the potential problems posed by this limitation in its systems software to assure that the Company is prepared for the Year 2000. The Company also intends to seek verification from third parties with which it conducts material business, such as payers, that such parties will be Year 2000 compliant. If modifications and conversions to deal with Year 2000 issues are not completed on a timely basis by the Company or by third parties with which the Company conducts material business, such issues may have a material adverse effect on the results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."


     Shares Eligible for Future Sale. Upon completion of the Offering, the Company will have outstanding an aggregate of 9,462,391 shares of Class A Common Stock (10,017,391 shares if the Underwriters' over-allotment option is exercised in full) and 4,787,131 shares of Class B Common Stock. The 3,700,000 shares of Class A Common Stock sold in the Offering will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act") unless acquired by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act, which shares would be subject to the resale limitations of Rule 144. In addition, the 743,000 shares of Class A Common Stock that were issued to holders of AHC common stock in the Distribution are freely tradeable without restriction or further registration under the Securities Act, unless held by affiliates of the Company (which shares also would be subject to certain resale limitations and other restrictions under Rule 144 described below).


     Of the remaining 5,019,391 outstanding shares of Class A Common Stock, 4,753,298 have not been issued in transactions registered under the Securities Act, which means that under current law, absent registration or an exemption from registration other than Rule 144, such shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and are eligible for sale or transfer only in accordance with Rule 144. Substantially all of these shares of Class A Common Stock have met the one-year holding period requirement of Rule 144, and therefore are eligible for sale thereunder.


     Anti-takeover Provisions. Certain provisions of the Company's Amended and Restated Charter (the "Charter") and Amended and Restated Bylaws (the "Bylaws") establish staggered terms for members of the Company's Board of Directors and include advance notice procedures for shareholders to nominate candidates for election as directors of the Company and for shareholders to submit proposals for consideration at shareholders' meetings. In addition, the Company is subject to the Tennessee Business Combination Act (the "Combination Act") of the Tennessee Business Corporation Act ("TBCA") which limits transactions between a publicly held company and "interested shareholders" (generally, those shareholders who, together with their affiliates and associates, own 10% or more of the voting power of any class or series of a company's stock). The restrictions of the Combination Act would not apply to those who were "interested shareholders" prior to the consummation of the Offering. These provisions of the TBCA may have the effect of deterring certain potential acquirors of the Company. The Company's Charter provides for 5,000,000 authorized shares of preferred stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further action by the shareholders. See "Description of Capital Stock -- Certain Provisions of the Charter, Bylaws and Tennessee Law."

     Risks Associated With Forward-Looking Statements. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, including those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company does not intend to update any of these forward-looking statements.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Common Stock began trading on the Nasdaq National Market on December 4, 1997. Since such time, the Class A Common Stock has traded under the symbol "AMSGA" and the Class B Common Stock has traded under the symbol "AMSGB." The following table sets forth the range of high and low closing sales prices per share for the Common Stock for the periods indicated, as reported on the Nasdaq National Market.


                                                                CLASS A            CLASS B
                                                             COMMON STOCK       COMMON STOCK
                                                            ---------------    ---------------
                                                             HIGH      LOW      HIGH      LOW
                                                            ------    -----    ------    -----
1997
Fourth Quarter (from December 4, 1997)....................  $ 9.50    $7.50    $ 9.25    $7.38
1998
First Quarter.............................................    9.75     6.88      9.88     7.19
Second Quarter (through May 18, 1998).....................   11.25     8.75     10.88     8.88



     On May 18, 1998, the last reported sale prices for the Class A Common Stock and the Class B Common Stock were $10.13 and $10.13 per share, respectively. The Company estimates that as of March 15, 1998, there were approximately 160 holders of record and 2,084 beneficial owners of the Class A Common Stock and 95 holders of record and 2,124 beneficial owners of the Class B Common Stock.


     The Company has never declared or paid a cash dividend on its Common Stock. It is the current policy of the Board of Directors to retain all earnings to support operations and to finance expansion of the Company's business; therefore, the Company does not anticipate declaring or paying dividends on the Common Stock in the foreseeable future. The declaration and payment of cash dividends in the future will be at the Board of Directors' discretion and will depend on the Company's earnings, financial condition, capital needs and other factors deemed pertinent by the Board of Directors, including limitations, if any, on the payment of dividends under state law and any then-existing credit agreement. Pursuant to the terms of the Company's bank credit facility, the Company is prohibited from declaring or paying cash dividends.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Class A Common Stock offered hereby, at an assumed public offering price of $10.13 per share, are estimated to be $35.1 million ($40.4 million if the Underwriters' over-allotment option is exercised in full), after deduction of the underwriting discount and estimated offering expenses payable by the Company. Approximately $33.1 million of the net proceeds will be used to repay borrowings under the revolving credit facility of the Company's Third Amended and Restated Loan Agreement (the "Loan Agreement"). Borrowings under the Loan Agreement mature in January 2001, and bear interest at a rate equal to, at the Company's option, the prime rate or LIBOR plus a spread of 1.0% to 2.25%, depending upon borrowing levels. The Loan Agreement also provides for a fee ranging between .15% and .40% of unused commitments based on borrowing levels. The Company will have $50.0 million available for borrowing under the Loan Agreement upon completion of the Offering and application of the net proceeds. The indebtedness under the Loan Agreement was incurred primarily to finance the development and acquisition of surgery centers, and the Company intends to continue to utilize borrowings under the Loan Agreement for the same purpose. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company intends to use the balance of the net proceeds for working capital and for other general corporate purposes, including the development and acquisition of surgery centers. Pending such uses, the net proceeds will be invested in short-term, investment-grade or government, interest-bearing securities.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at March 31, 1998 on an actual basis and as adjusted to reflect the issuance and sale by the Company of the 3,700,000 shares of Class A Common Stock offered hereby, at an assumed public offering price of $10.13 per share, and the application of the estimated net proceeds received by the Company therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the notes thereto, included elsewhere in this Prospectus.



                                                                AT MARCH 31, 1998
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                 (IN THOUSANDS)
Current portion of long-term debt...........................  $ 1,447     $ 1,447
Long-term debt, less current portion........................   30,060       2,487
Preferred Stock, no par value, 5,000,000 shares authorized:
  Series B Preferred Stock, 416,666 shares issued and
     outstanding............................................    3,208          --
Shareholders' equity:
  Class A Common Stock, 20,000,000 shares authorized,
     5,145,966 and 9,262,632 shares issued and outstanding,
     respectively(1)........................................   16,724      55,028
  Class B Common Stock, 4,800,000 shares authorized,
     4,787,131 shares issued and outstanding................   13,529      13,529
  Retained earnings.........................................    2,799       2,799
  Deferred compensation on restricted stock.................     (239)       (239)
                                                              -------     -------
          Total shareholders' equity........................   32,813      71,117
                                                              -------     -------
               Total capitalization.........................  $67,528     $75,051
                                                              =======     =======


---------------


(1) Excludes 1,330,524 shares of Class A Common Stock issuable upon the exercise of outstanding stock options at March 31, 1998 with a weighted average exercise price per share of $4.23.

                            SELECTED FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT PER SHARE)


    The following table sets forth selected consolidated financial data which have been derived from the Company's consolidated financial statements. The financial statements at and for the periods ended December 31, 1993 through 1997 have been audited. The pro forma combined statement of operations data for the year ended December 31, 1997 and the three months ended March 31, 1998 set forth below reflect the effect of six acquisitions in 1997 and three acquisitions in 1998 occurring subsequent to the beginning of the period as if such transactions were completed at January 1, 1997. The pro forma balance sheet data at March 31, 1998 set forth below reflect the effect of an acquisition of a surgery center occurring subsequent to March 31, 1998 as if such transaction had been completed as of March 31, 1998. Comparability of data on a year-to-year basis is affected by the number of centers acquired or opened in each year. All the information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and related notes included elsewhere herein. See "Index to Financial Statements."

    The Company operated as a majority owned subsidiary of AHC until the Distribution. The historical financial information may not be indicative of the Company's future performance and does not necessarily reflect the financial position and results of operations of the Company had it operated as a separate, stand-alone entity prior to December 3, 1997.


                                                     YEARS ENDED DECEMBER 31,                       THREE MONTHS ENDED MARCH 31,
                                   ------------------------------------------------------------    ------------------------------
                                                                                      PRO FORMA                         PRO FORMA
                                    1993      1994      1995      1996      1997        1997        1997       1998       1998
                                   -------   -------   -------   -------   -------    ---------    -------    -------   ---------
                                                                                      (UNAUDITED)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.........................  $ 6,558   $13,784   $22,389   $34,898   $57,414     $68,881     $12,591    $17,829    $20,038
Operating expenses:
  Salaries and benefits..........    2,307     4,092     6,243    11,613    17,363      19,866       3,972      5,367      5,827
  Other operating expenses.......    3,002     5,091     7,558    11,547    20,352      24,429       4,451      6,384      7,116
  Depreciation and
    amortization.................      665     1,309     2,397     3,000     4,944       5,609       1,087      1,568      1,670
  Net loss on sale of assets.....       --        --        --        31     1,425(1)    1,425(1)    2,321(2)      43         43
                                   -------   -------   -------   -------   -------     -------     -------    -------    -------
        Total operating
          expenses...............    5,974    10,492    16,198    26,191    44,084      51,329      11,831     13,362     14,656
                                   -------   -------   -------   -------   -------     -------     -------    -------    -------
        Operating income.........      584     3,292     6,191     8,707    13,330      17,552         760      4,467      5,382
Minority interest................    1,121     2,464     3,938     5,433     9,084      11,320       1,948      2,807      3,257
Other (income) and expenses:
  Interest expense, net..........        2       151       627       808     1,554       2,463         308        493        646
  Distribution cost..............       --        --        --        --       842(3)      842(3)       --         --         --
                                   -------   -------   -------   -------   -------     -------     -------    -------    -------
        Earnings (loss) before
          income taxes...........     (539)      677     1,626     2,466     1,850       2,927      (1,496)     1,167      1,479
Income tax expense...............       --        26       578       985     1,774       2,205         329        467        592
                                   -------   -------   -------   -------   -------     -------     -------    -------    -------
        Net earnings (loss)......     (539)      651     1,048     1,481        76         722      (1,825)       700        887
Accretion of preferred stock
  discount.......................       --        --        --        22       286         286          67         --         --
                                   -------   -------   -------   -------   -------     -------     -------    -------    -------
        Net earnings (loss)
          available to common
          shareholders...........  $  (539)  $   651   $ 1,048   $ 1,459   $  (210)    $   436     $(1,892)   $   700    $   887
                                   =======   =======   =======   =======   =======     =======     =======    =======    =======
Earnings (loss) per common share:
  Basic..........................  $ (0.11)  $  0.09   $  0.13   $  0.17   $ (0.02)(4)  $  0.05(5) $ (0.20)(6) $  0.07   $  0.09
  Diluted........................  $ (0.11)  $  0.09   $  0.12   $  0.16   $ (0.02)(4)  $  0.04(5) $ (0.20)(6) $  0.07   $  0.09
Weighted average number of shares
  and share equivalents
  outstanding:
  Basic..........................    4,737     6,999     8,174     8,689     9,453       9,588       9,360      9,673      9,674
  Diluted........................    4,737     7,313     8,581     9,083     9,453       9,924       9,360     10,347     10,348



                                                                             DECEMBER 31,                          MARCH 31,
                                                            -----------------------------------------------   -------------------
                                                                                                                        PRO FORMA
                                                             1993      1994      1995      1996      1997      1998       1998
                                                            -------   -------   -------   -------   -------   -------   ---------
                                                                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Working capital...........................................  $   993   $ 2,557   $ 2,931   $ 4,732   $ 9,312   $11,162    $10,351
Total assets..............................................   14,637    27,065    35,106    54,653    75,238    82,758     87,091
Long-term debt, less current portion......................      640     3,520     4,786     9,218    24,970    30,060     34,060
Minority interest.........................................      601     2,019     3,010     5,674     9,192    10,216     10,549
Preferred stock...........................................       --        --        --     4,982     5,268     3,208      3,208
Shareholders' equity......................................   12,055    19,558    22,479    28,374    29,991    32,813     32,813


---------------


(1) Includes a loss attributable to the sale of a partnership interest, net of a gain on the sale of a surgery center building and equipment, which had an impact after taxes of reducing basic and diluted earnings per share by $0.16 for the year ended December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to the Consolidated Financial Statements.


(2) Includes an impairment loss attributable to the sale of a partnership interest, which had an impact after taxes of reducing basic and diluted earnings per share by $0.24 for the three months ended March 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to the Consolidated Financial Statements.


(3) Reflects cost incurred related to the Distribution, which reduced basic and diluted earnings per share by $0.09 for the year ended December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(4) Without giving effect to the items reflected in footnotes (1) and (3) above, basic and diluted earnings per common share would have been $0.24 and $0.23, respectively, for the year ended December 31, 1997.


(5) Without giving effect to the items reflected in footnotes (1) and (3) above, pro forma basic and diluted earnings per common share would have been $0.28 and $0.27, respectively, for the year ended December 31, 1997.


(6) Without giving effect to the item reflected in footnote (2) above, basic and diluted earnings per common share would have been $0.05 and $0.04, respectively, for the three months ended March 31, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements. These statements, which have been included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties. The Company's actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to enter into partnership or operating agreements for new practice-based ambulatory surgery centers and new specialty physician networks; its ability to identify suitable acquisition candidates and negotiate and close acquisition transactions; its ability to obtain the necessary financing or capital on terms satisfactory to the Company in order to execute its expansion strategy; its ability to manage growth; its ability to contract with managed care payers on terms satisfactory to the Company for its existing centers and its centers that are currently under development; its ability to obtain and retain appropriate licensing approvals for its existing centers and centers currently under development; its ability to minimize start-up losses of its development centers; its ability to maintain favorable relations with its physician partners; and its ability to sell the two physician practices.


OVERVIEW


     The Company develops, acquires and operates practice-based ambulatory surgery centers in partnership with physician practice groups. As of March 31, 1998, the Company owned a majority interest (51% or greater) in 41 surgery centers, owned a minority interest in one surgery center, owned a majority interest (60% or greater) in two physician practices and had established and was the majority owner (51%) of five start-up specialty physician networks.


     The Company operated as a majority-owned subsidiary of AHC from 1992 until the Distribution on December 3, 1997. Prior to the Distribution, the Company effected a recapitalization pursuant to which every three shares of the Company's then outstanding common stock were converted into one share of Class A Common Stock. Immediately following the Recapitalization, AHC exchanged a portion of its shares of Class A Common Stock for shares of Class B Common Stock. The principal purpose of the Distribution was to enable the Company to have access to debt and equity capital markets as an independent, publicly traded company. Upon the Distribution, the Company became a publicly traded company.


     The following table presents the changes in the number of surgery centers in operation and centers under development for the periods indicated. A center is deemed to be under development when a partnership or limited liability company has been formed with the physician group partner to develop the center.



                                                                                    THREE MONTHS
                                                                 YEAR ENDED            ENDED
                                                                DECEMBER 31,         MARCH 31,
                                                            --------------------    ------------
                                                            1995    1996    1997    1997    1998
                                                            ----    ----    ----    ----    ----
Centers in operation, beginning of period.................   14      18      27      27      39
New center acquisitions...................................    2       6       5       2       2
New development centers placed in operation...............    2       3      10      --       2
Centers sold..............................................   --      --      (3)     --      (1)
                                                             --      --      --      --      --
Centers in operation, end of period.......................   18      27      39      29      42
                                                             ==      ==      ==      ==      ==
Centers under development, end of period..................   13      20      10      17       8
                                                             ==      ==      ==      ==      ==



     Thirty-two of the surgery centers in operation as of March 31, 1998 perform gastrointestinal endoscopy procedures; eight centers perform ophthalmology procedures; one center performs orthopaedic procedures; and one center performs ophthalmology, urology, general surgery and otolaryngology procedures. The other partner or member in each partnership or limited liability company is in each case an entity owned by physicians who perform procedures at the center.

     In addition, the Company has a majority interest in two physician practices which were acquired in January 1996 and January 1997, the other partners of which are entities owned by the principal physicians who provide professional medical services to patients of the practices. In May 1998, the Company's Board of Directors approved a plan to dispose of the Company's interests in these two specialty physician practices as part of an overall strategy to exit the practice management business and focus solely on the development, acquisition and operation of ambulatory surgery centers and specialty networks. Accordingly, the Company will record a charge of $3.6 million, net of income tax benefit of $1.8 million, in the second quarter of 1998 for the estimated loss on the disposal of these assets. Although the Company is currently in negotiations regarding the possible sale of one of the two practices, there are no definitive agreements or arrangements with regard thereto. Therefore, there can be no assurance that the Company will sell these operations; however, the Company believes that the estimated disposal loss will be adequate in the sale of the practices. See Note 16 of the Consolidated Financial Statements.



     The start-up specialty physician networks are owned through limited partnerships and limited liability companies in which the Company owns a majority interest. The other partners or members are individual physicians who will provide the medical services to the patient population covered by the contracts the network will seek to enter into with managed care payers. The Company does not expect that the specialty physician networks alone will be a significant source of income for the Company. These networks were and will be formed in selected markets primarily as a contracting vehicle for certain managed care arrangements to generate revenues for the Company's practice-based surgery centers. As of March 31, 1998, one network had secured a managed care contract and was operational.


     The Company intends to expand primarily through the development and acquisition of additional practice-based ambulatory surgery centers in targeted surgical specialties. In addition, the Company believes that its surgery centers, combined with the Company's relationships with specialty physician practices in the surgery centers' markets, will provide the Company with other opportunities for growth from specialty network development. By using its surgery centers as a base to develop specialty physician networks that are designed to serve large numbers of covered lives, the Company believes that it will strengthen its market position in contracting with managed care organizations.

     While the Company generally owns 51% to 70% of the entities that own the surgery center or physician group practice, the Company's consolidated statements of operations include 100% of the results of operations of the entities, reduced by the minority partners' share of the net earnings or loss of the surgery center/practice entities.

SOURCES OF REVENUES

     The Company's principal source of revenues is a facility fee charged for surgical procedures performed in its surgery centers. This fee varies depending on the procedure, but usually includes all charges for operating room usage, special equipment usage, supplies, recovery room usage, nursing staff and medications. Facility fees do not include the charges of the patient's surgeon, anesthesiologist or other attending physicians, which are billed directly to third-party payers by such physicians. The Company's other significant source of revenues is the fee for physician services performed by the two physician group practices in which the Company owns a majority interest.


     Practice-based ambulatory surgery centers and physician practices such as those in which the Company owns a majority interest depend upon third-party reimbursement programs, including governmental and private insurance programs, to pay for services rendered to patients. The Company derived approximately 37%, 36%, 37% and 40% of its net revenues from governmental healthcare programs, including Medicare and Medicaid, in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively. The Medicare program currently pays ambulatory surgery centers and physicians in accordance with fee schedules which are prospectively determined.



     Approximately 10%, 11% and 9% of the Company's revenues for 1996, 1997 and the three months ended March 31, 1998, respectively, were generated by capitated payment contracts with HMOs. These revenues generally were attributable to contracts held by physician practices and a surgery center in which the

Company holds a majority interest. These contracts require the practices to provide specialty physician and certain outpatient surgery services for the HMO members on an exclusive basis. These contracts do not require the practices to provide or to be at risk for hospital or other ancillary services such as laboratory or imaging services. The services required by these contracts are provided almost solely by surgery centers and the physician practices in which the Company owns a majority interest. Because the Company is only at risk for the cost of providing relatively limited healthcare services to these HMO members, the Company's risk of overutilization by HMO members is limited to the cost of the physician's time and the supply, drug and nursing staff expense required for outpatient surgery. In May 1998 the Company received notification from a payer with which one of its physician practices and surgery centers has a capitated contract for professional and surgical gastroenterology services covering approximately 120,000 lives that the contract would not be renewed beyond the June 30, 1998 anniversary date of the contract. The payer has advised the Company that it plans to negotiate a new contract. At this time, the Company cannot determine the outcome of these negotiations; however, an unfavorable outcome in these negotiations may have an adverse impact on the Company's results of operations. This contract contributed $676,000, or 5%, and $617,000, or 3%, to the Company's consolidated revenues in the three months ended March 31, 1997 and 1998, respectively. See Note 16 of the Consolidated Financial Statements.



     The Company's sources of revenues as a percentage of total revenues for the periods indicated are as follows:



                                                                            THREE MONTHS
                                                         YEAR ENDED            ENDED
                                                        DECEMBER 31,         MARCH 31,
                                                    --------------------    ------------
                                                    1995    1996    1997    1997    1998
                                                    ----    ----    ----    ----    ----
Surgery centers.................................     97%     83%     83%     80%     87%
Physician practices.............................     --      15      15      17      12
Other...........................................      3       2       2       3       1
                                                    ---     ---     ---     ---     ---
       Total....................................    100%    100%    100%    100%    100%
                                                    ===     ===     ===     ===     ===


RESULTS OF OPERATIONS


     The following table shows certain statement of operations items expressed as a percentage of revenues for the periods indicated:



                                                                         THREE MONTHS
                                                   YEAR ENDED               ENDED
                                                  DECEMBER 31,            MARCH 31,
                                             -----------------------    --------------
                                             1995     1996     1997     1997     1998
                                             -----    -----    -----    -----    -----
Revenues.................................    100.0%   100.0%   100.0%   100.0%   100.0%
Operating expenses:
  Salaries and benefits..................     27.9     33.3     30.2     31.6     30.1
  Other operating expenses...............     33.7     33.1     35.5     35.4     35.8
  Depreciation and amortization..........     10.7      8.6      8.6      8.6      8.8
  Net loss on sale of assets.............       --       --      2.5     18.4      0.2
                                             -----    -----    -----    -----    -----
          Total operating expenses.......     72.3     75.0     76.8     94.0     74.9
                                             -----    -----    -----    -----    -----
          Operating income...............     27.7     25.0     23.2      6.0     25.1
Minority interest........................     17.6     15.6     15.8     15.5     15.8
Other (income) and expenses:
  Interest expense, net of interest
     income..............................      2.8      2.3      2.7      2.4      2.8
  Distribution cost......................       --       --      1.5       --       --
                                             -----    -----    -----    -----    -----
          Earnings (loss) before income
            taxes........................      7.3      7.1      3.2    (11.9)     6.5
Income tax expense.......................      2.6      2.9      3.1      2.6      2.6
                                             -----    -----    -----    -----    -----
          Net earnings (loss)............      4.7      4.2      0.1    (14.5)     3.9
Accretion of preferred stock discount....       --       --      0.5      0.5       --
                                             -----    -----    -----    -----    -----
          Net earnings (loss) available
            to common shareholders.......      4.7%     4.2%    (0.4)%  (15.0)%    3.9%
                                             =====    =====    =====    =====    =====

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997



     Revenues were $17.8 million in the three months ended March 31, 1998, an increase of $5.2 million, or 42%, over revenues in the comparable 1997 period. The increase is primarily attributable to additional centers in operation in the three months ended March 31, 1998. Same-center revenues in the three months ended March 31, 1998, increased by 14%. Same-center revenue growth resulted primarily from increased procedure volume. The Company anticipates further revenue growth during 1998 as a result of additional start-up and acquired centers expected to be placed in operation and from same-center revenue growth, net of a revenue reduction due to the expected disposition of the physician practices and any possible adverse impact of the renegotiated capitated contract, as discussed above.



     Salaries and benefits expense was $5.4 million in the three months ended March 31, 1998, an increase of $1.4 million, or 35%, over salaries and benefits expense in the comparable 1997 period. Other operating expenses were $6.4 million in the three months ended March 31, 1998, an increase of $1.9 million, or 43%, over other operating expenses in the comparable 1997 period. These increases resulted primarily from additional centers in operation, from an increase in corporate staff primarily to support growth in the number of centers in operation and anticipated future growth and from additional corporate costs associated with being a publicly traded company.



     The Company anticipates further increases in operating expenses in 1998, primarily due to additional start-up centers and acquired centers expected to be placed in operation, offset by the expected elimination of physician practice operating expenses upon the planned disposal of these practices. Typically, a start-up center will incur start-up losses during its initial months of operation and will experience lower revenues and operating margins than an established center until its case load increases to a more optimal operating level, which generally is expected to occur within 12 months after a center opens.



     Depreciation and amortization expense increased $481,000, or 44%, in the three months ended March 31, 1998, over the comparable 1997 period, primarily due to 13 additional surgery centers in operation in the three months ended March 31, 1998 compared to the comparable 1997 period.



     During the three months ended March 31, 1998, the Company incurred a net loss of $43,000 related to the sale of a surgery center to an unaffiliated third party. The Company does not believe that this sale will have a significant impact on the Company's future ongoing results of operations. During the comparable 1997 period, the Company recorded an impairment loss of $2.3 million, which ultimately resulted in a net loss of $2.0 million, in connection with a partnership that operated two surgery centers.



     The minority interest in earnings in the three months ended March 31, 1998, increased by $860,000, or 44%, over the comparable 1997 period primarily as a result of minority partners' interests in earnings of surgery centers recently added to operations and from increased same-center profitability.



     Interest expense increased $185,000, or 60%, during the three months ended March 31, 1998, over the comparable 1997 period due to debt assumed or incurred in connection with additional acquisitions of interests in surgery centers, together with the interest expense associated with newly opened start-up surgery centers financed partially with bank debt.



     The Company recognized income tax expense of $467,000 in the three months ended March 31, 1998, compared to $329,000 in the comparable 1997 period. In the three months ended March 31, 1997, the Company recognized no tax benefit associated with the net loss on sale of assets. The Company's effective tax rate in both periods was 40% of earnings prior to the impact of the net loss on sale of assets and differed from the federal statutory income tax rate of 34% primarily due to the impact of state income taxes.



     Accretion of preferred stock discount in the three months ended March 31, 1997 resulted from the issuance during November 1996 of redeemable preferred stock with a redemption amount of $3.0 million. The preferred stock was recorded at its fair market value, net of issuance costs. From the time of issuance, the Series A Redeemable Preferred Stock (the "Series A Preferred Stock") has been accreted toward its redemption value, including potential dividends, over the redemption term. During the three months ended March 31, 1998, the holders of this series of preferred stock elected to convert their preferred shares into

380,952 shares of Class A Common Stock pursuant to the provisions of the Company's Charter using a conversion ratio based on the market price of the Company's Class A Common Stock. Accordingly, the Company will no longer record accretion of preferred stock discount.


  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996


     Revenues were $57.4 million in 1997, an increase of $22.5 million, or 65%, over revenues in 1996. The increase is primarily attributable to additional centers in operation in 1997 and the acquisition of a urology physician practice on January 1, 1997. Excluding the three centers which were disposed as described below, same-center revenues in 1997 increased by 6%. Same-center growth resulted from increased case volume and increases in fees.


     Salaries and benefits expense was $17.4 million in 1997, an increase of $5.7 million, or 50%, over salaries and benefits expense in 1996. Other operating expenses were $20.4 million in 1997, an increase of $8.8 million, or 76%, over other operating expenses in 1996. This increase resulted primarily from additional centers in operation, the acquisition of the interest in the urology physician practice and from an increase in corporate staff primarily to support growth in the number of centers in operation and anticipated future growth. Salaries and benefits expense and other operating expenses in the aggregate as a percentage of revenues remained comparable at 66% in 1997 and 1996. However, salaries and benefits expense as a percentage of revenues decreased in 1997 while other operating expenses as a percentage of revenues increased proportionately in 1997 compared to 1996, primarily due to the addition of contracted physician service expense for the physician practice acquired in January 1997 within other operating expenses.


     Depreciation and amortization expense increased $1.9 million, or 65%, in 1997 over 1996, primarily due to 12 additional surgery centers and one physician practice in operation in 1997 compared to 1996.


     Included in net loss on sale of assets in 1997 is a loss of approximately $2.0 million from the disposition of the Company's investment in a partnership that owned two surgery centers acquired in 1994. Various disagreements with the sole physician partner over the operation of these centers had adversely affected the operations of these centers. After a series of discussions and attempts to resolve these differences, the Company determined that the partners could not resolve their disagreements, and that, as a result, the carrying value of the assets associated with this partnership would not likely be fully recovered. The Company projected the undiscounted cash flows from these centers and determined these cash flows to be less than the carrying value of the long-lived assets attributable to this partnership. Accordingly, an impairment loss equal to the excess of the carrying value of the long-lived assets over the present value of the estimated future cash flows was recorded in the first quarter of 1997 in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." In September 1997, the Company sold its interest in the partnership assets to its physician partner and recognized a partial loss recovery. The Company believes that it has good relationships with its other physician partners and that the loss attributable to the partnership discussed above resulted from a unique set of circumstances.

     In addition, net loss on sale of assets includes a pretax gain of approximately $460,000 from the sale in July 1997 of a surgery center building and equipment which the Company had leased to a gastrointestinal physician practice. Concurrently with the sale, the Company terminated its management agreement with the physician practice for the surgery center in which the Company had no ownership interest but had managed since 1994.

     The minority interest in earnings in 1997 increased by $3.7 million, or 67%, over 1996 primarily as a result of minority partners' interest in earnings at surgery centers recently added to operations and from increased same-center profitability.

     Interest expense increased $745,000, or 92%, in 1997 over 1996 due to debt assumed or incurred in connection with additional acquisitions of interests in surgery centers and a physician practice, together with the interest expense associated with newly opened start-up surgery centers financed partially with bank debt.

     Distribution cost in 1997 represents costs incurred by the Company related to effecting the Distribution.

     The Company recognized income tax expense of $1.8 million in 1997, compared to $1.0 million in 1996. The Company has recognized no tax benefit associated with distribution cost and net loss on sale of assets, while certain tax aspects of the gain transaction recorded in July 1997 resulted in income tax expense of approximately $100,000. The Company's effective tax rate in both periods was 40% of earnings prior to the impact of distribution cost and net loss on sale of assets and differed from the federal statutory income tax rate of 34%, primarily due to the impact of state income taxes.

     Accretion of preferred stock discount resulted from the issuance during November 1996 of redeemable preferred stock with a redemption amount of $3.0 million. The preferred stock was recorded at its fair market value, net of issuance costs. From the time of issuance, the Series A Preferred Stock has been accreted toward its redemption value, including potential dividends, over the redemption term. Subsequent to December 31, 1997, using a conversion ratio based on the market price of the Company's Class A Common Stock, the holders of this preferred stock elected to convert their preferred shares into 380,952 shares of Class A Common Stock pursuant to the provisions of the Company's Charter.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues were $34.9 million in 1996, an increase of $12.5 million, or 56%, over revenues in 1995. The increase resulted primarily from the growth in the number of surgery centers in operation, the acquisition of a majority interest in a physician practice as of January 31, 1996 and an increase of 14% in same-center revenues for the 15 centers in operation since January 1, 1995.

     Salaries and benefits expense increased by $5.4 million, or 86%, while other operating expenses increased by $4.0 million, or 53%, in 1996 over 1995. These increases resulted primarily from the acquisition of the interest in a physician practice, additional centers in operation and an increase in corporate staff primarily to support growth in the number of centers in operation and anticipated future growth. Salaries and benefits expense and other operating expenses represented in the aggregate approximately 66% of revenues for 1996 as compared to approximately 62% of revenues for 1995. Physician group practices generally have lower operating margins than ambulatory surgery centers. Because the physician practice has both greater revenues and greater operating expenses as a percentage of revenues than any single center, its acquisition had a disproportionately large impact on operating margins.

     Depreciation and amortization expense increased $603,000, or 25%, in 1996 over 1995, primarily due to the acquisition of majority interests in additional surgery centers, the acquisition of the interest in a physician practice and new start-up surgery centers placed in operation. The increase of $182,000, or 29%, in interest expense in 1996 over 1995 is primarily attributable to debt assumed or incurred in connection with additional acquisitions of interests in surgery centers and a physician practice, together with the interest expense associated with newly opened start-up surgery centers financed partially with bank debt.

     Minority partners' interest in center earnings in 1996 rose to $5.4 million from $3.9 million in 1995, an increase of 38%, primarily as a result of minority partners' interest in earnings at surgery centers added to operations and from increased same-center profitability.

     Income tax expense increased 70% in 1996 to $985,000 as a result of increased income before income taxes and an increase in the Company's effective income tax rate to 40% from 36%. The increase in the effective income tax rate resulted from the utilization of prior period net operating loss carryforwards during 1995. The difference between the federal statutory income tax rate of 34% and the Company's effective income tax rates resulted primarily from the utilization of prior period net operating loss carryforwards in 1995 and the impact of state income taxes.

QUARTERLY STATEMENT OF OPERATIONS DATA


     The following table presents certain quarterly statement of operations data for the years ended December 31, 1996 and 1997 and the first quarter of 1998. The quarterly statement of operations data set forth below was derived from unaudited financial statements of the Company and includes all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary for a fair presentation thereof. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.



                                            1996                                   1997                     1998
                             ----------------------------------   --------------------------------------   -------
                               Q1       Q2       Q3       Q4       Q1(1)      Q2      Q3(2)(3)    Q4(3)      Q1
                             ------   ------   ------   -------   -------   -------   --------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................  $7,133   $8,094   $8,774   $10,897   $12,591   $13,890   $14,566    $16,367   $17,829
Earning (loss) before
  income taxes.............     589      605      470       802    (1,496)    1,014     1,478        854     1,166
Net earnings (loss)
  available to common
  shareholders.............     353      364      282       460    (1,892)      537       862        283       700
Basic and diluted earnings
  (loss) per common
  share....................    0.04     0.04     0.03      0.05     (0.20)     0.06      0.09       0.03      0.07


---------------

(1) Includes an impairment loss of $2.3 million, or $0.24 per share on a diluted basis, on a partnership interest.
(2) Includes a gain on sale of assets of $727,000, net of income taxes, or $0.08 per share on a diluted basis, attributable to a loss recovery on the sale of a partnership interest and gain on sale of a surgery center building and equipment.
(3) Includes distribution cost of $458,000 and $384,000, or $0.05 and $0.04 per share on a diluted basis, respectively, incurred in the third and fourth quarters of 1997, respectively.

LIQUIDITY AND CAPITAL RESOURCES


     At March 31, 1998 and December 31, 1997, the Company had working capital of $11.2 million and $9.3 million compared to $4.8 million and $4.7 million in the comparable prior periods. Operating activities for 1997 generated $4.0 million in cash flow from operations compared to $3.8 million in 1996. Operating activities for the three months ended March 31, 1998 generated $1.1 million in cash flow from operations compared to $1.6 million in the comparable 1997 period. Cash and cash equivalents at March 31, 1998 and December 31, 1997 were $3.8 million and $3.4 million compared to $2.4 million and $3.2 million in the comparable prior periods.



     During 1997 the Company used $12.6 million to acquire interests in five additional practice-based ambulatory surgery centers and a urology physician practice. In addition, the Company made capital expenditures primarily for new start-up surgery centers and for new or replacement property at existing centers which totaled $10.6 million in 1997, of which $3.0 million was funded from the capital contributions of the Company's minority partners. The Company used its cash flow from operations and net borrowings on long-term debt of $14.1 million to fund its acquisition and development obligations. During the three months ended March 31, 1998, the Company used $4.6 million to acquire interests in two additional practice-based ambulatory surgery centers. In addition, the Company made capital expenditures primarily for new start-up surgery centers and for new or replacement property at existing centers which totaled $2.4 million in the three months ended March 31, 1998, of which $804,000 was funded from the capital contributions of the Company's minority partners. The Company used its cash flow from operations and net borrowings on long-term debt of $4.8 million to fund these acquisitions and development obligations.



     During 1997 the Company received cash proceeds of $2.0 million from the sale of a surgery center building and equipment and the sale of a partnership interest in two surgery centers. In addition, the Company received proceeds of $524,000 from the sale of common stock to its minority partners in 1997. During the three months ended March 31, 1998, the Company received cash proceeds of $641,000 from the sale of a surgery center. In addition, the Company received proceeds of $18,000 from the issuance of common stock.

     At March 31, 1998, the Company's partnerships and limited liability companies had unfunded construction and equipment purchase commitments for centers under development of approximately $2.0 million, of which the Company expects that approximately $943,000 will be borrowed under the Loan Agreement (and guaranteed on a pro rata basis by the physicians), and that the remaining amount will be provided by the Company and the physician partners in proportion to their respective ownership interests in the partnerships and limited liability companies. The Company intends to fund its portion out of future cash flows from operations.



     Under the terms of the Loan Agreement, all borrowings outstanding under the Company's term loan were converted to its revolving credit facility. At March 31, 1998, borrowings under the Loan Agreement were $27.6 million, are due in January 2001 and are guaranteed by the wholly owned subsidiaries of the Company, and in some instances, are secured by the underlying assets of certain developed centers or the stock of the wholly owned subsidiaries of the Company. The Loan Agreement permits the Company to borrow up to $50.0 million to finance the Company's acquisition and development projects at a rate equal to, at the Company's option, the prime rate or LIBOR plus a spread of 1.0% to 2.25%, depending upon borrowing levels. The Loan Agreement also provides for a fee ranging between .15% and .40% of unused commitments based on borrowing levels. The Loan Agreement also prohibits the payment of dividends and contains covenants relating to the ratio of debt to net worth, operating performance and minimum net worth. The Company was in compliance with all covenants at March 31, 1998.



     On November 20, 1996, the Company issued shares of its Series A Preferred Stock and Series B Preferred Stock to certain unaffiliated institutional investors for net cash proceeds of approximately $5.0 million. The purpose of the offering was to fund the acquisition and development of surgery centers and to provide other working capital as needed prior to being in position to access capital markets as an independent public company. The Series A Preferred Stock, which had a liquidation value of $3.0 million and was subject to redemption at any time at the option of the Company, upon the occurrence of certain events and in 2002 at the option of the holders, was converted during the three months ended March 31, 1998 by its holders into 380,952 shares of Class A Common Stock using a conversion ratio based on market price of the Class A Common Stock pursuant to the provisions of the Company's Charter. Upon the occurrence of certain events, including an Initial Public Offering (as that term is defined in the Company's Charter), the Series B Preferred Stock will automatically convert into a number of shares of Class A Common Stock that approximates 6% of the equity of the Company determined as of November 20, 1996, with that percentage being ratably increased to 8% of the equity of the Company if a triggering event has not occurred by November 20, 2000. This Offering, if consummated, will constitute such a triggering event, and the Series B Preferred Stock will convert into approximately 607,500 shares of Class A Common Stock. If a triggering event does not occur by November 20, 2002, the holders of the Series B Preferred Stock will have the right to sell such preferred stock to the Company on an as-if-converted basis at the current market price of the underlying Class A Common Stock.


     Historically, the Company depended on AHC for the majority of its equity financing. A principal purpose of the Distribution was to permit the Company to have access to public debt and equity capital markets as an independent public company. While the Company anticipates that its operating activities will continue to provide increased revenues and cash flow, the Company will require additional financing in order to fund its development and acquisition plans and to achieve its long-term strategic growth plans. This additional financing could take the form of a private or public offering of debt or equity securities or additional bank financing. No assurances can be given that the necessary financing will be obtainable on terms satisfactory to the Company. The failure to raise the funds necessary to finance its future cash requirements could adversely affect the Company's ability to pursue its strategy and could adversely affect its results of operations for future periods.

YEAR 2000

     The Company is evaluating the Year 2000 issues and the impact upon information systems and computer technologies. While certain applications in system software critical to processing financial and operational information are Year 2000 compliant, the Company expects to incur some costs in testing and implementing updates to such software. The Company is also evaluating the impact of the Year 2000 on other computer technologies and software. All costs to evaluate and make modifications will be expensed as incurred and are not expected to have a significant impact on the Company's ongoing results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS


     Statement of Financial Accounting Standard ("SFAS") No. 130 "Reporting Comprehensive Income" became effective for the Company during the first quarter of 1998 and its adoption did not have a material impact on the Company's financial reporting practices. SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" becomes effective for the Company for the year ended December 31, 1998. The Company is still evaluating the effects of adopting this statement, but does not expect its adoption to have a material effect on the Company's consolidated financial statements.



     Statement of Position ("SOP") No. 98-5 "Reporting on the Costs of Start-Up Activities" becomes effective for the Company for the year ended December 31, 1999. SOP No. 98-5 requires that start-up costs be expensed as incurred and that upon adoption, all deferred start-up costs be expensed as a cumulative effect of a change in accounting principle. The Company does not anticipate that the adoption of SOP No. 98-5 will have a material effect on the Company's financial position or ongoing results of operations.

                                    BUSINESS


     The Company develops, acquires and operates practice-based ambulatory surgery centers, in partnership with physician practice groups, throughout the United States. As of May 1, 1998, the Company owned a majority interest in 44 surgery centers and a minority interest in one center in 20 states and the District of Columbia. The Company also had six centers under development, had executed letters of intent to develop or acquire six additional centers and had two centers awaiting CON approval. The Company believes that it is a leader in the ownership and operation of practice-based ambulatory surgery centers.


     The Company's centers are licensed for outpatient surgery, are generally equipped and staffed for a single medical specialty and are usually located in or adjacent to the offices of a physician group practice. The Company has targeted ownership in centers that perform gastrointestinal endoscopy, ophthalmology, urology, orthopaedics or otolaryngology procedures. Surgical procedures associated with these specialties include many types of high volume, lower-risk procedures that are appropriate for the practice-based setting. The Company believes its single specialty centers have significantly lower capital and operating costs than hospital and freestanding ambulatory surgery center alternatives that are designed to accommodate a broader array of surgical specialties and procedures. In addition, the practice-based surgery center provides a more convenient setting for the patient and for the physician performing the procedure.


     The Company is utilizing its surgery centers in selected markets as a base to develop start-up specialty physician networks that are designed to serve large numbers of covered lives and thus strengthen the Company's position in contracting with managed care organizations. As of May 1, 1998, the Company had established five start-up specialty physician networks, located in Alabama, Florida, Ohio, Tennessee and Texas.


INDUSTRY OVERVIEW

     In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of healthcare expenditures. These cost-containment measures, together with technological advances, have resulted in a significant shift in the delivery of healthcare services away from traditional inpatient hospitals to more cost-effective alternate sites, including ambulatory surgery centers.

     According to SMG Marketing Group Inc.'s Freestanding Outpatient Surgery Center Directory (June 1997), an industry publication, outpatient surgical procedures represented approximately 69% of all surgical procedures performed in the United States in 1996 and the number of outpatient surgery cases increased 54% from 3.1 million in 1993 to 4.8 million in 1996. As of December 31, 1996, there were 2,425 freestanding ambulatory surgery centers in the United States, of which 171 were owned by hospitals and 607 were owned by corporate entities. The remaining 1,647 centers were independently owned, primarily by physicians.

     The Company believes that the following factors have contributed to the growth of ambulatory surgery:

          Cost-Effective Alternative. Ambulatory surgery is generally less expensive than hospital inpatient surgery. In addition, the Company believes that surgery performed at a practice-based ambulatory surgery center is generally less expensive than hospital-based ambulatory surgery for a number of reasons, including lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on cost containment. Interest in ambulatory surgery centers has grown as managed care organizations have continued to seek a cost-effective alternative to inpatient services.

          Physician and Patient Preference. The Company believes that many physicians prefer practice-based ambulatory surgery centers. The Company believes that such centers enhance physicians' productivity by providing them with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, allowing them to perform more surgeries in a defined period of time. In contrast, hospitals and freestanding multi-specialty ambulatory surgery centers generally serve a broader group of physicians, including those involved with emergency procedures, resulting in postponed or delayed surgeries. Additionally, many physicians choose to perform surgery in a practice-based ambulatory surgery center because their patients prefer the simplified admissions and discharge procedures and the less institutional atmosphere.

          New Technology. New technology and advances in anesthesia, which have been increasingly accepted by physicians, have significantly expanded the types of surgical procedures that are being performed in ambulatory surgery centers. Lasers, enhanced endoscopic techniques and fiber optics have reduced the trauma and recovery time associated with many surgical procedures. Improved anesthesia has shortened recovery time by minimizing post-operative side effects such as nausea and drowsiness, thereby avoiding, in some cases, overnight hospitalization.

STRATEGY

     The Company believes it is a leader in the development, acquisition and operation of practice-based ambulatory surgery centers. The key components of the Company's strategy are:

          Develop and Acquire Practice-Based Ambulatory Surgery Centers. The Company expects to grow through a combination of acquisitions and development of single specialty centers throughout the United States. Although the Company historically has grown primarily by acquisition of existing centers, it anticipates that its future growth will come increasingly from development of new practice-based ambulatory surgery centers.

          Achieve Growth in Surgery Center Revenues and Profitability. The Company enhances physician productivity and promotes increased same-center revenues and profitability by creating operating efficiencies, including improved scheduling, group purchasing programs and the clinical efficiencies associated with operating a single specialty surgery center. In addition, the Company's operations are designed to attract additional managed care contracts by emphasizing convenience, a single specialty focus, lower cost procedures and the ability to contract for large numbers of covered lives.

          Develop Specialty Networks. Utilizing single specialty ambulatory surgery centers to provide a cost advantage, the Company's strategy has evolved to include the development and ownership of specialty physician networks which offer specialty physician services, as well as outpatient surgery procedures with wide geographic coverage to managed care payers. These specialty networks will be developed in selected markets to provide broad geographic patient access points in the market through the network participation of high quality and strategically located practices.


          As part of this strategy, the Company has established and is the majority owner of five start-up specialty physician networks. By establishing these networks, the Company believes it will be able to obtain additional contracts with managed care payers and increase the profitability of its surgery centers and associated physician practices.


ACQUISITION AND DEVELOPMENT OF SURGERY CENTERS

     The Company's practice-based ambulatory surgery centers are licensed outpatient surgery centers generally equipped and staffed for a single medical specialty and generally are located in or adjacent to a physician group practice. The Company has targeted ownership in centers that perform gastrointestinal endoscopy, ophthalmology, urology, orthopaedics or otolaryngology procedures. These specialties perform many high volume, lower-risk procedures that are appropriate for the practice-based setting. The focus at each center on only the procedures in a single specialty results in these centers generally having significantly lower capital and operating costs than the costs of hospital and freestanding ambulatory surgery center alternatives that are designed to provide more intensive services in a broader array of surgical specialties. In addition, the practice-based surgery center, which is located in or adjacent to the group practice, provides a more convenient setting for the patient and for the physician performing the procedure. Improvements in technology are also enabling additional types of procedures to be performed in the practice-based setting.

     The Company's development staff identifies existing centers that are potential acquisition candidates and identifies physician practices that are potential partners for new center development in the medical specialties which the Company has targeted for development. These candidates are evaluated against the Company's project criteria which include several factors such as the number of procedures currently being performed by the practice, competition from and the fees being charged by other surgical providers, relative competitive market position of the physician practice under consideration, and state CON requirements for development of a new center.

     In presenting the advantages to physicians of developing a new practice-based ambulatory surgery center in partnership with the Company, the Company's development staff emphasizes the proximity of a practice-based surgery center to a physician's office, the simplified administrative procedures, the ability to schedule consecutive cases without preemption by inpatient or emergency procedures, the rapid turnaround time between cases, the high technical competency of the center's clinical staff that performs only a limited number of specialized procedures and the availability of state-of-the-art surgical equipment. The Company also focuses on its expertise in developing and operating centers. In addition, as part of the Company's role as the general partner or manager of the surgery center partnerships and limited liability companies, the Company markets the centers to third party payers.

     In a development project, the Company, among other things, provides the following services:

     - Financial feasibility pro forma analysis;
     - Assistance in state CON approval process;
     - Site selection;
     - Assistance in space analysis and schematic floor plan design;
     - Analysis of local, state and federal building codes;
     - Negotiation of equipment financing with lenders;
     - Equipment budgeting, specification, bidding and purchasing;
     - Construction financing;
     - Architectural oversight;
     - Contractor bidding;
     - Construction management; and
     - Assistance with licensing, Medicare certification and third party payer contracts.

     The Company's ownership interests in practice-based ambulatory surgery centers generally are structured through limited or general partnerships or limited liability companies. The Company generally owns 51% to 70% of the partnerships or limited liability companies and acts as the general partner in each limited partnership. In development transactions, capital contributed by the physicians and the Company plus bank financing provides the partnership or limited liability company with the funds necessary to construct and equip a new surgery center and to provide initial working capital.

     As part of each development and acquisition transaction, the Company enters into a partnership agreement or, in the case of a limited liability company, an operating agreement with its physician group partner. Under these agreements, the Company receives a percentage of the net income and cash distributions of the entity equal to its percentage interest in the entity and has the right to the same percentage of the proceeds of a sale or liquidation of the entity. As sole general partner, the Company is generally liable for the debts of the partnership.

     These agreements generally provide that the Company will oversee the business and administrative operations of the surgery center, and that the physician group partner will provide the center with a medical director, and with certain specified services such as billing and collections, transcription, and accounts payable processing. In connection with the Company's management of the business operations at each center, the Company historically received a management fee paid by the partnership or limited liability company. The partnership or limited liability company also paid a physician group partner a medical director fee and a fee for providing certain administrative services to the center. Because the management fee usually approximates the value of services provided to the center by the physician practice, on an ongoing basis, the Company has structured its agreements so that the Company generally no longer provides for any of such fees. Now, the respective parties are required to provide the services pursuant to the terms of the partnership or operating agreement. For start-up centers that are being developed, the partnership or limited liability company generally pays a fee to the Company for management of the planning, construction and opening of the center.

     In addition, these agreements typically provide that the partnership or limited liability company will lease certain non-physician personnel from the physician practice, who will provide services at the center. The cost of the salary and benefits of these personnel are reimbursed to the practice by the partnership or limited liability company. Certain significant aspects of the partnership's or limited liability company's governance are overseen by an operating board, which is comprised of equal representation by the Company and the physician partners.

     The partnership and operating agreements provide that if certain regulatory changes take place the Company will be obligated to purchase some or all of the minority interests of the physicians affiliated with the Company in the partnerships or limited liability companies which own and operate the Company's surgery centers. The regulatory changes that could trigger such an obligation include changes that: (i) make the referral of Medicare and other patients to the Company's surgery centers by physicians affiliated with the Company illegal;
(ii) create the substantial likelihood that cash distributions from the partnership or limited liability company to the physicians associated therewith will be illegal; or (iii) cause the ownership by the physicians of interests in the partnerships or limited liability companies to be illegal. There can be no assurance that the Company's existing capital resources would be sufficient for it to meet the obligation, if it arises, to purchase minority interests held by physicians in the partnerships or limited liability companies which own and operate the Company's surgery centers. The determination of whether a triggering event has occurred is made by the concurrence of counsel for the Company and the physician partners or, in the absence of such concurrence, by independent counsel having an expertise in healthcare law and who is chosen by both parties. Such determination is therefore not within the control of the Company. While the Company has structured the purchase obligations to be as favorable as possible to the Company, the triggering of these obligations could have a material adverse effect on the financial condition and results of operations of the Company. See "-- Government Regulation."

SURGERY CENTER LOCATIONS


     The following table sets forth certain information relating to centers in operation as of May 1, 1998. The Company generally owns 51% to 70% of the partnerships or limited liability companies that own and operate each of the centers.

                                                            YEAR OR
                                                              DATE                      OPERATING OR
                                                           ORIGINALLY    ACQUISITION     PROCEDURE
LOCATION                                  SPECIALTY          OPENED         DATE           ROOMS
--------                                  ---------        ----------    -----------    ------------
ACQUIRED CENTERS:
Knoxville, Tennessee.................  Gastroenterology       1987       Nov. 1992           7
Topeka, Kansas.......................  Gastroenterology       1990       Nov. 1992           4
Nashville, Tennessee.................  Gastroenterology       1989       Nov. 1992           3
Nashville, Tennessee.................  Gastroenterology       1988       Dec. 1992           3
Washington, D.C......................  Gastroenterology       1990       Nov. 1993           3
Melbourne, Florida...................  Ophthalmology          1986       Nov. 1993           3
Torrance, California.................  Gastroenterology       1990       Feb. 1994           2
Sebastopol, California...............  Ophthalmology          1988       Apr. 1994           2
Maryville, Tennessee.................  Gastroenterology       1992       Jan. 1995           3
Miami, Florida.......................  Gastroenterology       1995       Apr. 1995           7
Panama City, Florida.................  Gastroenterology       1993       July 1996           3
Ocala, Florida.......................  Gastroenterology       1993       Aug. 1996           3
Columbia, South Carolina.............  Gastroenterology       1988       Oct. 1996           3
Wichita, Kansas......................  Orthopaedics           1991       Nov. 1996           3
Minneapolis, Minnesota...............  Gastroenterology       1993       Nov. 1996           2
Crystal River, Florida...............  Gastroenterology       1994       Jan. 1997           3
Abilene, Texas.......................  Ophthalmology          1987       Mar. 1997           2
Fayetteville, Arkansas...............  Gastroenterology       1992        May 1997           2
Independence, Missouri...............  Gastroenterology       1994       Sept. 1997          2
Kansas City, Missouri................  Gastroenterology       1995       Sept. 1997          2
Phoenix, Arizona.....................  Ophthalmology          1995       Jan. 1998           4
Denver, Colorado.....................  Gastroenterology       1994       Mar. 1998           4
Sun City, Arizona....................  Ophthalmology          1984       Apr. 1998           6
DEVELOPED CENTERS:
Santa Fe, New Mexico.................  Gastroenterology    May 1994      --                  3
Tarzana, California..................  Gastroenterology    July 1994     --                  3
Beaumont, Texas......................  Gastroenterology    Oct. 1994     --                  3
Abilene, Texas.......................  Gastroenterology    Dec. 1994     --                  3
Knoxville, Tennessee.................  Ophthalmology       June 1996     --                  2
West Monroe, Louisiana...............  Gastroenterology    June 1996     --                  2
Miami, Florida.......................  Gastroenterology    Sept. 1996    --                  3
Sidney, Ohio.........................  Ophthalmology       Dec. 1996     --                  3
                                       Urology
                                       General Surgery
                                       Otolaryngology
Montgomery, Alabama..................  Ophthalmology       May 1997      --                  2
Willoughby, Ohio.....................  Gastroenterology    July 1997     --                  2
Milwaukee, Wisconsin.................  Gastroenterology    July 1997     --                  2
Chevy Chase, Maryland................  Gastroenterology    July 1997     --                  2
Melbourne, Florida...................  Gastroenterology    Aug. 1997     --                  2
Lorain, Ohio.........................  Gastroenterology    Aug. 1997     --                  2
Hillmont, Pennsylvania...............  Gastroenterology    Oct. 1997     --                  2
Minneapolis, Minnesota...............  Gastroenterology    Nov. 1997     --                  2
Hialeah, Florida.....................  Gastroenterology    Dec. 1997     --                  3
Cleveland, Ohio......................  Ophthalmology       Dec. 1997     --                  2
Evansville, Indiana..................  Ophthalmology       Jan. 1998     --                  2
Cincinnati, Ohio.....................  Gastroenterology    Jan. 1998     --                  2
Salt Lake City, Utah.................  Gastroenterology    Apr. 1998     --                  2
Kansas City, Kansas..................  Gastroenterology    Apr. 1998     --                  4

     The Company's partnerships and limited liability companies lease certain of the real property in which its centers operate and the equipment used in certain of its centers, either from the physician partners or from unaffiliated parties.

SURGERY CENTER OPERATIONS


     The Company generally designs, builds, staffs and equips each of its facilities to meet the specific needs of a single specialty physician practice group. The Company's typical ambulatory surgery center averages 3,000 square feet and is located adjacent to or in the immediate vicinity of the specialty physicians' offices. Each center developed by the Company typically has two to three operating or procedure rooms with areas for reception, preparation, recovery and administration. As of May 1, 1998, 34 of the Company's centers in operation performed gastrointestinal endoscopy procedures, nine centers performed ophthalmology procedures, one center performed orthopaedic procedures and one center performed ophthalmology, urology, general surgery and otolaryngology procedures. The procedures performed at the Company's centers generally do not require an extended recovery period following the procedures. The Company's centers are typically staffed with three to five clinical professionals and administrative personnel, some of whom may be shared with the physician practice group. The clinical staff includes nurses and surgical technicians.


     The types of procedures performed at each center depend on the specialty of the practicing physicians. The typical procedures performed or to be performed most commonly at the Company's centers in operation or under development within each specialty are:

     - Gastroenterology -- colonoscopy and endoscopy procedures
     - Ophthalmology -- cataracts and retinal laser surgery
     - Orthopaedics -- knee arthroscopy and carpal tunnel repair
     - Urology -- cystoscopy and biopsy
     - Otolaryngology -- myringotomy and tonsillectomy

     The Company markets its surgery centers and networks directly to third-party payers, including HMOs, preferred provider organizations ("PPOs"), other managed care organizations and employers. Payer-group marketing activities conducted by the Company's management and center administrators emphasize the high quality of care, cost advantages and convenience of the Company's surgery centers and are focused on making each center an approved provider under local managed care plans. In addition, the Company is pursuing relationships with selected physician groups in its markets in order to market a comprehensive specialty physician network that includes its surgery centers to managed care payers.

JCAHO ACCREDITATION

     Twenty of the Company's surgery centers are currently accredited by the Joint Commission for the Accreditation of Healthcare Organizations ("JCAHO") and 17 additional surgery centers are scheduled for accreditation surveys during 1998. Of the accredited centers, all have received three-year certification with 15 of the 20 receiving commendation. The Company believes that JCAHO accreditation is the quality benchmark for managed care organizations. Many managed care organizations will not contract with a facility until it is JCAHO accredited. The Company believes that its historical performance in the accreditation process reflects the Company's commitment to providing high quality care in its surgery centers.

SPECIALTY PHYSICIAN NETWORKS

     Managed care organizations with significant numbers of covered lives are seeking to direct large numbers of patients to high-quality, low-cost providers and provider groups. The Company believes that specialty physician networks that include its practice-based surgery centers are attractive to managed care organizations because of the geographic coverage of the network, the lower costs associated with treatment, the availability of the complete delivery system for a specific specialty and high levels of patient satisfaction. As a result, the Company believes the development of such networks will position it to capture an increased volume of managed care contracts, including capitated contracts, and will increase the market share and profitability of the Company's surgery centers and physician practices.

     The Company does not expect that the specialty physician networks themselves will be a significant source of income for the Company. These networks were and will be formed primarily as a contracting vehicle to generate revenues for the Company's practice-based surgery centers and physician practices.


     As of March 31, 1998, the Company had established and was the majority owner and operator of five start-up specialty physician networks consisting of a gastroenterology network in Miami and four ophthalmology/eye care networks located in Knoxville, Tennessee; Montgomery, Alabama; Cleveland, Ohio; and Abilene, Texas. These networks had not generated any revenues as of March 31, 1998. Each specialty physician network is formed either as a limited partnership or limited liability company in which the Company owns a majority interest. Individual physicians practicing in the medical specialty on which the network focuses own the minority interests in the network. These minority physician owners, who may or may not be affiliated with a Company surgery center or physician practice, provide the medical services to the patient population covered by the contracts the network enters into with managed care payers. Following the establishment of a network, the Company provides management services and marketing services to the network in an effort to secure patient service contracts with managed care payers. Fees paid by these networks to the Company are nominal and generally are intended to cover only the Company's cost in providing such services.



     In addition, as part of its network development strategy, in January 1996 and January 1997 the Company acquired a majority interest in the assets of two physician practices in Miami, Florida. As a result of the Company's experience in developing specialty physician networks, the Company does not believe that ownership of physician practices is required in order to establish a specialty physician network. In May 1998, the Board of Directors approved a plan for the Company to dispose of its physician practice interests as part of an overall strategy to exit the practice management business and focus solely on the development, acquisition and operation of ambulatory surgery centers and specialty networks.


REVENUES

     The Company's principal source of revenues is a facility fee charged for surgical procedures performed in its surgery centers. This fee varies depending on the procedure, but usually includes all charges for operating room usage, special equipment usage, supplies, recovery room usage, nursing staff and medications. Facility fees do not include the charges of the patient's surgeon, anesthesiologist or other attending physicians, which are billed directly to third-party payers by such physicians. The Company's other significant source of revenues is the fee for physician services performed by the two physician group practices in which the Company owns a majority interest.

     Practice-based ambulatory surgery centers and physician practices such as those in which the Company owns a majority interest depend upon third-party reimbursement programs, including governmental and private insurance programs, to pay for services rendered to patients. The Company derived approximately 37% of its net revenues from governmental healthcare programs, including Medicare and Medicaid, in 1997. The Medicare program currently pays ambulatory surgery centers and physicians in accordance with fee schedules which are prospectively determined. On or before January 1, 1999, outpatient surgery services will be reimbursed by Medicare under a revised prospective payment system, utilizing approximately 100 ambulatory patient classifications, rather than the eight codes currently utilized. There can be no assurance that the Company's revenues will not be adversely affected under this revised payment system. There may be continuing legislative and regulatory initiatives to limit the rate of increase in expenditures under the Medicare and Medicaid programs in an effort to curtail or reduce the federal budget deficit. These limitations, if enacted, may negatively impact the Company's revenues and operations.

     In addition to payment from governmental programs, ambulatory surgery centers derive a significant portion of their net revenues from private healthcare reimbursement plans. These plans include both standard indemnity insurance programs, as well as managed care structures such as PPOs, HMOs and other similar structures. The strengthening of managed care systems nationally has resulted in substantial competition among providers of services, including providers of surgery center services with greater financial resources and market penetration than the Company, to contract with these systems. The Company believes that all payers, both governmental and private, will continue their efforts over the next several years to reduce healthcare costs and that their efforts generally will result in a less stable market for healthcare services. While no assurances can be given concerning the ultimate success of the Company's efforts to contract with healthcare payers, the Company believes that its position as a low-cost alternative for certain surgical procedures should enable the Company's centers to compete effectively in the evolving healthcare marketplace.

     Approximately 11% of the Company's revenues for 1997 were generated by capitated payment contracts with HMOs. These revenues generally were attributable to contracts held by physician practices and a surgery center in which the Company holds a majority interest. These contracts require the practices to provide specialty physician and certain outpatient surgery services for the HMO members on an exclusive basis. These contracts do not require the practices to provide or to be at risk for hospital or other ancillary services such as laboratory or imaging services. The services required by these contracts are provided almost solely by surgery centers and the physician practices in which the Company owns a majority interest. Because the Company is only at risk for the cost of providing relatively limited healthcare services to these HMO members, the Company's risk of overutilization by HMO members is limited to the cost of the physician's time and the supply, drug and nursing staff expense required for outpatient surgery.

COMPETITION

     The Company encounters competition in two separate areas: competition with other companies for its physician partnership relationships and competition with other providers for patients and for contracting with managed care payers in each of its markets.

     Competition for Partnership Relationships. The Company believes that it does not have a direct competitor in the development of practice-based ambulatory surgery centers across the specialties of gastroenterology, ophthalmology, otolaryngology, urology, and orthopaedic surgery. There are, however, several large, publicly-held companies, or divisions or subsidiaries of large publicly-held companies, that develop freestanding multi-specialty surgery centers, and these companies may compete with the Company in the development of centers.

     Many physician groups develop surgery centers without a corporate partner. It is generally difficult, however, in the rapidly evolving healthcare industry, for a single practice to create effectively the efficient operations and marketing programs necessary to compete with other provider networks and companies. Because of this, as well as the financial investment necessary to develop surgery centers, physician groups are attracted to corporate partners, such as the Company. Other factors that may influence the physicians' decisions concerning the choice of a corporate partner are the potential corporate partner's experience, reputation and access to capital.

     There are several companies, many in niche markets, that acquire existing practice-based ambulatory surgery centers and specialty physician practices. Many of these competitors have greater resources than the Company. Most of the Company's competitors acquire centers through the acquisition of the related physician practice. The principal competitive factors that affect the ability of the Company and its competitors to acquire surgery centers are price, experience and reputation, access to capital and willingness to acquire a surgery center without acquiring the physician practice.

     While there are a few national networking companies that specialize in the establishment and operation of single specialty networks similar to the Company's networks, most networks are either multi-specialty or primary care based. The competitive factors the Company primarily experiences in the development of specialty networks include the ability to attract physician practice groups to the network and to achieve market penetration and geographic coverage.

     Competition for Patients and Managed Care Contracts. The Company believes that its surgery centers can provide lower-cost, high quality surgery in a more comfortable environment for the patient in comparison to hospitals and to freestanding surgery centers with which the Company competes for managed care contracts. In addition, the existence of the Company's specialty physician networks are designed to provide the geographic access within local markets that managed care companies desire. Competition for managed care contracts with other providers is focused on pricing of services, quality of services, and affiliation with key physician groups in a particular market.

GOVERNMENT REGULATION

     The healthcare industry is subject to extensive regulation by a number of governmental entities at the federal, state and local level. Regulatory activities affect the business activities of the Company by controlling the Company's growth, requiring licensure and certification for its facilities, regulating the use of the Company's properties, and controlling reimbursement to the Company for the services it provides.

     CONs and State Licensing. CON regulations control the development of ambulatory surgery centers in certain states. CONs generally provide that prior to the expansion of existing centers, the construction of new centers, the acquisition of major items of equipment or the introduction of certain new services, approval must be obtained from the designated state health planning agency. State CON statutes generally provide that, prior to the construction of new facilities or the introduction of new services, a designated state health planning agency must determine that a need exists for those facilities or services. The Company's development of ambulatory surgery centers generally focuses on states that do not require CONs. However, acquisitions of existing surgery centers, even in states that require CONs for new centers, generally do not require CON regulatory approval.

     State licensing of ambulatory surgery centers is generally a prerequisite to the operation of each center and to participation in federally funded programs, such as Medicare and Medicaid. Once a center becomes licensed and operational, it must continue to comply with federal, state and local licensing and certification requirements in addition to local building and life safety codes. In addition, every state imposes licensing requirements on individual physicians, and facilities and services operated and owned by physicians. Physician practices are also subject to federal, state and local laws dealing with issues such as occupational safety, employment, medical leave, insurance regulations, civil rights and discrimination, and medical waste and other environmental issues.

     Corporate Practice of Medicine. The Company is not required to obtain a license to practice medicine in any jurisdiction in which it owns and operates an ambulatory surgery center, because the surgery centers are not engaged in the practice of medicine. The physicians who perform procedures at the surgery centers are individually licensed to practice medicine. The group practices, with the exception of the two physician practices majority owned by the Company, are not affiliated with the Company other than through the physicians' ownership in the partnerships and limited liability companies that own the surgery centers. The Company owns a majority interest in two group practices in Florida, a state which permits physicians to practice medicine through an entity that is not wholly owned by physicians. All third party payer contracts for physician services are in the name of the group practice entities in which the Company owns a majority interest. The physicians associated with these group practices provide medical services to the patients of the practice entities and are compensated for these services pursuant to either an employment contract or an independent contractor arrangement with the practice entity. The Company's operations do not require the Company to otherwise obtain any license to practice medicine in any other jurisdiction. A recent ruling by the Florida Board of Medicine that an agreement between a physician practice and a practice management company constituted impermissible fee-splitting, if upheld on judicial appeal, would cause the Company to restructure its relationship with one of the two group practices. The Company does not believe that any such restructuring would have a material adverse effect on the Company.

     Insurance and Antitrust Laws. Laws in all states regulate the business of insurance and the operation of HMOs. Many states also regulate the establishment and operation of networks of healthcare providers. The Company believes that its operations are in compliance with these laws in the states in which it currently does business. The NAIC recently endorsed a policy proposing the state regulation of risk assumption by healthcare providers. The policy proposes prohibiting providers from entering into capitated payment or other risk sharing contracts except through HMOs or insurance companies. Several states have adopted regulations implementing the NAIC policy in some form. In states where such regulations have been adopted, healthcare providers will be precluded from entering into capitated contracts directly with employers and benefit plans other than HMOs and insurance companies.

     The Company and its affiliated groups may in the future enter into additional contracts with managed care organizations, such as HMOs, whereby the Company and its affiliated groups would assume risk in connection with providing healthcare services under capitation arrangements. If the Company or its affiliated groups are considered to be in the business of insurance as a result of entering into such risk sharing arrangements, they could become subject to a variety of regulatory and licensing requirements applicable to insurance companies or HMOs, which could have a material adverse effect upon the Company's ability to enter into such contracts.

     With respect to managed care contracts that do not involve capitated payments or some other form of financial risk sharing, federal and state antitrust laws restrict the ability of healthcare provider networks such as the Company's specialty physician networks to negotiate payments on a collective basis.

     Reimbursement. The Company depends upon third-party programs, including governmental and private health insurance programs, to reimburse it for services rendered to patients in its ambulatory surgery centers. In order to receive Medicare reimbursement, each ambulatory surgery center must meet the applicable conditions of participation set forth by the Department of Health and Human Services ("DHHS") relating to the type of facility, its equipment, personnel and standard of medical care, as well as compliance with state and local laws and regulations, all of which are subject to change from time to time. Ambulatory surgery centers undergo periodic on-site Medicare certification surveys. Each of the Company's existing centers is certified as a Medicare provider. Although the Company intends for its centers to participate in Medicare and other government reimbursement programs, there can be no assurance that these centers will continue to qualify for participation.

     Medicare-Medicaid Illegal Remuneration Provisions. The anti-kickback statute makes unlawful knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate) directly or indirectly to induce or in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under Medicare or Medicaid. Violation is a felony punishable by a fine of up to $25,000 or imprisonment for up to five years, or both. The Medicare and Medicaid Patient Program Protection Act of 1987 (the "1987 Act") provides administrative penalties for healthcare practices which encourage overutilization or illegal remuneration when the costs of services are reimbursed under the Medicare program. Loss of Medicare certification and severe financial penalties are included among the 1987 Act's sanctions. The 1987 Act, which adds to the criminal penalties under preexisting law, also directs the Inspector General of the DHHS to investigate practices which may constitute overutilization, including investments by healthcare providers in medical diagnostic facilities, and to promulgate regulations establishing exemptions or "safe harbors" for investments by medical service providers in legitimate business ventures that will be deemed not to violate the law even though those providers may also refer patients to such a venture. Regulations identifying safe harbors were published in final form in July 1991 (the "Regulations").

     The Regulations set forth two specific exemptions or "safe harbors" related to "investment interests": the first concerning investment interests in large publicly traded companies ($50,000,000 in net tangible assets) and the second for investments in smaller entities. The partnerships and limited liability companies that own the Company's centers do not meet all of the criteria of either existing "investment interests" safe harbor as announced in the Regulations.

     While several federal court decisions have aggressively applied the restrictions of the anti-kickback statute, they provide little guidance as to the application of the anti-kickback statute to the Company's partnerships and limited liability companies. The Company believes that the physician partner's ownership interest in the Company's centers is in compliance with the current requirements of applicable federal and state law because among other factors:

          i. the partnerships and limited liability companies exist to effect legitimate business purposes, including the ownership, operation and continued improvement of quality, cost effective and efficient services to their patients;

          ii. the partnerships and limited liability companies function as an extension of the group practices of physicians who are affiliated with the surgery centers and the surgical procedures are performed personally by these physicians without referring the patients outside of their practice;

          iii. the physician partners have a substantial investment at risk in the partnership or limited liability company;

          iv. terms of the investment do not take into account volume of the physician partner's past or anticipated future services provided to patients of the centers;

          v. the physician partners are not required or encouraged as a condition of the investment to treat Medicare or Medicaid patients at the centers or to influence others to refer such patients to the centers for treatment;

          vi. neither the partnership, limited liability company, the Company subsidiary, nor any of their affiliates will loan any funds or guarantee any debt on behalf of the physician partners; and

          vii. distributions by the partnerships and limited liability companies are allocated uniformly in proportion to ownership interests.

     The Regulations also set forth a safe harbor for personal services and management contracts. Certain of the Company's partnerships and limited liability companies have entered into ancillary services agreements with their physician partners' group practice pursuant to which the practice provides the center with billing and collections, transcription, payables processing and payroll services. The consideration payable by the partnership or limited liability company for these services is based on the volume of services provided by the practice which is measured by the partnership or limited liability company's revenues. Although these relationships do not meet all of the criteria of the personal services and management contracts safe harbor, the Company believes that the ancillary services agreements are in compliance with the current requirements of applicable federal and state law because, among other factors, the fees payable to the physician practice approximate the practice's cost of providing the services thereunder.

     Notwithstanding the Company's belief that the relationship of physician partners to the Company's surgery centers should not constitute illegal remuneration under the anti-kickback statute, no assurances can be given that a federal or state agency charged with enforcement of the anti-kickback statute and similar laws might not assert a contrary position or that new federal or state laws might not be enacted that would cause the physician partners' relationships with the Company's centers to become illegal, or result in the imposition of penalties on the Company or certain of its facilities. Even the assertion of a violation could have a material adverse effect upon the Company.

     Prohibition on Physician Ownership of Healthcare Facilities. The so-called "Stark II" provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") amend the federal Medicare statute to prohibit the making by a physician of referrals for "designated health services" to an entity in which the physician has an investment interest or other financial relationship, subject to certain exceptions. A referral under Stark II that does not fall within an exception is strictly prohibited. This prohibition took effect on January 1, 1995. Sanctions for violating Stark II can include civil monetary penalties and exclusion from Medicare and Medicaid.

     Ambulatory surgery is not identified as a "designated health service", and the Company, therefore, does not believe that ambulatory surgery is otherwise subject to the restrictions set forth in Stark II. Proposed regulations pursuant to Stark II that were published on January 9, 1998 specifically provide that services provided in an ambulatory surgery center and reimbursed under the composite payment rate are not designated health services. However, unfavorable final Stark II regulations or subsequent adverse court interpretations concerning similar provisions found in recently enacted state statutes could prohibit reimbursement for treatment provided by the physicians affiliated with the Company's centers to their patients. The Company cannot predict whether other regulatory or statutory provisions will be enacted by federal or state authorities which would prohibit or otherwise regulate relationships which the Company has established or may establish with other healthcare providers or the possibility of material adverse effects on its business or revenues arising from such future actions. The Company believes, however, that it will be able to adjust its operations so as to be in compliance with any regulatory or statutory provision, as may be applicable.

     The Company is subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim (or causing a claim to be presented) for payment from Medicare, Medicaid or other third party payers that is false or fraudulent. The standard for "knowing and willful" often includes conduct that amounts to a reckless disregard for whether accurate information is presented by claims processors. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare program, and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly, or by a qui tam plaintiff on the government's behalf. Under the False Claims Act, both the government and the private plaintiff, if successful, are permitted to recover substantial monetary penalties, as well as an amount equal to three times actual damages. In recent cases, some qui tam plaintiffs have taken the position that violations of the anti-kickback statute and Stark II should also be prosecuted as violations of the federal False Claims Act. The Company believes that it has procedures in place to ensure the accurate completion of claims forms and requests for payment. However, the laws and regulations defining the proper parameters of proper Medicare or Medicaid billing are frequently unclear and have not been subjected to extensive judicial or agency interpretation. Billing errors can occur despite the Company's best efforts to prevent or correct them, and no assurances can be given that the government will regard such errors as inadvertent and not in violation of the False Claims Act or related statutes.

     Under its agreements with its physician partners, the Company is obligated to purchase the interests of the physicians at the greater of the physicians' capital account or a multiple of earnings in the event that their continued ownership of interests in the partnerships and limited liability companies becomes prohibited by the statutes or regulations described above. The determination of such a prohibition is required to be made by counsel of the Company in concurrence with counsel of the physician partners, or if they cannot concur, by a nationally recognized law firm with an expertise in healthcare law jointly selected by the Company and the physician partners. The interest required to be purchased by the Company will not exceed the minimum interest required as a result of the change in the statute or regulation causing such prohibition.

PROPERTIES


     The Company's principal executive offices are located in Nashville, Tennessee and contain an aggregate of approximately 15,000 square feet of office space, which the Company subleases from AHC pursuant to an agreement that expires in December 1999. The Company's partnerships and limited liability companies generally lease space for their surgery centers. Forty-three of the centers and the physician practices in operation at May 1, 1998 lease space ranging from 1,200 to 13,500 square feet with remaining lease terms ranging from two to 18 years. Two centers in operation at May 1, 1998 are located in buildings owned indirectly by the Company.


EMPLOYEES

     As of December 31, 1997, the Company and its affiliated entities employed approximately 250 persons, 200 of whom were full-time employees and 50 of whom were part-time employees. Of the above, 64 were employed at the Company's headquarters in Nashville, Tennessee. In addition, approximately 190 employees are leased on a full-time basis and 110 are leased on a part-time basis from the associated physician practices. None of these employees are represented by a union. The Company believes its employee relations to be good.

LEGAL PROCEEDINGS AND INSURANCE

     From time to time, the Company may be named a party to legal claims and proceedings in the ordinary course of business. The Company is not aware of any claims or proceedings against it or its partnerships or limited liability companies that might have a material financial impact on the Company.

     Each of the Company's surgery centers and physician practices maintains separate medical malpractice insurance in amounts the Company deems adequate for its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information with respect to the directors and executive officers of the Company is set forth below. The Board of Directors is composed of seven persons who are divided into three classes, designated Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Each class of directors is elected for a three-year term, except that the initial term is for one year in the case of the Class I directors and two years in the case of the Class II directors. All executive officers are elected by the Board of Directors and serve until their successors are duly elected by the Board of Directors.


NAME                                AGE                    POSITION WITH THE COMPANY
----                                ---                    -------------------------
Ken P. McDonald...................  58    President, Chief Executive Officer and Director (Class II
                                            director with term expiring in 1999)
Claire M. Gulmi...................  44    Senior Vice President, Chief Financial Officer and
                                            Secretary
Royce D. Harrell..................  52    Senior Vice President, Operations, and Assistant Secretary
Rodney H. Lunn....................  47    Senior Vice President, Center Development
David L. Manning..................  48    Senior Vice President, Development
Thomas G. Cigarran................  55    Chairman of the Board (Class III director with term
                                            expiring in 2000)
James A. Deal.....................  47    Director (Class I director with term expiring in 2001)
Steven I. Geringer................  52    Director (Class I director with term expiring in 2001)
Debora A. Guthrie.................  42    Director (Class III director with term expiring in 2000)
Henry D. Herr.....................  51    Director (Class II director with term expiring in 1999)
Bergein F. Overholt, M.D..........  60    Director (Class III director with term expiring in 2000)


     Ken P. McDonald joined the Company in 1993 as a Vice President. Mr. McDonald became Executive Vice President and Chief Operating Officer in December 1994, President and a director in July 1996, and Chief Executive Officer in December 1997. Mr. McDonald was President of NASCO Data Systems, Inc., a distributor of IBM micro-computer products to the value-added reseller community, from 1988 until he joined the Company.

     Claire M. Gulmi joined the Company in September 1994 as Vice President and Chief Financial Officer. Ms. Gulmi became Senior Vice President in March 1997 and Secretary in December 1997. From 1991 to 1994, Ms. Gulmi served as Chief Financial Officer of Music Holdings, Inc., a music publishing and video distribution company.

     Royce D. Harrell joined the Company in October 1992 as Senior Vice President, Operations. Mr. Harrell served, in successive order from 1982 to 1992, as a Vice President of Development, Senior Vice President of Development and Senior Vice President, Operations of Forum Group, Inc., an owner and operator of retirement and healthcare communities.

     Rodney H. Lunn has been Senior Vice President of Center Development since 1992 and was a director from 1992 until February 1997. Mr. Lunn is a founding shareholder of the Company and was a principal of Practice Development Associates, Inc. ("PDA"), a company specializing in developing practice-based surgery centers, from March 1987 until it was acquired by the Company in 1992.

     David L. Manning has served as Senior Vice President of Development and Assistant Secretary of the Company since April 1992. Mr. Manning is a founding shareholder of the Company and co-founded and was a principal of PDA from March 1987 until its acquisition by the Company in 1992.

     Thomas G. Cigarran has served as Chairman of the Board since 1992. Mr. Cigarran served as Chief Executive Officer from January 1993 until December 1997, and President from January 1993 to July 1996.

Since December 1997, Mr. Cigarran has served as an advisor to the Company. Mr. Cigarran is a co-founder of AHC and has served as Chairman of the Board, President and Chief Executive Officer thereof since 1988. Mr. Cigarran also serves as a member of the Board of Directors of ClinTrials Research, Inc. and CorporateFamily Solutions, Inc.

     James A. Deal, a director of the Company since 1992, has served as Executive Vice President of AHC since May 1991 and as President of Diabetes Treatment Centers of America, Inc., an AHC subsidiary, since 1985.

     Steven I. Geringer, a director of the Company since March 1997, was President and Chief Executive Officer of PCS Health Systems, Inc., a unit of Eli Lilly & Company ("PCS"), and one of the nation's largest providers of managed pharmaceutical services to managed care organizations and health insurers, from June 1995 until June 1996, and President and Chief Operating Officer of PCS from May 1993 through May 1995. Prior to joining PCS, Mr. Geringer was a founder, Chairman and Chief Executive Officer of Clinical Pharmaceuticals, Inc. which was acquired by PCS.

     Debora A. Guthrie, a director of the Company since November 1996, has been President and Chief Executive Officer of the general partner of Capitol Health Partners, L.P., a Washington, D.C.-based venture fund specializing in healthcare industries since October 1995. Prior to forming Capitol Health Partners in 1995, Ms. Guthrie was President and Chief Executive Officer of Guthrie Capital Corporation, a venture management company providing financial advisory and investment banking services to healthcare companies in the Mid-Atlantic and Southeastern United States.

     Henry D. Herr, a director of the Company since 1992, has served as Executive Vice President of Finance and Administration and Chief Financial Officer of AHC since 1986 and a director of AHC since 1988. Since December 1997, Mr. Herr has served as an advisor to the Company. Mr. Herr served as Chief Financial Officer of the Company from April 1992 until September 1994, and as Secretary from April 1992 until December 1997.

     Bergein F. Overholt, M.D., a director of the Company since November 1992, is President of Gastrointestinal Associates, P.C. a gastrointestinal specialty group, and a partner in The Endoscopy Center, Knoxville, Tennessee, which owns a limited partnership interest in an ambulatory surgery center that is majority-owned and managed by the Company. Dr. Overholt also serves as Chairman, Laser/Hyperthermia Department, Thompson Cancer Survival Center in Knoxville, Tennessee and is an Associate Professor of Clinic Medicine, University of Tennessee in Knoxville, Tennessee.

     There are no family relationships, by blood, marriage or adoption, between or among any of the individuals listed above as directors or executive officers. Ms. Guthrie, an affiliate of Capitol Health Partners, L.P., was appointed to the Board of Directors in connection with the preferred stock equity financing in November 1996, in which Capitol Health Partners, L.P. purchased 18.2% of the Series A Preferred Stock and Series B Preferred Stock. See "Description of Capital Stock -- Preferred Stock."

COMMITTEES OF THE BOARD OF DIRECTORS

     In order to facilitate its various functions, the Board of Directors created several standing committees, including a Nominating Committee, a Compensation Committee and an Audit Committee.

     Nominating Committee. The principal function of the Nominating Committee is to recommend to the Board of Directors nominees for election to the Board. Members of the Nominating Committee are Ken P. McDonald, Thomas G. Cigarran and Bergein F. Overholt, M.D.

     Compensation Committee. No member of this committee is a former or current officer or employee of the Company. The functions of the Compensation Committee include recommending to the full Board of Directors the compensation arrangements for senior management and directors and the adoption of compensation and benefit plans in which officers and directors are eligible to participate, and granting options or other benefits under (and otherwise administering) such plans, including the Company's 1992 Stock Option

Plan (the "1992 Plan") and the Company's 1997 Stock Incentive Plan (the "1997 Plan"). Members of the Compensation Committee are Debora A. Guthrie and Steven
I. Geringer.

     Audit Committee. The principal functions of the Audit Committee are to recommend to the full Board of Directors the engagement or discharge of the Company's independent auditors; to review the nature and scope of the audit, including but not limited to a determination of the effectiveness of the audit effort through meetings held at least annually with the independent auditors of the Company and a determination through discussion with the auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; to review the qualifications and performance of the auditors, including but not limited to review of the plans and results of the auditing engagement and each professional service provided by the independent auditors; to review the financial organization and accounting practices of the Company, including but not limited to review of the Company's financial statements with the auditors and inquiry into the effectiveness of the Company's financial and accounting functions and internal controls through discussions with the auditors and the officers of the Company; and to recommend to the full Board of Directors policies concerning avoidance of employee conflicts of interest and to review the administration of such policies. Members of the Audit Committee are Debora
A. Guthrie, James A. Deal and Henry D. Herr.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors, other than those who are employees of the Company, receive an annual fee of $10,000, adjusted annually to reflect changes in the Consumer Price Index, U.S. All City Average Report, of the U.S. Bureau of Labor Statistics (the "CPI") for their services as directors and as members of any committees of the Board of Directors on which they serve. In addition, each non-employee director is reimbursed for out-of-pocket expenses incurred in attending Board of Directors' meetings and committee meetings. Also, Outside Directors (as defined below) are eligible to receive annual restricted stock awards ("Outside Director Restricted Stock") pursuant to the 1997 Plan. An "Outside Director" is a member of the Board of Directors who is not an officer or employee of the Company, its subsidiaries or affiliates. A director serving as medical director of the Company but not as an employee of the Company will be treated as an Outside Director for purposes of the 1997 Plan. On the date of each annual meeting of shareholders of the Company, each Outside Director who is elected or reelected to the Board of Directors or who otherwise continues as a director shall automatically receive on the date of the annual meeting of shareholders a grant of that number of shares of restricted Class A Common Stock having an aggregate fair market value on such date equal to $10,000, adjusted annually for changes in the CPI. Members of the Board of Directors who are employees of the Company will not receive any additional compensation for their services as directors or as members of committees.


     Each grant of Outside Director Restricted Stock shall vest in increments of one-third of the shares of Class A Common Stock subject to such grant, with the first one-third increment vesting on the date of grant, the second one-third increment vesting on the first anniversary of the date of grant and the final one-third increment vesting on the second anniversary of the date of grant, if the grantee is still a member of the Board of Directors on each of such dates. Until the earlier of (i) five years from the date of grant and (ii) the date on which the Outside Director ceases to serve as a director of the Company, no Outside Director Restricted Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution. Upon termination of an Outside Director's service as a member of the Board of Directors for any reason other than death, disability or retirement, all shares of Outside Director Restricted Stock not vested at such time will be forfeited. Upon termination of an Outside Director's service as a member of the Board of Directors due to death, disability or retirement, all shares of Outside Director Restricted Stock will immediately vest. Pursuant to
Section 9 of the 1997 Plan, during December 1997 and May 1998, each Outside Director received a grant of Outside Director Restricted Stock having an aggregate fair market value on such date equal in value to $10,000 on each of such dates.

EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during fiscal years 1997, 1996 and 1995 for the persons who, at the end of fiscal year 1997, were the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Prior to the Distribution, Thomas G. Cigarran served as Chief Executive Officer of the Company but received no compensation from or with respect to the Company.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                         ------------
                                                                           AWARDS/
                                                  ANNUAL COMPENSATION     SECURITIES
                                                  --------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
---------------------------                ----   ---------   --------   ------------   ---------------
Ken P. McDonald..........................  1997   $156,253    $ 13,461      88,333          $4,000(1)
  President and Chief                      1996    139,050      41,905      68,333           4,000
  Executive Officer                        1995    125,050      25,386          --           4,000
Claire M. Gulmi..........................  1997    124,796       9,984      16,666              --
  Senior Vice President,                   1996    100,000      28,292       6,667              --
  Chief Financial Officer                  1995     86,292      22,652          --              --
  and Secretary
Royce D. Harrell.........................  1997    138,190      11,055       8,333              --
  Senior Vice President,                   1996    130,788      38,471       8,333              --
  Operations                               1995    124,538      36,708          --              --
Rodney H. Lunn...........................  1997    139,597      26,872      38,333           4,320(2)
  Senior Vice President,                   1996    132,108      29,169       5,000           4,320
  Center Development                       1995    125,818      18,205          --           4,320
David L. Manning.........................  1997    139,597       7,782      43,333           4,320(2)
  Senior Vice President,                   1996    132,108     106,460       8,333           4,320
  Development                              1995    125,818      26,384          --           4,320

---------------
(1) Forgiveness of debt.
(2) Automobile allowance.

          OPTION/STOCK APPRECIATION RIGHTS GRANTS IN LAST FISCAL YEAR

     The following table provides information as to options granted to the Named Executive Officers during fiscal year 1997. No Stock Appreciation Rights ("SARs") were awarded in fiscal year 1997.

                                               INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                           ---------------------------------------------------------     AT ASSUMED ANNUAL RATES
                            NUMBER OF         PERCENT OF                                     OF STOCK PRICE
                            SECURITIES    TOTAL OPTIONS/SARS   EXERCISE                       APPRECIATION
                            UNDERLYING        GRANTED TO       OR BASE                       FOR OPTION TERM
                           OPTIONS/SARS      EMPLOYEES IN       PRICE     EXPIRATION   ---------------------------
NAME                        GRANTED(#)       FISCAL YEAR        ($/SH)       DATE         5%($)         10%($)
----                       ------------   ------------------   --------   ----------   -----------   -------------
Ken P. McDonald..........     13,333(1)           4.6%          $5.91      02/07/07     $ 49,556      $  125,584
                              75,000(1)          25.7            8.70      12/02/07      410,354       1,039,917
Claire M. Gulmi..........     16,666(1)           5.7            5.91      02/07/07       61,944         156,977
Royce D. Harrell.........      8,333(1)           2.9            5.91      02/07/07       30,972          78,489
Rodney H. Lunn...........      5,000(2)           1.7            5.91      02/07/07       18,584          47,095
                              33,333(2)          11.4            6.15      04/11/07      128,922         326,714
David L. Manning.........     10,000(2)           3.4            5.91      02/07/07       37,168          94,190
                              33,333(2)          11.4            6.15      04/11/07      128,922         326,714

---------------

(1) Represents options to purchase shares of Class A Common Stock which vest at the rate of 25% per year over a four year period beginning on the date of grant. If there is a Change in Control or a Potential Change in Control as defined in the 1997 Plan, any stock options which are not then exercisable, in the discretion of the Board of Directors, may become fully exercisable and vested.
(2) Represents options to purchase shares of Class A Common Stock which vested April 11, 1997.

     None of the Named Executive Officers exercised options or separate SARs during fiscal year 1997. The following table provides information with respect to the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any existing stock options and the year-end price.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                   AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

                                                     NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                    UNDERLYING UNEXERCISED         THE-MONEY OPTIONS AT
                                                  OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END($)
                                                  ---------------------------   ---------------------------
NAME                                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                              -----------   -------------   -----------   -------------
Ken P. McDonald.................................     53,334        146,664      $  201,463      $163,381
Claire M. Gulmi.................................     14,167         25,831          58,026        58,368
Royce D. Harrell................................     86,583         16,248         425,242        37,819
Rodney H. Lunn..................................    225,332             --       1,272,345            --
David L. Manning................................    235,332             --       1,296,646            --

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of Mr. McDonald, Ms. Gulmi, Mr. Harrell, Mr. Lunn and Mr. Manning (the "Employment Agreements"). The Employment Agreements have an initial one-year term, but contain a provision that automatically extends the term for an additional one year on the first and each successive anniversary date of the Employment Agreements until such employee reaches age 65, after which term the Employment Agreement shall not be automatically extended. The automatic renewal provision can be canceled by the Company prior to each anniversary date of the Employment Agreements. The Employment Agreements provide that if the Company elects not to extend the executive's employment, the executive will be considered to have been terminated without cause and will receive his or her base salary, reduced by any salary earned by the executive from another employer, plus certain benefits for a period of one year. The executive will also receive the same compensation as provided above if the executive terminates his or her employment with the Company under certain circumstances at any time within twelve months following a Change In Control (as defined in the Employment Agreements). The Employment Agreements also contain a restrictive covenant pursuant to which each executive has agreed not to compete with the Company during the time the Company is obligated to compensate him or her pursuant to the Employment Agreement.

STOCK INCENTIVE PLANS

     1992 Stock Option Plan. The Company has adopted, and its shareholders have approved, the 1992 Plan pursuant to which a committee of the Board of Directors (the "Plan Committee"), currently composed of the Members of the Compensation Committee has the authority (i) to determine which of the eligible persons shall be granted options to purchase shares of Class A Common Stock, (ii) to determine whether such options shall be incentive or non-statutory stock options, (iii) to determine the number of shares for which each option shall be granted, (iv) to construe, interpret and administer the 1992 Plan, (v) to prescribe the terms and provisions of each option granted, (vi) to amend the 1992 Plan, and (vii) generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company.

     There are 918,624 shares of Class A Common Stock reserved for issuance upon exercise of options granted under the 1992 Plan. The price per share under each option granted shall be determined by the Board or the Plan Committee, but in the case of incentive stock options, shall be no less than 100% of the fair market value of the Class A Common Stock on the date of grant, and, in the case of non-statutory options, shall in no event be less than 85% of the fair market value of the Class A Common Stock on the date of grant.

     The option exercise period shall be determined by the Board or the Plan Committee, however, incentive stock options shall not be exercisable more than 10 years from the date of grant (and five years for any individual who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company). No option shall be transferable otherwise than by will or the laws of descent and distribution and an option is exercisable during the lifetime of the optionee only by such optionee.

     As of the date hereof, non-qualified stock options for the purchase of 868,262 shares of Class A Common Stock have been granted to certain management employees. The options granted will generally vest in four equal annual installments. The options are subject to the terms of the 1992 Plan, will expire 10 years from the date of grant, and are exercisable at an average exercise price of approximately $2.50 per share. In the event of certain fundamental changes to the Company (including liquidation, dissolution, merger, reorganization or sale of all or substantially all of the assets of the Company), the stock options shall immediately vest and be fully exercisable by the optionees. If shares subject to an option or stock appreciation right under the 1992 Plan cease to be subject to such option or stock appreciation right without the exercise of such option or stock appreciation right, or if shares of restricted stock or shares underlying other stock-based awards under the 1992 Plan are forfeited or otherwise terminate without a payment being made in the form of Class A Common Stock and without the payment of any dividends thereon, such shares will again be available for future distribution under the 1992 Plan.

     1997 Stock Incentive Plan. The Company has adopted, and its shareholders have approved, the 1997 Plan pursuant to which the Plan Committee has the authority to grant to key employees and consultants of the Company the following types of awards: (1) stock options; (2) stock appreciation rights; (3) restricted stock; and/or (4) other stock-based awards. Pursuant to the 1997 Plan, 650,000 shares of Common Stock have been reserved and will be available for distribution, which may include authorized and unissued shares or treasury shares. Any shares as to which an option or other award expires, lapses unexpired, or is forfeited, terminated or canceled may become subject to a new option or other award. The Plan will terminate on, and no award may be granted later than December 2007, but the exercise date of awards granted prior to such tenth anniversary may extend beyond that date. As of April 15, 1998, options for the purchase of 470,266 shares of Class A Common Stock were outstanding at a weighted average exercise price per share of $7.63.

     Incentive stock options ("ISOs") and non-qualified stock options may be granted for such number of shares as the Plan Committee may determine and may be granted alone, in conjunction with, or in tandem with other awards under the 1997 Plan or cash awards outside the 1997 Plan. A stock option will be exercisable at such times and subject to such terms and conditions as the Plan Committee will determine. However, in the case of an ISO, the term will be no more than ten years after the date of grant (five years in the case of ISOs for certain 10% shareholders). The option price for an ISO will not be less than 100% (110% in the case of certain 10% shareholders) of the fair market value of the Class A Common Stock as of the date of grant and for any non-qualified stock option will not be less than 50% of the fair market value as of the date of grant. Stock options and stock appreciation rights granted under the 1997 Plan may not be assigned or transferred without the prior written consent of the Plan Committee other than (i) transfers by the optionee to a member of his or her immediate family or a trust for the benefit of the optionee or a member of his or her immediate family or (ii) transfers by will or by the laws of descent and distribution.

     Stock appreciation rights may be granted under the 1997 Plan in conjunction with all or part of a stock option and will be exercisable only when the underlying stock option is exercisable. Once a stock appreciation right has been exercised, the related portion of the stock option underlying the stock appreciation right will terminate. Upon the exercise of a stock appreciation right, the Plan Committee will pay to the employee or consultant in cash, Class A Common Stock or a combination thereof (the method of payment to be at the discretion of the Plan Committee), an amount equal to the excess of the fair market value of the Class A Common Stock on the exercise date over the option price, multiplied by the number of stock appreciation rights being exercised.

     Restricted stock awards may be granted alone, in addition to, or in tandem with, other awards under the 1997 Plan or cash awards made outside the 1997 Plan. The provisions attendant to a grant of restricted stock may vary from participant to participant. In making an award of restricted stock, the Plan Committee will determine the periods during which the restricted stock is subject to forfeiture and may provide such other awards designed to guarantee a minimum of value for such stock. During the restricted period, the employee or consultant may not sell, transfer, pledge, or assign the restricted stock but will be entitled to vote the restricted stock and to receive, at the election of the Plan Committee, cash or deferred dividends.

     The Plan Committee also may grant other types of awards such as performance shares, convertible preferred stock, convertible debentures or other exchangeable securities that are valued, as a whole or in part, by reference to or otherwise based on the Class A Common Stock. These awards may be granted alone, in addition to, in tandem with, stock options, stock appreciation rights, restricted stock, or cash awards outside of the 1997 Plan. Awards will be made upon such terms and conditions as the Plan Committee may determine.

     If there is a change in control or a potential change in control of the Company (as defined in the 1997 Plan), stock appreciation rights and limited stock appreciation rights outstanding for at least six months and any stock options which are not then exercisable, in the discretion of the Board, may become fully exercisable and vested. Notwithstanding the foregoing, stock appreciation rights held by persons subject to Section 16(b) of the Exchange Act will be automatically exercised if the change in control or potential change in control is not within the control of such person for purposes of Rule 16b-3(e)(3) of the Exchange Act. Also, in the discretion of the Board, the restrictions and deferral limitations applicable to restricted stock and other stock-based awards may lapse, and such shares and awards will be deemed fully vested. Stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and other stock-based awards, will unless otherwise determined by the Plan Committee in its sole discretion, be cashed out on the basis of the change in control price (as defined in the 1997 Plan and as described below). The change in control price will be the highest price per share paid in any transaction reported on the Nasdaq National Market or paid or offered to be paid in any bona fide transaction relating to a change in control or potential change in control at any time during the immediately preceding 60-day period. The Plan Committee has the discretion to determine the change in control price, based on the parameters described in the preceding sentence.

     Other Stock Options. The Company also has granted non-qualified stock options for the purchase of 20,667 shares of Class A Common Stock to certain non-employee directors of the Company and to the Company's Medical Director and Associate Medical Director, of which options for 4,000 shares have been exercised and/or terminated. The outstanding options granted will vest in four equal annual installments, will expire 10 years from the date of grant, and are exercisable at an average exercise price of approximately $4.92 per share. In the event of certain fundamental changes to the Company (including liquidation, dissolution, merger, reorganization or sale of all or substantially all of the assets of the Company), the stock options shall immediately vest and be fully exercisable by the optionees.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Tennessee Business Corporation Act (the "TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that: (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

     The Charter and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company.

     In addition, the Charter provides that its directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director of the Company except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve the Company's directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director's duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into indemnification agreements with all of its directors and executive officers providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as officers or directors of the Company and will advance expenses of defending claims against them. The Company believes that indemnification under these agreements covers at least negligence and gross negligence by the directors and officers and requires the Company to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the officer or director to repay any advances if it is ultimately determined that the officer or director is not entitled to indemnification.

     The Company believes that its Charter and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, there is no litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Administrative Services Agreement (as hereinafter defined), the Company will indemnify and hold AHC, its directors, officers, employees and agents and any person who controls AHC within the meaning of the Securities Act in the absence of gross negligence, harmless from and against any and all liabilities, claims or damages (including the cost of investigating any claim and reasonable attorneys' fees and disbursements) in connection with any services performed by AHC pursuant to the Management Agreement or any transactions or conduct in connection therewith. See "Certain Relationships and Related Transactions -- Management and Administrative Services Agreements."

     The Company maintains an executive liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer has agreed to pay, subject to certain exclusions (including violations of securities laws), for any claim made against a director or officer of the Company for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or the Company is required to indemnify the director or officer for such claim.

                             PRINCIPAL SHAREHOLDERS



     The following tables set forth the "beneficial ownership," as that term is defined in the rules of the Securities and Exchange Commission (the "Commission") of the Company's capital stock of (i) each director, (ii) each Named Executive Officer, (iii) all directors and executive officers as a group and (iv) each other person known to be a "beneficial owner" of more than five percent (5%) of any class of capital stock of the Company based on information available to the Company on April 15, 1998. Except as otherwise indicated, the Company believes the persons listed in the table have sole voting and investment power with respect to the stock owned by them.



                                                    COMMON STOCK BENEFICIALLY
                                                   OWNED PRIOR TO THE OFFERING            CLASS A COMMON STOCK
                                          ---------------------------------------------    BENEFICIALLY OWNED
                                           CLASS A                   CLASS B    PERCENT    AFTER THE OFFERING
                                           COMMON       PERCENT OF   COMMON       OF      ---------------------
NAME                                      STOCK(1)        CLASS       STOCK      CLASS     NUMBER       PERCENT
----                                      ---------     ----------   -------    -------   ---------     -------
Electra Investment Trust P.L.C.(2)......    718,872(3)     12.5%          --       --       718,872(3)    7.6%
Waddell & Reed, Inc.(4).................     94,142         1.6      606,851     12.7%       94,142       1.0
The Capital Group Companies, Inc.(5)....         --          --      309,970      6.5            --        --
Ken P. McDonald.........................     59,584(6)      1.0           --       --        59,584(6)      *
Claire M. Gulmi.........................     20,000(7)        *           --       --        20,000(7)      *
Royce D. Harrell........................     90,750(8)      1.6           --       --        90,750(8)    1.0
Rodney H. Lunn(9).......................    280,145(10)     4.7           59        *       280,145(10)   2.9
David L. Manning(11)....................    287,332(12)     4.8           --       --       287,332(12)   3.0
Thomas G. Cigarran(13)..................     83,081         1.4      363,554      7.6        83,081         *
James A. Deal...........................     29,004(14)       *      179,728(15)  3.8        29,004(14)     *
Steven I. Geringer......................      9,572(16)       *           --       --         9,572(16)     *
Debora A. Guthrie.......................    180,968(17)     3.1          890        *       180,968(17)   1.9
Henry D. Herr...........................     54,657           *      221,558      4.6        54,657         *
Bergein F. Overholt, M.D................    136,333(18)     2.4          340        *       136,333(18)   1.4
All directors and executive officers as
  a group (11 persons)..................  1,231,426        19.3      766,129     16.0     1,231,426      12.2


---------------
   * Less than 1%.
 (1) Pursuant to the rules of the Commission, shares of Class A Common Stock which a person set forth in this table has a right to acquire within 60 days after April 15, 1998 pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner shown in the table. Likewise, the shares subject to options held by the other directors and executive officers of the Company which are exercisable within 60 days after April 15, 1998 are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.
 (2) The address of Electra Investment Trust P.L.C. is 65 Kingsway, London, England WC 2B6QT.
 (3) Includes 441,816 shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock.
 (4) The address of Waddell & Reed, Inc. is 6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, KS 66201-9217. Information with respect to the Class B Common Stock ownership of Waddell & Reed, Inc. is based upon the Form 13G dated January 30, 1998.
 (5) The address of The Capital Group Companies, Inc. is 333 South Hope Street, Los Angeles, California 90071. Information with respect to the Class B Common Stock ownership of The Capital Group Companies, Inc. is based upon the Form 13G dated February 10, 1998.
 (6) Represents currently exercisable options for the purchase of 59,584 shares of Class A Common Stock.
 (7) Represents currently exercisable options for the purchase of 20,000 shares of Class A Common Stock.
 (8) Represents currently exercisable options for the purchase of 90,750 shares of Class A Common Stock.
 (9) The address of Mr. Lunn is One Burton Hills Boulevard, Suite 350, Nashville, TN 37215.
(10) Includes 999 shares held for the benefit of Mr. Lunn's children and currently exercisable options for the purchase of 225,332 shares of Class A Common Stock
(11) The address of Mr. Manning is One Burton Hills Boulevard, Suite 350, Nashville, TN 37215.
(12) Includes currently exercisable options for the purchase of 235,332 shares of Class A Common Stock.
(13) The address of Mr. Cigarran is One Burton Hills Blvd., Nashville, TN 37215.
(14) Includes 1,086 shares of Class A Common Stock held by Mr. Deal's children.
(15) Includes 7,013 shares of Class B Common Stock held by Mr. Deal's children.
(16) Includes 8,460 shares of Class A Common Stock held in trust for the benefit of Mr. Geringer's son.
(17) 179,718 shares held by Capitol Health Partners, L.P. are attributable to Ms. Guthrie, who is President and Chief Executive Officer of the general partner of Capitol Health Partners, L.P. These shares are also included in the shares beneficially held by directors and executive officers as a group. Ms. Guthrie disclaims beneficial ownership of these shares.

(18) Includes 21,000 shares of Class A Common Stock owned by The Endoscopy Center, Knoxville, Tennessee, and 10,000 shares of Class A Common Stock owned by Gastrointestinal Associates, P.C. Dr. Overholt is a partner of The Endoscopy Center and President of Gastrointestinal Associates, P.C. Also, includes currently exercisable options for the purchase of 4,166 shares of Class A Common Stock and 23,583 shares of Class A Common Stock held in trust for Dr. Overholt's grandchildren.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENTS

     Until December 31, 1996, the Company and AHC were parties to a management agreement dated November 30, 1992 (the "1992 Management Agreement"), pursuant to which Henry D. Herr and Thomas G. Cigarran provided general supervision and business management services to the Company, and AHC provided accounting, financial and administrative services for the operations of the Company and each of the Company's surgery centers. Under the 1992 Management Agreement, the Company paid AHC $186,215 and $213,820 for the years ended December 31, 1995 and 1996, respectively. By letter agreement dated January 1, 1997 (the "1997 Letter Agreement"), AHC and the Company agreed to continue, on a modified basis, the arrangements provided under the 1992 Management Agreement. Under the 1997 Letter Agreement, the Company paid AHC an aggregate of $382,467 for these services during the fiscal year ended December 31, 1997. The 1997 Letter Agreement was terminated in December 1997.

     In December 1997, the Company and AHC entered into an administrative services agreement (the "Administrative Services Agreement") pursuant to which AHC provides certain financial and accounting services to the Company and its subsidiaries on a transitional basis, with the intent that the Company acquire the personnel, systems and expertise necessary to become self-sufficient in the provision of these services during the period beginning on the date of the Administrative Services Agreement and ending one year later (or earlier if so elected by the Company). Pursuant to the Administrative Services Agreement, AHC provides the Company with services, including processing payroll and associated payroll tax returns and accounts payable for the Company's corporate office, maintaining general accounting records for the Company's corporate operations and operations of the Company's subsidiaries (including the partnerships and limited liability companies), preparing the Company's consolidated financial statements, preparing the Company's corporate tax returns and tax returns for its subsidiaries, preparing estimated tax reports, and preparing financial statements in connection with periodic reports required to be filed by the Company with the Commission.

     Under the Administrative Services Agreement, as amended, the Company pays AHC $11,210 per month for all services provided thereunder, subject to adjustment as the Company assumes the responsibility for such services. In addition, in the absence of gross negligence on the part of AHC, the Company will indemnify and hold AHC, its directors, officers, employees and agents and any person who controls AHC within the meaning of the Securities Act harmless from and against any and all liabilities, claims or damages (including the cost of investigating any claim and reasonable attorneys' fees and disbursements) in connection with any services performed by AHC or any transactions or conduct in connection therewith.

ADVISORY AGREEMENTS


     Effective as of December 1997, the Company entered into advisory agreements with Thomas G. Cigarran and Henry D. Herr (the "Advisory Agreements"), pursuant to which Messrs. Cigarran and Herr will provide certain continuing services to the Company through December 1999. Immediately prior to December 1997, Mr. Cigarran served as Chairman of the Board of the Company, and Mr. Herr served as Vice President and Secretary of the Company. Pursuant to the Advisory Agreements, Messrs. Cigarran and Herr provide advisory services to the senior management of the Company in the areas of strategy, operations, management and organizational development. As compensation for these services, the Company paid compensation of $200,000 to Mr. Cigarran and $150,000 to Mr. Herr in shares of Class A Common Stock, which shares were issued as restricted stock pursuant to the terms of the 1997 Plan. One-third of the shares paid as compensation vested immediately, one-third will vest on December 3, 1998 and the remaining one-third of the shares will vest on December 3, 1999. The Advisory Agreements provide that Messrs. Cigarran and Herr will not sell the shares of the Class A Common Stock received pursuant to the agreement until December 1999, subject to certain limited exceptions. The Advisory Agreements also contain certain non-compete and confidentiality provisions. In addition, Messrs. Cigarran and Herr are eligible to receive compensation as Outside Directors. Messrs. Cigarran and Herr also are entitled to indemnification as provided in the indemnification agreement that each entered into with the Company on the Distribution Date.

LEASE ARRANGEMENT

     Pursuant to a sublease dated June 9, 1996 between AHC and the Company (the "Sublease"), the Company leases approximately 15,400 square feet of space from AHC in Nashville, Tennessee where the Company's corporate headquarters are located. The Company is required to make an aggregate of $960,820 in rental payments to AHC over the term of the Sublease, which expires December 31, 1999.

OTHER ARRANGEMENTS

     Bergein F. Overholt, M.D. is a director of the Company, the Company's Medical Director and President and a 14% owner of The Endoscopy Center. The Endoscopy Center is a limited partner and a subsidiary of the Company is the general partner and majority owner of The Endoscopy Center of Knoxville, L.P., which owns and operates an ambulatory surgery center. The aggregate amount of distributions made by The Endoscopy Center of Knoxville, L.P. to The Endoscopy Center in 1997, 1996 and 1995 was $1,230,390, $1,028,000 and $667,870,
respectively, of which Dr. Overholt received his pro rata ownership percentage. During each of 1997, 1996 and 1995 Dr. Overholt was paid $50,000 for his services as the Company's Medical Director. In 1997 he participated in the 1997 Plan as an Outside Director of the Company. See "Compensation of Directors."

     On March 7, 1997, the Board of Directors approved the sale to Steven I. Geringer of 8,460 shares of Class A Common Stock for an aggregate purchase price of $50,000 in connection with his joining the Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Company is authorized to issue 20,000,000 shares of Class A Common Stock, 4,800,000 shares of Class B Common Stock and 5,000,000 shares of preferred stock, no par value. As of April 15, 1998, 5,145,966 shares of the Class A Common Stock and 4,787,131 shares of the Class B Common Stock are issued and outstanding. As of March 15, 1998, there are approximately 160 holders of record and 2,084 beneficial owners of Class A Common Stock and approximately 95 holders of record and 2,124 beneficial owners of Class B Common Stock. The Company may issue preferred stock from time to time in one or more series, each such series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is vested with the authority to divide any or all classes of authorized but unissued preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. As of April 15, 1998, stock options for the purchase of 1,355,192 shares of Class A Common Stock are outstanding, of which options to purchase 834,286 shares of Class A Common Stock having an average exercise price of $2.59 per share are currently exercisable. The options granted generally will vest in four equal annual installments, and will expire 10 years from the date of grant. In the event of certain fundamental changes to the Company (including liquidation, dissolution, merger, reorganization or sale of all or substantially all of the assets of the Company), the stock options shall immediately vest and be fully exercisable by the optionees.

     As of April 15, 1998, the Company's executive officers and directors or their affiliates beneficially own approximately 19.3% of the outstanding Class A Common Stock and 16.0% of the Class B Common Stock. The holders of Class A Common Stock and the Class B Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. No dividends have been paid to date and the management of the Company does not anticipate dividends being paid in the foreseeable future.

     The following summary of certain terms of the Company's capital stock describes briefly the material provisions of the Charter and Bylaws, and applicable provisions of Tennessee corporate law (including but not limited to the TBCA).

     Class A Common Stock. The holders of Class A Common Stock are entitled to one vote per share on all matters to be submitted to a vote of the shareholders and are not entitled to cumulative voting in the election of directors. Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any outstanding preferred stock, the holders of Class A Common Stock are entitled to share ratably with the shares of Class B Common Stock in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Class A Common Stock are entitled to share ratably with the shares of Class B Common Stock in any assets remaining after satisfaction of all prior claims upon liquidation of the Company, including prior claims of any outstanding preferred stock. The Charter does not give holders of Class A Common Stock any preemptive or other subscription rights, and Class A Common Stock is not redeemable at the option of the holders, does not have any conversion rights, and is not subject to call. The rights, preferences and privileges of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of holders of any other series of preferred stock that the Company may designate and issue in the future.

     Class B Common Stock. The holders of Class B Common Stock are entitled to ten votes per share in the election and removal of the Board of Directors and are not entitled to cumulative voting in the election and removal of such directors. The holders of Class B Common Stock are entitled to one vote per share on all other matters to be submitted to a vote of the shareholders. The holders of Class B Common Stock are entitled to vote separately as a group with respect to (i) amendments to the Charter that alter or change the powers, preferences or special rights of the holders of Class B Common Stock so as to affect them adversely and (ii) such other matters as may require separate group voting under the TBCA. Subject to prior dividend rights and sinking fund or redemption or purchase rights which may be applicable to any outstanding preferred stock, the holders of Class B Common Stock are entitled to share ratably with the shares of Class A Common Stock in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Class B Common Stock are entitled to share ratably with the shares of Class A Common Stock in any assets remaining after satisfaction of all prior claims upon liquidation of the Company, including prior claims of any outstanding preferred stock. The Charter does not give holders of Class B Common Stock preemptive or other subscription rights, and Class B Common Stock is not redeemable at the option of the holders, and is not subject to call. The rights, preferences and privileges of holders of the Class B Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that the Company may designate and issue in the future.

     Dividend Policy. The Company has never declared a cash dividend on the shares of Common Stock and does not currently intend to declare or pay a cash dividend on the shares of Common Stock. In addition, the payment of cash dividends in the future will depend on the Company's earnings, financial condition, capital needs and other factors deemed relevant by the Board of Directors, including corporate law restrictions on the availability of capital for the payment of dividends, the rights of holders of any series of preferred stock that may hereafter be issued and the limitations, if any, on the payment of dividends under any documents relating to equity investments, then-existing credit facilities or other indebtedness. Pursuant to the Loan Agreement, the Company is prohibited from declaring or paying any dividend to any person other than itself or a subsidiary. It is the current intention of the Board of Directors to retain earnings, if any, in order to finance the operations and expansion of the Company's business.

     Preferred Stock. The Company is authorized to issue 5,000,000 shares of undesignated preferred stock, no par value. The Company established and designated two series of shares out of the 5,000,000 authorized shares. On November 20, 1996, the Company issued 500,000 shares of Series A Preferred Stock for a purchase price of $6.00 per share and 416,666 shares of Series B Preferred Stock for a purchase price of $6.00 per share. On March 3, 1998, the holders of the Series A Preferred Stock converted their shares at fair market value into 380,952 shares of Class A Common Stock. Accordingly, the Series A Preferred Stock has been canceled and no longer exists under the Charter. Upon completion of this Offering, all of the shares of Series B Preferred Stock will convert into shares of Class A Common Stock. Pursuant to the conversion terms, the outstanding Series B Preferred Stock will be converted into approximately 607,500 shares of Class A Common Stock. Thereafter, the Series B Preferred Stock will be canceled and cease to exist under the Charter, and the Company will have no outstanding class of preferred stock but will have 5,000,000 shares of preferred stock authorized and available for issuance.

     The authorized preferred stock may be issued from time to time in one or more designated series or classes. Subject to the provisions of the Charter and limitations prescribed by law, the Board of Directors, without further action or vote by the shareholders, is authorized to establish the voting, dividend, redemption, conversion, liquidation, and other relative provisions as may be provided in a particular series or class. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present intention to issue any series or class of preferred stock.

TRANSFER AGENT AND REGISTRAR

     SunTrust Bank, Atlanta, is the transfer agent and registrar for the Common Stock.

REGISTRATION AGREEMENT

     Certain private investors entered into a registration agreement dated April 2, 1992, as amended (the "Registration Agreement"). Pursuant thereto, the holders of at least 66 2/3% of certain of the Registrable Shares after a Qualified Initial Public Offering (as those terms are defined in the Registration Agreement), may by written notice demand registration on Form S-1 or any similar long-form registration under the Securities Act of up to all of the Registrable Shares owned by such holders. These holders of Registrable Shares are entitled to only one such long-form demand registration. In connection with the equity financing of preferred stock in November 1996, the purchasers of preferred stock became parties to the Registration Agreement. As a result, shares of Class A Common Stock issued upon conversion of the Series B Preferred Stock have been included in the definition of Registrable Shares, and as such, have certain registration rights. The holders of the shares of Class A Common Stock issued upon conversion of the Series B Preferred Stock are entitled to two demand registrations. In addition, any holder or holders of Registrable Shares may demand registration of any or all of their Registrable Shares on or after the date upon which the Company has become entitled as a registrant to use Form S-3 or any similar short-form registration. This short-form demand registration right may be invoked on unlimited occasions, provided the aggregate offering value of the Registrable Shares requested to be registered is at least $1,000,000. The shareholders are also entitled to unlimited "piggyback" registration rights whenever the Company proposes to register any of its securities under the Securities Act (other than on Forms S-4 or S-8 or any successor forms). These "piggyback" registration rights entitle these shareholders to include any of their Registrable Shares in any registration statement which the Company proposes to file, including the registration statement of which this Prospectus is a part, subject to certain limitations generally imposed by the managing underwriter regarding the number of shares to be included in the offering.

SHAREHOLDERS' AGREEMENTS

     Substantially all shareholders who purchased the Company's Class A Common Stock in connection with its acquisitions of ambulatory surgery centers and physician practices and other investments entered into shareholders' agreements with the Company. The shareholders' agreements provide for "piggyback" registration rights. See "Shares Eligible for Future Sale." In March 1997, the Board of Directors waived the provision in the shareholders' agreements prohibiting the shareholders from effecting any public sale or distribution of such shares for 180 days following the effective date of any underwritten sale registered under the Securities Act by the Company of its securities for its own account. Except with respect to the registration rights of such shareholders, the shareholders' agreements terminate upon the closing of this Offering. The registration rights granted pursuant to the shareholders' agreements terminate upon the later of three years after the date of the shareholders' agreement or six months following the closing of this Offering.

CERTAIN PROVISIONS OF THE CHARTER, BYLAWS, AND TENNESSEE LAW

     General. The provisions of the Charter, the Bylaws, and Tennessee statutory law described in this section may delay or make more difficult acquisitions or changes of control of the Company that are not approved by the Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as an independent, publicly-owned company, to develop its business in a manner that will foster its long-term growth without the disruption of the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its shareholders.

     Classified Board of Directors. The Bylaws provide that the number of directors shall be no fewer than three or more than 12, with the exact number to be established by the Board of Directors and subject to change from time to time as determined by the Board of Directors. The Charter provides for the classification of the Board of Directors. Under the terms of the Charter, the members of the Board of Directors are divided into three classes, serving staggered three-year terms. As a result, one-third of the Board of Directors will be elected each year. See "Management." This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board of Directors until the second annual shareholders' meeting following the date the acquiror obtains the controlling stock interest. This provision may have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company, and could also increase the likelihood that incumbent directors will retain their positions.

     The Charter provides that directors may be removed only for "cause" and only by the affirmative vote of the holders of a majority of the voting power of all the shares of the Company's capital stock then entitled to vote in the election of directors, voting together as a single class, unless the vote of a special voting group is otherwise required by law. "Cause" is defined in the Charter as: (i) a felony conviction of a director or the failure of a director to contest prosecution for a felony; (ii) conviction of a crime involving moral turpitude; or (iii) willful and continued misconduct or gross negligence by a director in the performance of his or her duties as a director. The Charter also provides that in order to call a special meeting of shareholders, written demands of the holders of at least 15% of the voting power of each class of the Common Stock must be received. These provisions, in conjunction with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, may prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Advance Notice for Shareholder Proposals or Making Nominations at
Meetings. The Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a shareholder who has given to the Secretary timely written notice in proper form, of the shareholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors, or the committee of the Board of Directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary not later than 120 days in advance of the mailing date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

     The notice of any shareholder proposal or nomination for election as director must set forth various information required under the Bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them.

     Amendment of the Bylaws and Charter. Except with respect to amendments to the Bylaws or Charter relating to the classified structure of the Board of Directors which are required to be approved by the affirmative vote of two-thirds of the voting power of the shares entitled to vote in the election of directors, the Bylaws provide that a majority of the members of the Board of Directors who are present at any regular or special meeting or the holders of a majority of the voting power of all shares of the Company's capital stock represented at a regular or special meeting have the power to amend, alter, change, repeal, or restate the Bylaws.

     Except as may be set forth in resolutions providing for any class or series of preferred stock, any proposal to amend, alter, change, or repeal any provision of the Charter requires approval by the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of a majority of the voting power of all of the shares of the Company's capital stock entitled to vote on the amendments, with shareholders entitled to dissenters' rights as a result of the charter amendment voting together as a single class. Shareholders entitled to dissenters' rights as a result of a charter amendment are those whose rights would be materially and adversely affected because the amendment (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption;
(iii) alters or abolishes a preemptive right; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (v) reduces the number of shares held by such holder to a fraction if the fractional share is to be acquired for cash. In general, however, no shareholder is entitled to dissenters' rights if the security he or she holds is listed on a national securities exchange or the Nasdaq National Market.

     Tennessee Law. The Combination Act provides, among other things, that any corporation to which the Combination Act applies, including the Company, shall not engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

     The Combination Act defines "business combination," generally, to mean any:
(i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge, or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation; (vi) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder.

     The Combination Act defines "interested shareholder," generally, to mean any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five year period preceding the date in question. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period if the transaction (i) complies with all applicable charter and bylaw requirements and applicable Tennessee law and (ii) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder, or when the transaction meets certain fair price criteria. The fair price criteria include, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of
(i) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest, (ii) the highest preferential amount, if any, such class or series is entitled to receive on liquidation, or (iii) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

     The Tennessee Control Share Acquisition Act (the "Acquisition Act") prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition," as defined in the Acquisition Act, unless such voting rights have been previously approved by the disinterested shareholders of the corporation. The Company has not elected to make the Acquisition Act applicable to it. No assurance can be given that such election, which must be expressed in a charter or bylaw amendment, will or will not be made in the future.

     The Tennessee Greenmail Act (the "Greenmail Act") prohibits the Company from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the Company or the Company makes an offer of at least equal value per share to all holders of shares of such class. The effect of the Greenmail Act may be to render more difficult a change of control of the Company.

     Other Change-of-Control Provisions. For a description of certain other change-of-control provisions, see "Management -- Employment Agreements" and "-- Stock Incentive Plans."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding an aggregate of 9,462,391 shares of Class A Common Stock (10,017,391 shares if the Underwriters' over-allotment option is exercised in full) and 4,787,131 shares of Class B Common Stock. The 3,700,000 shares of Class A Common Stock sold in the Offering will be freely tradeable without restriction under the Securities Act unless acquired by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act, which sales would be subject to the resale limitations of Rule 144. In addition, the 743,000 shares of Class A Common Stock that were issued to holders of AHC common stock in the Distribution are freely tradeable without restriction or further registration under the Securities Act, unless held by affiliates of the Company (which sales also would be subject to certain resale limitations and other restrictions under Rule 144 described below).



     Of the remaining 5,019,391 outstanding shares of Class A Common Stock, 4,753,298 have not been issued in transactions registered under the Securities Act, which means that under current law, absent registration or an exemption from registration other than Rule 144, such shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act and are eligible for sale or transfer only in accordance with Rule 144. Substantially all of these shares of Class A Common Stock have met the one-year holding period requirement of Rule 144 and therefore are eligible for sale thereunder.


     In general, under Rule 144 as currently in effect, a person (or persons whose share are aggregated), including an affiliate, who has beneficially owned shares for at least one year (including, if the shares are transferred, the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of then outstanding shares of the Class A Common Stock (approximately 51,460 shares as of April 15,
1998) or (ii) generally, the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale, and subject to certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume and other requirements described above. Shares of Class A Common Stock that would otherwise be deemed "restricted securities" could be sold at any time through an effective registration statement relating to such shares of Class A Common Stock. Substantially all of the shares of Class A Common Stock that are believed to be "restricted securities" as of the date of this Prospectus have satisfied a one-year holding period.

     Pursuant to the Registration Agreement, certain shareholders of the Company have several demand and unlimited "piggyback" registration rights. In addition, the other shareholders of the Company are entitled to unlimited "piggyback" registration rights in connection with any proposed registration of equity securities by the Company (with certain specified exceptions) pursuant to shareholders' agreements entered into between the Company and these shareholders. For a more complete description of these registration rights, see "Description of Capital Stock."

     As of April 15, 1998, the Company has outstanding options to purchase 1,355,192 shares of Class A Common Stock. The Company has filed a registration statement on Form S-8 with respect to these options and approximately 834,000 of these options are currently exercisable and may be resold in the public market. See "Management -- Stock Incentive Plans."

     No assurance can be given that market sales of shares or the availability of shares for sale will not have an effect on the market price prevailing from time to time. Sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of the Class A Common Stock.

                                  UNDERWRITING


     Pursuant to the Underwriting Agreement and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co., Piper Jaffray Inc. and Morgan Keegan & Company, Inc. as representatives of the several Underwriters (the "Representatives"), have agreed, severally, to purchase from the Company the number of shares of Class A Common Stock set forth below opposite their respective names:



                                                              NUMBER OF
NAME OF UNDERWRITERS                                           SHARES
--------------------                                          ---------
J.C. Bradford & Co..........................................
Piper Jaffray Inc...........................................
Morgan Keegan & Company, Inc................................
                                                              ---------
          Total.............................................  3,700,000
                                                              =========


     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Class A Common Stock offered hereby, if any of such shares are purchased.


     The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Class A Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession not in excess of $          per share.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $          per share to certain brokers or dealers. After the
Offering, the public offering price and concessions may be changed by the Representatives.


     The Offering of the shares of Class A Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of shares.

     The Company has granted the Underwriters an option, exercisable not later than 30 days after the date of the effectiveness of the Offering, to purchase up to an aggregate of 555,000 additional shares of Class A Common Stock to cover over-allotments, if any. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Class A Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Class A Common Stock offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 3,700,000 shares are being offered.


     The Company and its executive officers and directors have agreed with the Representatives that they will not, except in limited circumstances, without the prior written consent of J.C. Bradford & Co. issue, sell, transfer, assign, or otherwise dispose of any of the Class A Common Stock or options, warrants, or rights to acquire Class A Common Stock owned by them prior to the expiration of 120 days from the date of this Prospectus.



     The Underwriting Agreement provides that the Company generally will severally indemnify the Underwriters and their controlling persons, if any, against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.


     In connection with the Offering, the Underwriters and other persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in Common Stock for their own account. To cover over-allotments or to stabilize the price of Common Stock, the Underwriters may bid for and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing

Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     J.C. Bradford & Co. has from time to time provided investment banking and financial advisory services to the Company for which it has received customary compensation.

                                 LEGAL MATTERS


     The validity of the shares of Class A Common Stock are being passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain members of Bass, Berry & Sims PLC beneficially own 136,431 shares of Class A Common Stock and 10,088 shares of Class B Common Stock. Certain legal matters will be passed upon for the Underwriters by Waller Lansden Dortch & Davis, A Professional Limited Liability Company.


                                    EXPERTS


     The consolidated financial statements of the Company as of December 31, 1996 and 1997, and for each year in the three-year period ended December 31, 1997 and the related financial statement schedule included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The financial statements of South Denver Endoscopy Center, Inc. as of December 31, 1997 and for the year then ended and the related financial statement schedule included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The combined financial statements of Boswell Eye Center, LLC as of December 31, 1996 and 1997, and for each of the two years ended December 31, 1997 and the related financial statement schedule included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The statements of earnings, retained earnings and cash flows of The Endoscopy Center, Inc. for the years ended December 31, 1996 and 1997 and the related financial statement schedule included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report thereon appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Class A Common Stock offered hereby (the "Registration Statement"). This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Class A Common Stock, reference is hereby made to the Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved. A copy of the Registration Statement, including exhibits and schedules thereto, as well as such periodic reports, proxy statements, and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission located at Judiciary Plaza, Room 1024, 450 Fifth

Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains an Internet web site (http://www.sec.gov) that contains periodic reports, proxy and information statements and other information regarding registrants, including the Company.

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference facilities and other regional offices referred to above. Copies of such materials may be obtained from the Public Reference Section of the Commission upon payment of prescribed fees. The Common Stock is listed on the Nasdaq National Market, and such periodic reports, proxy statements and other information may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                                  AMSURG CORP.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1996 and
     1997...................................................   F-3
  Consolidated Statements of Operations for each of the
     years in the three-year period ended December 31,
     1997...................................................   F-4
  Consolidated Statements of Changes in Shareholders' Equity
     for each of the years in the three-year period ended
     December 31, 1997......................................   F-5
  Consolidated Statements of Cash Flows for each of the
     years in the three-year period ended December 31,
     1997...................................................   F-6
  Notes to the Consolidated Financial Statements............   F-7
Pro Forma Financial Information
  Unaudited Pro Forma Combined Financial Information Basis
     of Presentation........................................  F-20
  Pro Forma Combined Balance Sheet as of December 31,
     1997...................................................  F-21
  Pro Forma Combined Statement of Operations for the year
     ended December 31, 1997................................  F-22
  Pro Forma Combined Statement of Operations for the three
     months ended March 31, 1998............................  F-23
  Notes to Pro Forma Consolidated Financial Information
     (Unaudited)............................................  F-24
South Denver Endoscopy Center, Inc.
  Independent Auditors' Report..............................  F-25
  Balance Sheets as of December 31, 1997 and March 31,
     1998...................................................  F-26
  Statements of Earnings and Retained Earnings for the year
     ended December 31, 1997 and the three months ended
     March 31, 1997 and 1998................................  F-27
  Statements of Cash Flows for the year ended December 31,
     1997 and the three months ended March 31, 1997 and
     1998...................................................  F-28
  Notes to Financial Statements.............................  F-29
Boswell Eye Center, LLC
  Independent Auditors' Report..............................  F-31
  Combined Balance Sheets as of December 31, 1996 and 1997
     and March 31, 1998.....................................  F-32
  Combined Statements of Earnings for the years ended
     December 31, 1996 and 1997 and the three months ended
     March 31, 1997 and 1998................................  F-33
  Combined Statements of Cash Flows for the years ended
     December 31, 1996 and 1997 and the three months ended
     March 31, 1997 and 1998................................  F-34
  Notes to Combined Financial Statements....................  F-35
The Endoscopy Center, Inc.
  Independent Auditors' Report..............................  F-37
  Statements of Earnings and Retained Earnings for the years ended December 31, 1995 and 1996 and the eight months
     ended August 31, 1996 and 1997.........................  F-38
  Statements of Cash Flows for the years ended December 31,
     1995 and 1996 and the eight months ended August 31,
     1996 and 1997..........................................  F-39
  Notes to Financial Statements.............................  F-40
Financial Statement Schedule -- AmSurg Corp.
  Independent Auditors' Report..............................   S-1
  Schedule II -- Valuation and Qualifying Accounts..........   S-2
Financial Statement Schedule -- South Denver Endoscopy
  Center, Inc.
  Independent Auditors' Report..............................   S-3
  Schedule II -- Valuation and Qualifying Accounts..........   S-4
Financial Statement Schedule -- Boswell Eye Center, LLC
  Independent Auditors' Report..............................   S-5
  Schedule II -- Valuation and Qualifying Accounts..........   S-6
Financial Statement Schedule -- The Endoscopy Center, Inc.
  Independent Auditors' Report..............................   S-7
  Schedule II -- Valuation and Qualifying Accounts..........   S-8

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
AmSurg Corp.
Nashville, Tennessee

     We have audited the accompanying consolidated balance sheets of AmSurg Corp. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmSurg Corp. and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Nashville, Tennessee

February 17, 1998 (April 30, 1998 as to Note 15)

                                  AMSURG CORP.

                          CONSOLIDATED BALANCE SHEETS




                                                                DECEMBER 31,           MARCH 31,
                                                          -------------------------   -----------
                                                             1996          1997          1998
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                                      ASSETS
Current assets:
  Cash and cash equivalents.............................  $ 3,192,408   $ 3,406,787   $ 3,772,047
  Accounts receivable, net of allowance of $1,272,651,
     $1,436,468 and $1,771,596, respectively............    5,640,946     8,220,616    10,344,915
  Supplies inventory....................................      554,839       905,992       990,749
  Deferred income taxes (note 11).......................      303,000       390,000       390,000
  Prepaid and other current assets......................      680,761     1,020,835       940,345
                                                          -----------   -----------   -----------
  Total current assets..................................   10,371,954    13,944,230    16,438,056
Long-term receivables and deposits (note 4).............      643,516       479,012       880,902
Property and equipment, net (notes 5, 7 and 8)..........   12,335,892    19,248,464    20,655,711
Intangible assets, net (notes 4 and 6)..................   31,302,096    41,566,684    44,783,750
                                                          -----------   -----------   -----------
          Total assets..................................  $54,653,458   $75,238,390   $82,758,419
                                                          ===========   ===========   ===========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (note 7)............  $ 2,616,714   $ 1,330,595   $ 1,446,506
  Accounts payable......................................    1,307,069       922,188     1,293,033
  Accrued salaries and benefits.........................      998,460     1,018,844     1,148,161
  Other accrued liabilities.............................      635,456     1,235,626       835,400
  Current income taxes payable..........................       82,586       125,396       553,394
                                                          -----------   -----------   -----------
  Total current liabilities.............................    5,640,285     4,632,649     5,276,494
Long-term debt (note 7).................................    9,218,281    24,969,718    30,060,171
Deferred income taxes (note 11).........................      765,000     1,185,000     1,185,000
Minority interest.......................................    5,673,960     9,191,896    10,215,884
Preferred stock, no par value, 5,000,000 shares
  authorized, 916,666, 916,666 and 416,666 shares
  outstanding, respectively (note 9)....................    4,982,057     5,267,672     3,207,767
Shareholders' equity (note 3, 10 and 12):
  Common stock:
     Class A, no par value, 20,000,000 shares authorized
       9,199,525, 4,758,091 and 5,145,966 shares
       outstanding, respectively........................   26,064,085    14,636,331    16,723,980
     Class B, no par value, 4,800,000 shares authorized,
       4,787,131 shares outstanding.....................           --    13,528,981    13,528,981
  Retained earnings.....................................    2,309,790     2,099,491     2,799,315
  Deferred compensation on restricted stock (note 12)...           --      (273,348)     (239,173)
                                                          -----------   -----------   -----------
  Total shareholders' equity............................   28,373,875    29,991,455    32,813,103
                                                          -----------   -----------   -----------
Commitments and contingencies (note 5, 8, 12 and 13)
          Total liabilities and shareholders' equity....  $54,653,458   $75,238,390   $82,758,419
                                                          ===========   ===========   ===========


        See accompanying notes to the consolidated financial statements.

                                  AMSURG CORP.


                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                               THREE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                   MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1995          1996          1997          1997          1998
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenues (note 2)...............  $22,388,739   $34,898,496   $57,413,812   $12,591,148   $17,828,648
Operating expenses:
  Salaries and benefits (note
     12)........................    6,243,134    11,613,504    17,363,440     3,971,664     5,367,341
  Other operating expenses (note
     12)........................    7,557,655    11,546,562    20,352,442     4,450,793     6,383,712
  Depreciation and
     amortization...............    2,396,796     3,000,183     4,944,483     1,087,263     1,568,407
  Net loss on sale of assets
     (note 4)...................           --        30,811     1,424,690     2,321,168        42,914
                                  -----------   -----------   -----------   -----------   -----------
          Total operating
            expenses............   16,197,585    26,191,060    44,085,055    11,830,888    13,362,374
                                  -----------   -----------   -----------   -----------   -----------
          Operating income......    6,191,154     8,707,436    13,328,757       760,260     4,466,274
Minority interest...............    3,938,364     5,433,588     9,084,132     1,947,911     2,807,075
Other (income) and expenses:
  Interest expense, net of
     interest income of $95,640,
     $139,531 and $69,088,
     $18,776 and $50,044,
     respectively...............      626,750       808,332     1,553,508       308,179       492,825
  Distribution cost (note 3)....           --            --       841,801            --            --
                                  -----------   -----------   -----------   -----------   -----------
          Earnings (loss) before
            income taxes........    1,626,040     2,465,516     1,849,316    (1,495,830)    1,166,374
Income tax expense (note 11)....      578,000       985,000     1,774,000       329,000       466,550
                                  -----------   -----------   -----------   -----------   -----------
          Net earnings (loss)...    1,048,040     1,480,516        75,316    (1,824,830)      699,824
Accretion of preferred stock
  discount (note 9).............           --        22,057       285,615        67,565            --
                                  -----------   -----------   -----------   -----------   -----------
          Net earnings (loss)
            available to common
            shareholders........  $ 1,048,040   $ 1,458,459   $  (210,299)  $(1,892,395)  $   699,824
                                  ===========   ===========   ===========   ===========   ===========
Earnings (loss) per common share
  (note 10):
  Basic.........................  $      0.13   $      0.17   $     (0.02)  $     (0.20)  $      0.07
  Diluted.......................  $      0.12   $      0.16   $     (0.02)  $     (0.20)  $      0.07
Weighted average number of
  shares and share equivalents
  outstanding (note 10):
  Basic.........................    8,173,511     8,689,480     9,453,205     9,360,240     9,673,447
  Diluted.......................    8,580,974     9,082,535     9,453,205     9,360,240    10,347,306


        See accompanying notes to the consolidated financial statements.

                                  AMSURG CORP.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                     AND THREE MONTHS ENDED MARCH 31, 1998



                                                                                      DEFERRED
                                                  COMMON STOCK          RETAINED    COMPENSATION
                                            ------------------------    EARNINGS    ON RESTRICTED
                                              SHARES       AMOUNT      (DEFICIT)        STOCK          TOTAL
                                            ----------   -----------   ----------   -------------   -----------
Balance December 31, 1994.................   7,744,801   $19,754,382   $ (196,709)    $      --     $19,557,673
  Issuance of stock.......................     356,826     1,197,279           --            --       1,197,279
  Issuance of stock in conjunction with
    acquisitions..........................     200,850       676,200           --            --         676,200
  Net earnings............................          --            --    1,048,040            --       1,048,040
                                            ----------   -----------   ----------     ---------     -----------
Balance December 31, 1995.................   8,302,477    21,627,861      851,331            --      22,479,192
  Issuance of stock.......................     512,239     2,366,262           --            --       2,366,262
  Issuance of stock in conjunction with
    acquisitions..........................     384,809     2,069,962           --            --       2,069,962
  Net earnings available to common
    shareholders..........................          --            --    1,458,459            --       1,458,459
                                            ----------   -----------   ----------     ---------     -----------
Balance December 31, 1996.................   9,199,525    26,064,085    2,309,790            --      28,373,875
  Issuance of stock.......................     146,087       934,273           --      (273,348)        660,925
  Issuance of stock in conjunction with
    acquisitions..........................     300,863     1,847,376           --            --       1,847,376
  Acquisition of stock....................    (101,253)     (680,422)          --            --        (680,422)
  Net loss available to common
    shareholders..........................          --            --     (210,299)           --        (210,299)
                                            ----------   -----------   ----------     ---------     -----------
Balance December 31, 1997.................   9,545,222    28,165,312    2,099,491      (273,348)     29,991,455
  Issuance of stock (unaudited)...........       5,792        18,481           --            --          18,481
  Issuance of stock in conjunction with
    acquisitions (unaudited)..............       1,131         9,263           --            --           9,263
  Redemption of preferred stock
    (unaudited)...........................     380,952     2,059,905           --            --       2,059,905
  Net earnings (unaudited)................          --            --      699,824            --         699,824
  Amortization of deferred compensation on
    restricted stock (unaudited)..........          --            --           --        34,175          34,175
                                            ----------   -----------   ----------     ---------     -----------
Balance March 31, 1998 (unaudited)           9,933,097   $30,252,961   $2,799,315     $(239,173)    $32,813,103
                                            ==========   ===========   ==========     =========     ===========


        See accompanying notes to the consolidated financial statements.

                                  AMSURG CORP.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                         THREE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                    MARCH 31,
                                          -----------------------------------------   -------------------------
                                             1995           1996           1997          1997          1998
                                          -----------   ------------   ------------   -----------   -----------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)...................  $ 1,048,040   $  1,480,516   $     75,316   $(1,824,830)  $   699,824
  Adjustments to reconcile net earnings
    (loss) to net cash provided by
    operating activities:
    Minority interest...................    3,938,364      5,433,588      9,084,132     1,947,911     2,807,075
    Distributions to minority
      partners..........................   (3,840,787)    (5,084,294)    (8,907,875)   (1,719,822)   (2,825,098)
    Depreciation and amortization.......    2,396,796      3,000,183      4,944,483     1,087,263     1,568,407
    Amortization of deferred
      compensation on restricted
      stock.............................           --             --             --            --        34,175
    Deferred income taxes...............      213,000        249,000        333,000            --            --
    Net loss (gain) on sale of assets...           --        (30,811)     1,424,690     2,321,168        42,914
    Increase (decrease) in cash, net of
      effects of acquisitions, due to
      changes in:
      Accounts receivable, net..........     (467,620)    (1,353,365)    (1,620,141)     (611,293)   (1,594,191)
      Supplies inventory................      (73,413)      (128,248)      (212,403)       35,045       (24,403)
      Prepaid and other current
         assets.........................     (110,443)      (213,838)      (572,455)     (183,703)       59,812
      Other assets......................     (109,360)      (266,801)      (803,022)     (101,424)      (58,096)
      Accounts payable..................      241,428        648,292       (384,881)      541,402       370,395
      Accrued expenses and other
         liabilities....................      568,525        (43,734)       322,870        66,826        47,539
      Other, net........................      106,220        156,001        273,593        12,555       (43,737)
                                          -----------   ------------   ------------   -----------   -----------
      Net cash flows provided by
         operating activities...........    3,910,750      3,846,489      3,957,307     1,571,098     1,084,616
Cash flows from investing activities:
  Acquisition of interest in surgery
    centers.............................   (3,186,512)   (12,669,794)   (12,643,331)   (6,030,569)   (4,562,773)
  Acquisition of property and
    equipment...........................   (1,831,445)    (3,863,052)   (10,578,551)   (1,943,151)   (2,420,369)
  Proceeds from sale of assets..........           --             --      1,978,462            --       641,078
  Decrease (increase) in long-term
    receivables.........................         (846)       137,582         57,504         5,085        14,557
                                          -----------   ------------   ------------   -----------   -----------
         Net cash flows used in
           investing activities.........   (5,018,803)   (16,395,264)   (21,185,916)   (7,968,635)   (6,327,507)
Cash flows from financing activities:
  Proceeds from long-term borrowings....    2,164,949     10,544,700     17,629,000     6,176,000     5,172,850
  Repayment on long-term borrowings.....     (999,929)    (7,261,534)    (3,524,641)     (825,267)     (385,640)
  Net proceeds from issuance of
    preferred stock.....................           --      4,960,000             --            --            --
  Net proceeds from issuance of common
    stock...............................    1,197,279      2,366,262        524,216       133,776        18,481
  Proceeds from capital contributions by
    minority partners...................      476,693      1,681,324      2,952,507       184,506       804,431
  Financing cost incurred...............      (11,345)       (19,230)      (138,094)      (10,051)       (1,971)
                                          -----------   ------------   ------------   -----------   -----------
         Net cash flows provided by
           financing activities.........    2,827,647     12,271,522     17,442,988     5,658,964     5,608,151
                                          -----------   ------------   ------------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents...........................    1,719,594       (277,253)       214,379      (738,573)      365,260
Cash and cash equivalents, beginning of
  period................................    1,750,067      3,469,661      3,192,408     3,192,408     3,406,787
                                          -----------   ------------   ------------   -----------   -----------
Cash and cash equivalents, end of
  period................................  $ 3,469,661   $  3,192,408   $  3,406,787   $ 2,453,835   $ 3,772,047
                                          ===========   ============   ============   ===========   ===========


        See accompanying notes to the consolidated financial statements.

                                  AMSURG CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. PRINCIPLES OF CONSOLIDATION

     AmSurg Corp. (the "Company"), through its wholly owned subsidiaries, owns majority interests primarily between 51% and 70% in limited partnerships and limited liability companies ("LLCs") which own and operate practice-based ambulatory surgery centers and physician practices. The Company also has majority ownership interests in other partnerships and LLCs formed to develop additional centers. The consolidated financial statements include the accounts of the Company and its subsidiaries and the majority owned limited partnerships and LLCs in which the Company is the general partner or member. Consolidation of such partnerships and LLCs is necessary as the Company has 51% or more of the financial interest, is the general partner or majority member with all the duties, rights and responsibilities thereof and is responsible for the day-to-day management of the partnership or LLC. The limited partner or minority member responsibilities are to supervise the delivery of medical services with their rights being restricted to those which protect their financial interests, such as approval of the acquisition of significant assets or incurring debt which they, as physician limited partners or members, are required to guarantee on a pro rata basis based upon their respective ownership interests. All material intercompany profits, transactions and balances have been eliminated. All subsidiaries and minority owners are herein referred to as partnerships and partners, respectively.

B. CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised principally of demand deposits at banks and other highly liquid short-term investments with maturities less than three months when purchased.

C. OTHER CURRENT ASSETS

     Other current assets are comprised of prepaid expenses and other receivables.

D. PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the related leases. Depreciation for buildings and improvements is recognized under the straight-line method over 20 years, or for leasehold improvements, over the remaining term of the lease plus renewal options. Depreciation for moveable equipment is recognized over useful lives of five to ten years.

E. INTANGIBLE ASSETS

  Excess of Cost over Net Assets of Purchased Operations

     Excess of cost over net assets of purchased operations is being amortized over 25 years. The Company has consistently assessed impairment of the excess of cost over net assets of purchased operations and other long-lived assets in accordance with criteria consistent with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Whenever events or changes in circumstances indicate that the carrying amount of long-term assets may not be recoverable, management assesses whether or not an impairment loss should be recorded by comparing estimated undiscounted future cash flows with the assets' carrying amount at the partnership level. If the assets' carrying amount is in excess of the estimated undiscounted future cash flows, an impairment loss is recognized as the excess of the carrying amount over estimated future cash flows discounted at an applicable rate. Intangibles and other long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

                                  AMSURG CORP.

  Deferred Pre-opening Costs

     Deferred pre-opening costs consist of costs incurred for surgery centers while under development. Deferred pre-opening costs are amortized over one year, starting upon the commencement date of operations.

  Other Intangible Assets

     Other intangible assets consist of deferred organization costs and deferred financing costs of the Company and the entities included in the Company's consolidated financial statements. Deferred organization costs are amortized over five years and deferred financing costs are amortized over the term of the related debt.

F. INCOME TAXES

     The Company files a consolidated federal income tax return. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

G. EARNINGS PER SHARE

     Effective December 31, 1997, the Company has adopted the provisions of SFAS No. 128 "Earnings Per Share" and has restated all previously reported amounts to conform to the new standard. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common shareholders by the combined weighted average number of Class A and Class B common shares while diluted earnings (loss) per share is computed by dividing net earnings (loss) available to common shareholders by the weighted average number of such common shares and potentially dilutive shares.

H. STOCK OPTION PLAN

     Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123 "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

I. FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" requires disclosure of the fair value of certain financial instruments. Cash and cash equivalents, receivables, notes receivable and payables are reflected in the financial statements at cost which approximates fair value. Management believes that the carrying amounts of long-term debt approximate market value, because it believes the terms of its borrowings approximate terms which it would incur currently.

                                  AMSURG CORP.

J. USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

K. RECLASSIFICATIONS

     Distributions to minority partners, disclosed as a financing activity in prior years' consolidated statements of cash flows, is classified as an operating activity in order to present cash flows provided by operating activities more comparably to industry practices. Certain other prior year amounts have been reclassified to conform to the 1997 presentation.

L. RECENT ACCOUNTING PRONOUNCEMENTS

     Statements of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" and No. 131 "Disclosures about Segments of an Enterprise and Related Information" become effective for the Company for the year ended December 31, 1998. The Company is continuing to evaluate the effects of adopting these two statements, but does not expect the adoption of either pronouncement to have a material effect on the Company's consolidated financial statements.


M. UNAUDITED INTERIM INFORMATION



     The unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations. The results of operations for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for a full year.


2.  REVENUE RECOGNITION

     Revenues for the years ended December 31, 1995, 1996 and 1997 are comprised of the following:

                                                     1995          1996          1997
                                                  -----------   -----------   -----------
Surgery centers.................................  $21,641,743   $28,950,498   $47,803,933
Physician practices.............................           --     5,155,148     8,677,522
Other...........................................      746,996       792,850       932,357
                                                  -----------   -----------   -----------
Revenues........................................  $22,388,739   $34,898,496   $57,413,812
                                                  ===========   ===========   ===========

     Surgery center revenues consist of the billing for the use of the Centers' facilities (the "usage fee") directly to the patient or third party payer. The usage fee excludes any amounts billed for physicians' services which are billed separately by the physicians to the patient or third party payer.

     Physician practice revenues consist of the billing for physician services of the Company's two majority owned physician practices acquired in 1996 and 1997. The billings are made by the practice directly to the patient or third party payer.

     Revenues from surgery centers and physician practices are recognized on the date of service, net of estimated contractual allowances from third party medical service payers including Medicare and Medicaid. During the years ended December 31, 1995, 1996 and 1997 approximately 37%, 36% and 37%, respectively, of the Company's revenues were derived from the provision of services to patients covered under Medicare and

                                  AMSURG CORP.

Medicaid. Concentration of credit risk with respect to other payers is limited due to the large number of such payers.

3.  PUBLIC DISTRIBUTION OF COMMON STOCK

     The Company operated as a majority owned subsidiary of American Healthcorp, Inc. ("AHC") from 1992 until the distribution by AHC to its stockholders of the shares of the AmSurg common stock owned by it (the "Distribution") on December 3, 1997. Prior to the Distribution, the Company effected a recapitalization pursuant to which every three shares of the Company's then outstanding common stock were converted into one share of Class A Common Stock. Immediately following the Recapitalization, AHC exchanged a portion of its shares of Class A Common Stock for shares of Class B Common Stock. The principal purpose of the Distribution was to enable the Company to have access to debt and equity capital markets as an independent, publicly traded company. Upon the Distribution, the Company became a publicly traded company. All shares and earnings per share data included herein have been adjusted to reflect the recapitalization. Expenses incurred in connection with the Distribution are reflected as distribution cost in the consolidated statement of operations for the year ended December 31, 1997.

4.  ACQUISITIONS AND DISPOSITIONS

A. ACQUISITIONS


     The Company, through wholly owned subsidiaries and in separate transactions, acquired a majority interest in two, four and five practice-based surgery centers during 1995, 1996 and 1997, respectively. In addition, the Company acquired through wholly owned subsidiaries one physician practice and related entities in each of 1996 and 1997. Consideration paid for the acquired interests consisted of cash, common stock, note payable or a combination thereof. Total consideration paid in 1995, 1996 and 1997 for all acquisitions was $4,415,000, $13,561,661 and $14,471,503, respectively, of which the Company assigned $3,976,358, $12,289,386 and $13,738,220, respectively, to excess of cost over net assets of purchased operations. The acquisitions were accounted for as purchases, and the accompanying consolidated financial statements include the results of their operations from the dates of acquisition.


     An acquisition which occurred in 1995 was structured such that if certain operating results were not achieved, the purchase price would be adjusted. Subsequent operations of the center did not meet the predefined levels, and the purchase price adjustment, which is reflected as a long-term receivable in the accompanying consolidated balance sheets, is being repaid to the Company over a thirty-month period.

B. PRO FORMA INFORMATION

     The unaudited consolidated pro forma results for the years ended December 31, 1996 and 1997, assuming all 1996 and 1997 acquisitions had been consummated on January 1, 1996, are as follows:

                                                                 1996          1997
                                                              -----------   -----------
Revenues....................................................  $51,287,000   $60,090,000
Net earnings (loss) available to common shareholders........    2,216,000       (16,000)
Earnings per common share
  Basic.....................................................         0.24          0.00
  Diluted...................................................         0.23          0.00
Weighted average number of shares and share equivalents
  Basic.....................................................    9,189,000     9,587,000
  Diluted...................................................    9,583,000     9,587,000

                                  AMSURG CORP.

C. DISPOSITIONS

     In two separate transactions in 1997, the Company sold its investment in a partnership that owned two surgery centers acquired in 1994 and a surgery center building and equipment which the Company leased to a physician practice. In conjunction with the sale of the surgery center building and equipment, the Company also terminated its management agreement with the physician practice for the surgery center in which it had no ownership interest but had managed since 1994. The net loss associated with these transactions was $1,494,000.

D. SUBSEQUENT ACQUISITIONS

     In January 1998, the Company, through a wholly owned subsidiary, acquired a majority interest in a practiced-based surgery center. Consideration paid for the acquired interest consisted of cash of $1,400,000, of which the Company assigned approximately $970,000 to excess of cost over net assets of purchased operations.

5.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1996 and 1997 are as follows:

                                                                 1996          1997
                                                              -----------   -----------
Land and improvements.......................................  $    98,540   $    98,540
Building and improvements...................................    7,017,163    10,264,481
Moveable equipment..........................................    8,725,140    13,820,039
Construction in progress....................................      316,384     1,180,250
                                                              -----------   -----------
                                                               16,157,227    25,363,310
Less accumulated depreciation and amortization..............   (3,821,335)   (6,114,846)
                                                              -----------   -----------
Property and equipment, net.................................  $12,335,892   $19,248,464
                                                              ===========   ===========

     At December 31, 1997, the Company and its partnerships had unfunded construction and equipment purchase commitments for centers under development of approximately $3,100,000 in order to complete construction in progress.

6.  INTANGIBLE ASSETS

     Intangible assets at December 31, 1996 and 1997 consist of the following:

                                                                 1996          1997
                                                              -----------   -----------
Excess of cost over net assets of purchased operations, net
  of accumulated amortization of $2,757,394 and $4,123,482,
  respectively..............................................  $30,771,784   $40,636,399
Deferred pre-opening cost, net of accumulated amortization
  of $66,095 and $336,091, respectively.....................      220,942       614,944
Other intangible assets, net of accumulated amortization of
  $336,308 and $388,108, respectively.......................      309,370       315,341
                                                              -----------   -----------
Intangible assets, net......................................  $31,302,096   $41,566,684
                                                              ===========   ===========

                                  AMSURG CORP.

7.  LONG-TERM DEBT

     Long-term debt at December 31, 1996 and 1997 is comprised of the following:

                                                                 1996         1997
                                                              ----------   -----------
$35,000,000 credit agreement at prime or 1.75% above LIBOR
  (average rate of 7.5% at December 31, 1997), due January
  10, 2001..................................................  $3,157,657   $22,399,935
Term loan at prime or 1.75% above LIBOR.....................   5,030,590            --
Other debt at an average rate of 8.3%, due through September
  23, 2003..................................................   2,508,828     2,847,048
Capitalized lease arrangements at an average rate of 10.0%,
  due through March 1, 2002 (see note 8)....................   1,137,920     1,053,330
                                                              ----------   -----------
                                                              11,834,995    26,300,313
Less current portion........................................   2,616,714     1,330,595
                                                              ----------   -----------
  Long-term debt............................................  $9,218,281   $24,969,718
                                                              ==========   ===========

     On December 19, 1997, the Company amended its credit agreement. Under the terms of the newly amended agreement, all borrowings outstanding under the Company's term loan with the same lending institutions were converted to its revolving credit facility. The borrowings under the credit facility are guaranteed by the wholly owned subsidiaries of the Company, and in some instances, the underlying assets of certain developed centers. The credit agreement permits the Company to borrow up to $35,000,000 to finance the Company's acquisition and development projects at prime or 1.75% above LIBOR or a combination thereof, provides for a fee of .35% on unused commitments, prohibits the payment of dividends and contains covenants relating to the ratio of debt to net worth, operating performance and minimum net worth. The Company was in compliance with all covenants at December 31, 1997.

     Certain partnerships and LLCs included in the Company's consolidated financial statements have loans with local lending institutions which are collateralized by certain assets of the centers with a book value of approximately $6,300,000. The Company and the partners or members have guaranteed payment of the loans.

     Principal payments required on long-term debt in the five years subsequent to December 31, 1997 are $1,330,595, $1,118,876, $693,653, $22,957,821 and
$199,368.

8.  LEASES

     The Company has entered into various building and equipment operating leases and equipment capital leases for its surgery centers in operation and under development and for office space, expiring at various dates through 2014. Future minimum lease payments at December 31, 1997 are as follows:

                                                              CAPITALIZED
                                                               EQUIPMENT     OPERATING
YEAR ENDED DECEMBER 31,                                         LEASES        LEASES
-----------------------                                       -----------   -----------
1998........................................................  $  537,415    $ 3,473,344
1999........................................................     391,495      3,195,189
2000........................................................     192,124      2,782,336
2001........................................................      55,709      2,460,708
2002........................................................      13,927      1,727,441
Thereafter..................................................          --      5,136,659
                                                              ----------    -----------
          Total minimum rentals.............................   1,190,670    $18,775,677
                                                                            ===========
Less amounts representing interest at rates ranging from
  10.0% to 10.2%............................................    (137,340)
                                                              ----------
          Capital lease obligations.........................  $1,053,330
                                                              ==========

                                  AMSURG CORP.

     At December 31, 1997, equipment with a cost of $1,669,134 and accumulated amortization of $760,630 was held under capital lease. The Company and its limited partners have guaranteed payment of the leases. Rental expense for operating leases for the years ended December 31, 1995, 1996 and 1997 was $1,201,000, $1,775,000 and $3,093,000 (see note 12).

9.  PREFERRED STOCK

     Preferred stock, net of issuance costs, is comprised of the following:

                                                                 1996         1997
                                                              ----------   ----------
Series A Redeemable Preferred Stock, 500,000 shares
  outstanding...............................................  $1,774,290   $2,059,905
Series B Convertible Preferred Stock, 416,666 shares
  outstanding...............................................   3,207,767    3,207,767
                                                              ----------   ----------
                                                              $4,982,057   $5,267,672
                                                              ==========   ==========

     On November 20, 1996, the Company issued to unaffiliated institutional investors a combination of redeemable and convertible preferred stock for net proceeds of $4,960,000. The Series A Redeemable Preferred Stock, with a stated amount of $3,000,000, was to pay a cumulative dividend of 8% commencing November 21, 1998. Subsequent to December 31, 1997, the holders of the Series A Redeemable Preferred Stock converted their preferred shares into 380,952 shares of Class A Common Stock using a conversion ratio based on market price of the Class A Common Stock pursuant to the provisions of the Company's Charter. The Series B Convertible Preferred Stock, with a stated amount of $2,500,000, is convertible into that number of shares of Class A Common Stock that approximates 6% of the equity of the Company determined as of November 20, 1996, with that percentage being ratably increased to 8% of the equity of the Company if an event of liquidity has not occurred by November 20, 2000. An event of liquidity is defined as an initial public offering of common stock or sale of the Company yielding net cash proceeds to the Company of at least $25,000,000, or in the event the Company has completed a spin-off, yielding net proceeds of $20,000,000 to the Company and/or its shareholders. If such events of liquidity do not occur by November 20, 2002, the holders of the Series B Convertible Preferred Stock have the right to require the Company to redeem the stock at current market price as defined by the Company's Charter. The preferred stock was recorded at its fair value, net of issuance costs. From the time of issuance, the Series A Redeemable Preferred Convertible Stock has been accreted toward its stated amount, including potential dividends, over the redemption term. The Series B Preferred Stock is not being accreted because management expects a conversion upon an event of liquidity.

10.  SHAREHOLDERS' EQUITY

A. COMMON STOCK

     From the time of the Company's inception, the Company has sold Class A Common Stock to AHC, partners and members of certain of its partnerships and LLCs and other private investors at fair value. In addition, the Company has issued shares of Class A Common Stock in connection with acquisitions of surgery center assets. On December 3, 1997, the Company issued Class B Common Stock in connection with the Distribution (see note 3). Class B Common Stock differs from Class A Common Stock only in that it has ten votes per share in the election and removal of directors of the Company, while the Class A Common Stock has one vote per share. Other than the election and removal of directors of the Company, the Class A Common Stock and the Class B Common Stock have equal voting and other rights. The Company does not have the right to issue additional Class B Common Stock.

                                  AMSURG CORP.

B. EARNINGS PER SHARE

     The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share:

                                                   EARNINGS (LOSS)      SHARES       PER SHARE
                                                     (NUMERATOR)     (DENOMINATOR)    AMOUNT
                                                   ---------------   -------------   ---------
For the year ended December 31, 1995:
  Basic earnings per share:
     Earnings available to common shareholders...    $1,048,040        8,173,511       $0.13
  Effect of dilutive securities options..........            --          407,463
                                                     ----------        ---------
  Diluted earnings per share:
     Earnings available to common shareholders...    $1,048,040        8,580,974        0.12
                                                     ==========        =========
For the year ended December 31, 1996:
  Net earnings...................................    $1,480,516
  Less accretion of preferred stock..............        22,057
                                                     ----------
  Basic earnings per share:
     Earnings available to common shareholders...     1,458,459        8,689,480        0.17
  Effect of dilutive securities options..........            --          393,055
                                                     ----------        ---------
  Diluted earnings per share:
     Earnings available to common shareholders...    $1,458,459        9,082,535        0.16
                                                     ==========        =========
For the year ended December 31, 1997:
  Net earnings...................................    $   75,316
  Less accretion of preferred stock..............       285,615
                                                     ----------
  Basic and diluted loss per share:
     Loss available to common shareholders.......    $ (210,299)       9,453,205       (0.02)
                                                     ==========        =========

     Options to purchase 1,174,849 shares of common stock at prices ranging from $0.75 to $8.70, representing common share equivalents of 335,927 under the treasury stock method, were outstanding at December 31, 1997 but were not included in the computation of diluted earnings per share for the year then ended because to do so would have been anti-dilutive to the net loss per share available to common shareholders. The options will expire at various dates through December 2007. The effect of the conversion of 500,000 shares of Series A Redeemable Preferred Stock to 380,952 shares of Class A Common Stock, which occurred subsequent to December 31, 1997 (see note 9), has also been excluded from the computation of diluted earnings per share for the year ended December 31, 1997 because to do so would have been anti-dilutive after giving consideration to the elimination of related accretion of preferred stock.

C. STOCK OPTIONS

     The Company has two stock option plans under which it has granted non-qualified options to purchase shares of Class A Common Stock to employees and outside directors. Options are granted at market value on the date of the grant and vest over 4 years at the rate of 25% per year. Options have a term of 10 years from the date of grant. As of December 31, 1997, 491,232 shares were reserved for future options.

                                  AMSURG CORP.

     Stock option activity for the years ended December 31, 1995, 1996 and 1997 is summarized below:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Outstanding at December 31, 1994............................    650,867    $1.71
  Options granted...........................................     35,000     3.36
                                                              ---------
Outstanding at December 31, 1995............................    685,867     1.80
  Options granted...........................................    229,750     5.01
  Options exercised.........................................     (2,917)    2.70
  Options terminated........................................     (5,917)    3.21
                                                              ---------
Outstanding at December 31, 1996............................    906,783     2.61
  Options granted...........................................    294,033     6.70
  Options exercised.........................................     (1,500)    3.44
  Options terminated........................................    (24,467)    5.21
                                                              ---------
Outstanding at December 31, 1997............................  1,174,849     3.56
                                                              =========

     The following table summarizes information concerning outstanding and exercisable options at December 31, 1997:

                                              OPTIONS OUTSTANDING
                                       ----------------------------------    OPTIONS EXERCISABLE
                                                     WEIGHTED               ----------------------
                                                      AVERAGE    WEIGHTED                 WEIGHTED
                                                     REMAINING   AVERAGE                  AVERAGE
              RANGE OF                   NUMBER        LIFE      EXERCISE     NUMBER      EXERCISE
           EXERCISE PRICES             OUTSTANDING    (YRS.)      PRICE     EXERCISABLE    PRICE
           ---------------             -----------   ---------   --------   -----------   --------
$0.75 -- $1.50.......................     344,000       4.3       $0.75       344,000      $0.75
 1.50 --  3.00.......................     217,526       5.3        2.59       215,026       2.58
 3.00 --  4.50.......................     113,493       6.8        3.33        78,459       3.32
 4.50 --  6.00.......................     329,832       8.6        5.32        78,447       5.13
 6.00 --  7.50.......................      94,998       9.3        6.15        66,666       6.15
 7.50 --  8.70.......................      75,000       9.9        8.70            --        N/A
                                        ---------                             -------
 0.75 --  8.70.......................   1,174,849       6.6        2.61       782,598       2.41
                                        =========                             =======

     The Company accounts for its stock options issued to employees and outside directors pursuant to APB No. 25. Accordingly, no compensation expense has been recognized in connection with the issuance of stock options. The estimated weighted average fair values of the options at the date of grant using the Black-Scholes option pricing model as promulgated by SFAS No. 123 in 1995, 1996 and 1997 were $1.80, $2.73 and $3.93 per share, respectively. In applying the Black-Scholes model, the Company assumed no dividends, an expected life for the options of seven years and a forfeiture rate of 3% in 1995, 1996 and 1997 and an average risk free interest rate of 6.6% in 1995, 6.2% in 1996 and 6.4% in 1997. The Company also assumed a volatility rate of 46% and 49% in 1995 and 1996, respectively, based upon an average of comparable companies, and 54% in 1997, based upon the volatility rate of AHC. Had the Company used the Black-Scholes estimates to determine compensation expense for the options granted in the years ended December 31, 1995, 1996 and 1997 net income and net income per share attributable to common shareholders would have been reduced to the following pro forma amounts.

                                  AMSURG CORP.

                                                        1995         1996        1997
                                                     ----------   ----------   ---------
Net earnings available to common shareholders:
  As reported......................................  $1,048,040   $1,458,459   $(210,299)
  Pro forma........................................   1,028,040    1,241,874    (690,359)
Basic earnings (loss) per share available to common
  shareholders:
  As reported......................................        0.13         0.17       (0.02)
  Pro forma........................................        0.13         0.14       (0.07)
Diluted earnings (loss) per share available to
  common shareholders:
  As reported......................................        0.12         0.16       (0.02)
  Pro forma........................................        0.12         0.14       (0.07)

     In 1994, the Company issued warrants to purchase its common stock to AHC. These warrants were exercised February 26, 1996 for 85,907 shares at $2.70 per share. The warrants were issued in return for AHC's prior guaranty of Company debt.

11.  INCOME TAXES

     Income tax expense for the years ended December 31, 1995, 1996 and 1997 is comprised of the following:

                                                          1995       1996        1997
                                                        --------   --------   ----------
Current:
  Federal.............................................  $301,000   $593,000   $1,188,000
  State...............................................    64,000    143,000      253,000
Deferred..............................................   213,000    249,000      333,000
                                                        --------   --------   ----------
     Income tax expense...............................  $578,000   $985,000   $1,774,000
                                                        ========   ========   ==========

     Total income tax expense for the years ended December 31, 1995, 1996 and 1997 differed from the amount computed by applying the U.S. Federal income tax rate of 34 percent to earnings before income taxes as a result of the following:

                                                         1995        1996        1997
                                                       ---------   --------   ----------
Statutory Federal income tax.........................  $ 553,000   $838,000   $  629,000
State income taxes, net of Federal income tax
  benefit............................................     60,000    132,000      188,000
Increase (decrease) in valuation allowance...........   (124,000)    49,000      (26,000)
Non-deductible distribution cost and net loss on sale
  of assets..........................................         --         --      812,000
Other................................................     89,000    (34,000)     171,000
                                                       ---------   --------   ----------
  Income tax expense.................................  $ 578,000   $985,000   $1,774,000
                                                       =========   ========   ==========

                                  AMSURG CORP.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are as follows:

                                                                1996        1997
                                                              --------   ----------
Deferred tax assets:
  Allowance for uncollectible accounts......................  $297,000   $  354,000
  State net operating losses................................    60,000       69,000
  Other.....................................................     6,000       36,000
                                                              --------   ----------
     Gross deferred tax assets..............................   363,000      459,000
  Valuation allowance.......................................   (60,000)     (34,000)
                                                              --------   ----------
     Net deferred tax assets................................   303,000      425,000
Deferred tax liabilities:
  Property and equipment, principally due to difference in
     depreciation...........................................    66,000       95,000
  Excess of cost over net assets of purchased operations,
     principally due to differences in amortization.........   699,000    1,125,000
                                                              --------   ----------
  Gross deferred tax liabilities............................   765,000    1,220,000
                                                              --------   ----------
  Net deferred tax liability................................  $462,000   $  795,000
                                                              ========   ==========

     The net deferred tax liability at December 31, 1996 and 1997, is recorded as follows:

                                                                1996        1997
                                                              --------   ----------
Current deferred income tax asset...........................  $303,000   $  390,000
Noncurrent deferred income tax liability....................   765,000    1,185,000
                                                              --------   ----------
          Net deferred tax liability........................  $462,000   $  795,000
                                                              ========   ==========

     The Company has provided a valuation allowance on its gross deferred tax asset primarily related to state net operating losses to the extent that management does not believe that it is more likely than not that such asset will be realized.

12.  RELATED PARTY TRANSACTIONS

     Included in other operating expenses for the years ended December 31, 1995, 1996 and 1997 is $186,215, $213,820 and $382,467, respectively, paid to AHC for management and financial services provided by AHC to the Company. These expenses were incurred pursuant to an agreement under which AHC was paid for the services of AHC's chief executive officer and chief financial officer as well as ongoing accounting and tax services for surgery center and corporate operations. Upon the Distribution, the Company issued to AHC's chief executive officer and chief financial officer, who also serve as directors of the Company, restricted shares of Class A Common Stock valued at approximately $350,000, in accordance with an agreement in which they are to provide advisory services to the Company through December 3, 1999. Deferred compensation associated with the restricted stock is amortized over the term of the agreement.

     The Company also rents approximately 15,000 square feet of office space from AHC pursuant to a sublease which expires December 1999. Included in other operating expenses for the years ended December 31, 1996 and 1997 is $163,212 and $271,194, respectively, related to this sublease.

     The Company leases space for certain surgery centers from its physician partners affiliated with its centers at rates the Company believes approximate fair market value. Payments on these leases were $871,054, $1,205,849 and $2,198,802 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company reimburses certain of its limited partners for salaries and benefits related to time spent by employees of their practices on activities of the centers. Total reimbursement of such salary and benefit costs

                                  AMSURG CORP.

totaled $3,538,925, $4,616,745 and $7,024,657 for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company believes that the foregoing transactions are in its best interests. It is the Company's current policy that all transactions by the Company with officers, directors, five percent shareholders and their affiliates will be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested independent members of the Company's Board of Directors.

13.  COMMITMENTS AND CONTINGENCIES

     The Company and its partnerships are insured with respect to medical malpractice risk on a claims made basis. Management is not aware of any claims against it or its partnerships which would have a material financial impact.

     The Company or its wholly owned subsidiaries, as general partners in the limited partnerships, are responsible for all debts incurred but unpaid by the partnership. As manager of the operations of the partnership, the Company has the ability to limit its potential liabilities by curtailing operations or taking other operating actions.

     In the event of a change in current law which would prohibit the physicians' current form of ownership in the partnerships or LLCs, the Company is obligated to purchase the physicians' interests in the partnerships or LLCs. The purchase price to be paid in such event is generally the greater of the physicians' capital account or a multiple of earnings.

14.  SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                     1995          1996          1997
                                                  -----------   -----------   -----------
Cash paid during the year for:
  Interest......................................  $   550,725   $   909,884   $ 1,583,963
                                                  ===========   ===========   ===========
  Income taxes, net of refunds..................  $    74,105   $   970,309   $ 1,398,190
                                                  ===========   ===========   ===========
Noncash investing and financing activities:
  Effect of acquisitions:
     Assets acquired, net of cash...............  $ 5,680,262   $17,181,505   $15,253,504
     Liabilities assumed........................   (1,187,550)   (2,441,749)     (762,797)
     Issuance of common stock...................     (676,200)   (2,069,962)   (1,847,376)
     Issuance of note payable...................     (630,000)           --            --
                                                  -----------   -----------   -----------
     Payment for assets acquired................  $ 3,186,512   $12,669,794   $12,643,331
                                                  ===========   ===========   ===========
Capital lease obligations incurred to acquire
  equipment.....................................  $   306,630   $        --   $   333,041
Forgiveness of debt and treasury stock received
  in connection with sale of a partnership
  interest......................................  $        --   $        --   $   808,070
                                                  ===========   ===========   ===========

15.  SUBSEQUENT EVENTS


     On March 31, 1998, the Company, through a wholly-owned subsidiary, acquired a majority interest in a practice-based surgery center. Consideration paid for the acquired interest was $3,125,553, consisting primarily of cash, of which the Company assigned approximately $2,900,000 to excess of cost over net assets of purchased operations.

                                  AMSURG CORP.

     Also on March 31, 1998, a partnership in which the Company, through a wholly-owned subsidiary, owned a 51% interest, sold certain assets comprising a surgery center developed in 1995 for approximately $640,000, and incurred a net loss of $42,914.



     On April 30, 1998, the Company through a wholly owned subsidiary, acquired a 60% interest in a physician practice-based surgery center for approximately $5,400,000, of which the Company assigned approximately $4,900,000 to excess of cost over net assets of purchased operations.



16.  UNAUDITED SUBSEQUENT EVENTS



     In May 1998, the Company's Board of Directors approved a plan to dispose of the Company's interests in the two specialty physician practices in which it owns a majority interest as part of an overall strategy to exit the practice management business and focus solely on the development, acquisition and operation of ambulatory surgery centers and specialty networks. While the Company's past strategy for network development included the ownership of related physician practices, the Company's experience in specialty network development has made it clear that physician practice ownership is not necessary for the successful development of these networks. Because of this change in strategy and the fact that the ownership of physician practices is management intensive and produces lower profit margins than surgery centers, the Company believes that its capital and management resources are better allocated to the development and acquisition of surgery centers and networks. In addition, the Company believes that the ownership of only two physician practices does not allow for the economies of scale and growth opportunities needed to be successful in the physician practice management business.



     In conjunction with the plan of disposal of these practices, the Company will reduce the carrying value of the long-lived assets held for sale by approximately $5,400,000 in the second quarter of 1998, based on the estimated sales proceeds less estimated costs to sell. The Company will recognize a deferred income tax benefit of approximately $1,800,000 associated with the estimated loss. The remaining carrying value of the net assets of the practices is approximately $1,700,000.



     The Company expects to dispose of these practice interests through a sale. Although the Company is currently in negotiations regarding the possible sale of one of the two practices, there are no definitive agreements or arrangements with regard thereto. Therefore, there can be no assurance that the Company will sell these operations; however, the Company believes that the estimated disposal loss will be adequate in the sale of the practices.



     A summary of the information about the operations of the physician practices for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 is as follows:



                                                                             THREE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                  MARCH 31,
                                 -------------------------------------    ------------------------
                                    1995         1996          1997          1997          1998
                                 ----------   ----------    ----------    ----------    ----------
Revenues.......................  $       --   $5,155,148    $8,814,724    $2,216,891    $2,242,916
Operating expenses.............          --    4,979,142     7,956,189     1,976,238     1,917,911
Minority interest..............          --           --       327,287        71,074        73,444
Interest expense...............          --       90,912       101,797        29,801        14,834
                                 ----------   ----------    ----------    ----------    ----------
          Contribution
            margin.............  $       --   $   85,094    $  429,451    $  139,778    $  236,727
                                 ==========   ==========    ==========    ==========    ==========



     Concurrent with the Company's decision to exit the physician practice management business, one of the Company's physician practices received notification from a payer with which it has a capitated contract for gastroenterology services covering approximately 120,000 lives that the contract would not be renewed beyond the June 30, 1998 anniversary date of the contract. The payer has advised the Company that it plans to negotiate a new contract. At this time, the Company cannot determine the outcome of these negotiations; however, an unfavorable outcome in these negotiations may have an adverse impact on the results of operations of the Company during the period this practice is held prior to disposal.

                                  AMSURG CORP.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                             BASIS OF PRESENTATION


     The unaudited pro forma balance sheet of AmSurg Corp. as of December 31, 1997, is presented to show the effects of an April 1998 acquisition, as if it had occurred on March 31, 1998. The unaudited pro forma combined statements of operations are presented to show the effects of the 1997 and 1998 acquisitions as if they had occurred on January 1, 1997. The pro forma information is based on the historical financial statements of the Company and the acquired centers, giving effect to the acquisitions under the purchase method of accounting, and the assumptions and adjustments in the accompanying notes to the pro forma consolidated financial information. The allocation of the purchase price is preliminary, but management does not believe it will change materially.


     The unaudited pro forma financial information does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions in fact occurred on the dates indicated above, nor to project the Company's financial position or results of operations for any future date or period. In the opinion of the Company's management, all adjustments necessary for a fair presentation have been made. This unaudited pro forma financial information should be read in conjunction with the accompanying notes and the consolidated financial statements of AmSurg Corp. and the related notes included elsewhere herein.

                                  AMSURG CORP.


                        PRO FORMA COMBINED BALANCE SHEET


                                 MARCH 31, 1998

                      (ALL AMOUNTS EXPRESSED IN THOUSANDS)
                                  (UNAUDITED)


                                                                                     EFFECT OF         PRO
                                                                      BOSWELL       ACQUISITIONS      FORMA
                                                                        EYE         AND RELATED      COMBINED
                                                      HISTORICAL    CENTER, LLC      FINANCING        TOTALS
                                                      ----------   --------------   ------------     --------
Current assets:
  Cash and cash equivalents.........................   $ 3,772         $  511         $(1,911)(1)    $ 2,372
  Accounts receivable, net..........................    10,345            519              --         10,864
  Other current assets..............................     2,321             92             (22)(2)      2,391
                                                       -------         ------         -------        -------
          Total current assets......................    16,438          1,122          (1,933)        15,627
Long-term receivables and deposits..................       881             --              --            881
Property and equipment, net.........................    20,655            244              --         20,899
Intangible assets, net..............................    44,784             --           4,900(3)      49,684
                                                       -------         ------         -------        -------
          Total assets..............................   $82,758         $1,366         $ 2,967        $87,091
                                                       =======         ======         =======        =======
Current liabilities:
  Current portion of long-term debt.................   $ 1,447         $   37         $   (37)(4)    $ 1,447
  Other current liabilities.........................     3,829            159            (159)(4)      3,829
                                                       -------         ------         -------        -------
          Total current liabilities.................     5,276            196            (196)         5,276
Long-term debt......................................    30,060            111           3,889(5)      34,060
Deferred income taxes...............................     1,185             --              --          1,185
Minority interest...................................    10,216             --             333(6)      10,549
Preferred stock.....................................     3,208             --              --          3,208
Shareholders' equity................................    32,813          1,059          (1,059)(7)     32,813
                                                       -------         ------         -------        -------
          Total liabilities and shareholders'
            equity..................................   $82,758         $1,366         $ 2,967        $87,091
                                                       =======         ======         =======        =======

                                  AMSURG CORP.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
          (ALL AMOUNTS EXPRESSED IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                     THE        SOUTH DENVER                     INDIVIDUALLY
                                                  ENDOSCOPY      ENDOSCOPY       BOSWELL EYE     INSIGNIFICANT    PRO FORMA
                                    HISTORICAL   CENTER, INC.   CENTER, INC.     CENTER, LLC     ACQUISITIONS    ADJUSTMENTS
                                    ----------   ------------   ------------   ---------------   -------------   -----------
Revenue...........................   $57,414        $2,090         $2,092          $5,032           $2,253         $    --
Operating expenses:
  Salaries and benefits...........    17,363           470            373           1,024              481             155(8)
  Other operating expenses........    20,352           501            574           2,161              838               3(9)
  Depreciation and amortization...     4,944            --             65             107              192             301(10)
  Net loss on sale of assets
    (a)...........................     1,425            --             --              --               --              --
                                     -------        ------         ------          ------           ------         -------
        Total operating
          expenses................    44,084           971          1,012           3,292            1,511             459
                                     -------        ------         ------          ------           ------         -------
        Operating income..........    13,330         1,119          1,080           1,740              742            (459)
Minority interest.................     9,084            --             --              --               --           2,236(6)
Other (income) and expense:
  Interest expense, net of
    interest income...............     1,554            --             --              21              (35)            923(11)
  Distribution cost (b)...........       842            --             --              --               --              --
                                     -------        ------         ------          ------           ------         -------
        Earnings before income
          taxes...................     1,850         1,119          1,080           1,719              777          (3,618)
Income tax expense................     1,774            --             --              --               --             431(12)
                                     -------        ------         ------          ------           ------         -------
        Net earnings..............        76         1,119          1,080           1,719              777          (4,049)
Accretion of preferred stock
  discount........................       286            --             --              --               --              --
                                     -------        ------         ------          ------           ------         -------
        Net earnings (loss)
          attributable to common
          shareholders............   $  (210)       $1,119         $1,080          $1,719           $  777         $(4,049)
                                     =======        ======         ======          ======           ======         =======
Earnings (loss) per common share:
  Basic...........................   $ (0.02)(c)
  Diluted.........................   $ (0.02)(c)
Weighted average number of shares
  and share equivalents
  outstanding:
  Basic...........................     9,453                                                                           135(13)
  Diluted.........................     9,453                                                                           471(14)

                                    PRO FORMA
                                    COMBINED
                                     TOTALS
                                    ---------
Revenue...........................   $68,881
Operating expenses:
  Salaries and benefits...........    19,866
  Other operating expenses........    24,429
  Depreciation and amortization...     5,609
  Net loss on sale of assets
    (a)...........................     1,425
                                     -------
        Total operating
          expenses................    51,329
                                     -------
        Operating income..........    17,552
Minority interest.................    11,320
Other (income) and expense:
  Interest expense, net of
    interest income...............     2,463
  Distribution cost (b)...........       842
                                     -------
        Earnings before income
          taxes...................     2,927
Income tax expense................     2,205
                                     -------
        Net earnings..............       722
Accretion of preferred stock
  discount........................       286
                                     -------
        Net earnings (loss)
          attributable to common
          shareholders............   $   436
                                     =======
Earnings (loss) per common share:
  Basic...........................   $  0.05(d)
  Diluted.........................   $  0.04(d)
Weighted average number of shares
  and share equivalents
  outstanding:
  Basic...........................     9,588
  Diluted.........................     9,924


---------------

(a) Includes a loss attributable to the sale of a partnership interest, net of a gain on the sale of a surgery center building and equipment, which had an impact after taxes of reducing historical and pro forma basic and diluted net earnings per share by $0.16 for the year ended December 31, 1997.

(b) Reflects costs incurred related to the distribution of the Company's common stock, which had an impact of reducing historical and pro forma basic and diluted net earnings per share by $0.09 for the year ended December 31, 1997.

(c) Without giving effect to the items reflected in footnotes (a) and (b) above, basic and diluted earnings per common share would have been $0.24 and $0.23, respectively, for the year ended December 31, 1997.


(d) Without giving effect to the items reflected in footnotes (a) and (b) above pro forma basic and diluted earnings per common share would have been $0.31 and $0.29, respectively, for the year ended December 31, 1997.

                                  AMSURG CORP.



                   PRO FORMA COMBINED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1998


               (ALL AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                                        SOUTH DENVER                     INDIVIDUALLY                   PRO FORMA
                                                         ENDOSCOPY       BOSWELL EYE     INSIGNIFICANT    PRO FORMA     COMBINED
                                           HISTORICAL   CENTER, INC.     CENTER, LLC      ACQUISITION    ADJUSTMENTS     TOTALS
                                           ----------   ------------   ---------------   -------------   -----------    ---------
Revenue..................................   $17,829        $  598          $1,468           $  143         $    --       $20,038
Operating expenses:
  Salaries and benefits..................     5,367           141             251               29              39(8)      5,827
  Other operating expenses...............     6,384           130             550               52              --         7,116
  Depreciation and amortization..........     1,568            18              25               15              44(10)     1,670
  Net loss on sale of assets.............        43            --              --               --              --            43
                                            -------        ------          ------           ------         -------       -------
        Total operating expenses.........    13,362           289             826               96              83        14,656
                                            -------        ------          ------           ------         -------       -------
        Operating income.................     4,467           309             642               47             (83)        5,382
Minority interest........................     2,807            --              --               --             450(5)      3,257
Other (income) and expense:
  Interest expense, net of interest
    income...............................       493            --               5                1             147(11)       646
                                            -------        ------          ------           ------         -------       -------
        Earnings before income taxes.....     1,167           309             637               46            (680)        1,479
Income tax expense.......................       467            --              --               --             125(12)       592
                                            -------        ------          ------           ------         -------       -------
        Net earnings.....................   $   700        $  309          $  637           $   46         $  (805)      $   887
                                            =======        ======          ======           ======         =======       =======
Earnings per common share:
  Basic..................................   $  0.07                                                                      $  0.09
  Diluted................................   $  0.07                                                                      $  0.09
Weighted average number of shares and
  share equivalents outstanding:
  Basic..................................     9,673                                                              1(13)     9,674
  Diluted................................    10,347                                                              1(13)    10,348

                                  AMSURG CORP.

       NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)


     In 1997 the Company acquired majority interests in the assets and certain liabilities comprising the business operations of five surgery centers and one physician practice. Through April 1998, the Company acquired majority interests in the assets and certain liabilities comprising the business operations of three surgery centers. The accompanying pro forma consolidated balance sheet includes the purchased assets and assumed liabilities and effects of financing, as if a surgery center acquired in April 1998 had been acquired on March 31, 1998. The accompanying pro forma consolidated statements of operations reflects the pro forma results of operations of the Company, as if the surgery centers and physician practice had been acquired on January 1, 1997. Two acquisitions were completed in early 1997, and therefore the results of their operations for the year ended December 31, 1997 are included in the historical amounts.


PRO FORMA ADJUSTMENTS

     The adjustments reflected in the pro forma consolidated statement of operations are as follows:

          1. To reflect cash used to fund acquisitions, net of cash not acquired.


          2. To reflect other current assets not acquired.



          3. To reflect additional excess of cost over net assets acquired resulting from acquisitions.



          4. To reflect obligations of acquired entities not assumed.



          5. To reflect additional long-term debt used to finance acquisitions, net of long-term debt not assumed.



          6. To reflect minority owners' interest in earnings of acquired operations.



          7. To eliminate equity of acquired entities.



          8. To reflect $275,000 in additional corporate general and administrative salary costs as a result of an increase in the number of centers managed, net of $120,000 in salaries based on a reduction in salary expense allocated to the surgery center following the acquisition, for the year ended December 31, 1997, and $39,000 in additional corporate general and administrative salary costs as a result of an increase in the number of centers managed for the three months ended March 31, 1998.



          9. To reflect $36,000 in additional miscellaneous general and administrative cost as a result of increase in number of centers managed, net of $33,000 in reduced rent expense pursuant to new lease agreements.



          10. To reflect amortization of additional excess of cost over net assets of purchased operations assets and differences in depreciation of purchased equipment.



          11. To reflect interest on acquisition-related borrowings.



          12. To record estimated additional federal and state income taxes at a combined rate of 40%, as a result of the incremental increase in earnings before income taxes.



          13. To reflect weighted average shares for stock issued in acquisition.



          14. To reflect weighted average shares for stock issued in acquisition and the effect of potential common shares due to existing securities options which are dilutive upon consideration of the adjusted pro forma net earnings.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders

South Denver Endoscopy Center, Inc.


     We have audited the accompanying balance sheet of South Denver Endoscopy Center, Inc. (the "Center") as of December 31, 1997, and the related statements of earnings and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Center's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Center as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP



Nashville, Tennessee

April 24, 1998

                      SOUTH DENVER ENDOSCOPY CENTER, INC.

                                 BALANCE SHEETS




                                                              DECEMBER 31,    MARCH 31,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS
Current assets:
  Cash......................................................    $ 24,105      $414,080
  Accounts receivable, net of allowance for uncollectible
     accounts of $62,587 and $79,693, respectively..........     333,505       272,946
  Supplies inventory........................................      15,000        13,000
  Prepaid expenses..........................................         600         3,664
                                                                --------      --------
          Total current assets..............................     373,210       703,690
Organization cost, net of accumulated amortization of
  $15,572 and $16,546, respectively.........................       3,895         2,921
Equipment, net of accumulated depreciation of $110,619 and
  $128,202, respectively....................................     258,654       242,581
                                                                --------      --------
          Total.............................................    $635,759      $949,192
                                                                ========      ========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $182,624      $181,733
  Accrued expenses..........................................       9,099        14,708
                                                                --------      --------
          Total current liabilities.........................     191,723       196,441
Shareholders' equity:
  Retained earnings.........................................     444,036       752,751
                                                                --------      --------
          Total.............................................    $635,759      $949,192
                                                                ========      ========


                       See notes to financial statements.

                      SOUTH DENVER ENDOSCOPY CENTER, INC.


                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS





                                                                                THREE MONTHS
                                                              YEAR ENDED       ENDED MARCH 31,
                                                             DECEMBER 31,   ---------------------
                                                                 1997         1997        1998
                                                             ------------   ---------   ---------
                                                                                 (UNAUDITED)
Revenue....................................................  $ 2,092,392    $ 485,068   $ 598,138
Expenses:
  Salaries and benefits....................................      372,872       80,866     141,171
  Supplies and other operating expenses....................      442,380       99,836      93,980
  Rent expense (Note 2)....................................       71,185       16,117      17,795
  Bad debt expense.........................................       61,181       14,384      17,920
  Depreciation and amortization............................       65,068       17,686      18,557
                                                             -----------    ---------   ---------
          Total expenses...................................    1,012,686      228,889     289,423
                                                             -----------    ---------   ---------
Net earnings...............................................    1,079,706      256,179     308,715
Retained earnings, beginning of period.....................      390,867      390,867     444,036
Distributions to shareholders..............................   (1,026,537)    (226,532)         --
                                                             -----------    ---------   ---------
Retained earnings, end of period...........................  $   444,036    $ 420,514   $ 752,751
                                                             ===========    =========   =========


                       See notes to financial statements.

                      SOUTH DENVER ENDOSCOPY CENTER, INC.

                            STATEMENTS OF CASH FLOWS




                                                                                 THREE MONTHS
                                                               YEAR ENDED      ENDED MARCH 31,
                                                              DECEMBER 31,   --------------------
                                                                  1997         1997        1998
                                                              ------------   ---------   --------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net earnings..............................................  $ 1,079,706    $ 256,179   $308,715
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation...........................................       61,175       16,712     17,583
     Amortization of organization cost......................        3,893          974        974
     (Increase) decrease in accounts receivable.............      (77,214)       7,389     60,559
     Increase in supplies inventory.........................       (5,500)      (2,500)     2,000
     Increase in prepaid assets.............................         (241)      (4,137)    (3,064)
     Increase (decrease) in accounts payable................        1,382      (10,252)      (891)
     Increase in accrued expenses...........................        2,599        2,276      5,609
                                                              -----------    ---------   --------
          Net cash provided by operating activities.........    1,065,800      266,641    391,485
Cash flows from financing activities:
  Shareholders' distributions...............................   (1,026,537)    (226,532)        --
                                                              -----------    ---------   --------
Cash flows from investing activities:
  Purchase of equipment.....................................      (19,254)          --     (1,510)
                                                              -----------    ---------   --------
Net increase in cash........................................       20,009       40,109    389,975
Cash at beginning of period.................................        4,096        4,096     24,105
                                                              -----------    ---------   --------
Cash at end of period.......................................  $    24,105    $  44,205   $414,080
                                                              ===========    =========   ========


                       See notes to financial statements.

                      SOUTH DENVER ENDOSCOPY CENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The South Denver Endoscopy Center, Inc. ("SDEC") began operations in 1994 in Englewood, Colorado (a suburb of Denver). SDEC is owned by a group of shareholders who perform endoscopy procedures through their related physician practice.


     Revenue Recognition. Revenue consists of the billing for the use of SDEC facilities (the "usage fee") directly to the patient or third party payer. The usage fee excludes amounts billed for physicians' services, which are billed separately by the physicians to the patient or third party payer. Revenues are reported at the estimated net realizable amounts from patients, third-party payers and others, including Medicare. Such revenues are recognized as the related services are performed. Contractual adjustments resulting from agreements with various organizations to provide services for amounts which differ from billed charges, are recorded as deductions from patient service revenues. During 1997, approximately 22% of the Center's revenues were provided to patients covered under Medicare. Amounts which are determined to be uncollectible are charged against the allowance for uncollectible accounts.


     Equipment. Equipment acquisitions are recorded at cost. Depreciation is provided over the estimated useful life and is computed using the straight-line method. The estimated useful life for the depreciation of equipment is 5-10 years.

     Income Taxes. SDEC has elected Subchapter S status of the Internal Revenue Code, and accordingly, income taxes are the responsibility of the individual shareholders of SDEC. Therefore, no provision for income taxes has been reflected by SDEC.

     Management Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.


     Unaudited Interim Information. The unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations. The results of operations for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for a full year.


2. RELATED PARTY TRANSACTIONS


     For the year ended December 31, 1997, the shareholders of SDEC owned 100% of SDEC as well as 100% of the South Denver Gastroenterology Center (SDGC). SDGC provides SDEC with billing, collection, accounts payable and other bookkeeping services. A monthly overhead charge is paid by SDEC in the amount of $2,000. Total expense incurred for these services of $24,000 has been included in the statement of earnings and retained earnings for the year ended December 31, 1997.



     In addition, the SDGC maintains a defined benefit pension plan as well as a profit sharing plan which is open to all employees of SDEC. Employees may participate after completing 2 years of service. SDGC is responsible for making the contributions to the plans on behalf of the SDEC. Contributions in the amounts of $5,933 and $10,563 were contributed to the pension plan and profit sharing plan, respectively during 1997.

                      SOUTH DENVER ENDOSCOPY CENTER, INC.

3. COMMITMENTS AND CONTINGENCIES

     The SDEC leases facility space under a five year operating lease that expires on January 31, 1999. Total rental expense for 1997 was approximately $71,000. The following is a schedule by year of the future minimum lease payments under the operating lease as of December 31, 1997.

YEAR ENDING
DECEMBER 31,
------------
1998........................................................  $68,000
1999........................................................    5,720

4. SUBSEQUENT EVENT

     Effective March 31, 1998, AmSurg Holdings, Inc. ("Holdings"), a subsidiary of AmSurg Corp. ("AmSurg") acquired from SDEC a fifty-one percent ownership interest in the assets and assumed certain liabilities comprising the business operations of the endoscopy center.

     Pursuant to the terms of the Asset Purchase Agreement, dated as of March 18, 1998, by and among Holdings, AmSurg and SDEC, Holdings paid $3,116,290 in cash and AmSurg issued 1,131 shares of its Class A Common Stock to SDEC. Following the asset purchase, Holdings and SDEC contributed their respective ownership in the assets of the center into a newly formed limited liability company, The Englewood ASC, LLC, and received proportionate membership therein.

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Members

Boswell Eye Center, LLC
Sun City, Arizona

     We have audited the accompanying combined balance sheets of Boswell Eye Center, LLC as of December 31, 1996 and 1997, and the related combined statements of earnings and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the financial position of Boswell Eye Center, LLC as of December 31, 1996 and 1997 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP



Nashville, Tennessee

May 6, 1998

                            BOSWELL EYE CENTER, LLC

                            COMBINED BALANCE SHEETS




                                                            DECEMBER 31,   DECEMBER 31,    MARCH 31,
                                                                1996           1997          1998
                                                            ------------   ------------   -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current assets:
  Cash....................................................    $ 80,383      $   97,747    $  510,524
  Accounts receivable, net of allowance for uncollectible
     accounts of $45,393, $28,511 and $20,861,
     respectively.........................................     361,866         592,838       519,214
  Prepaid expenses........................................       6,691           6,924        21,642
  Supplies inventory......................................      48,714          62,632        70,076
                                                              --------      ----------    ----------
          Total current assets............................     497,654         760,141     1,121,456
Furniture and equipment, net (Note 2).....................     353,523         246,115       244,425
Other assets..............................................       4,600           2,300            --
                                                              --------      ----------    ----------
          Total...........................................    $855,777      $1,008,556    $1,365,881
                                                              ========      ==========    ==========

                                   LIABILITIES AND MEMBERS' EQUITY

Current liabilities:
  Accounts payable........................................    $153,204      $   84,508    $  159,130
  Note payable -- current portion (Note 3)................     106,150          36,980        36,980
                                                              --------      ----------    ----------
          Total current liabilities.......................     259,354         121,488       196,110
Note payable (Note 3).....................................     156,822         123,433       110,644
Commitments and contingencies (Note 4)
Members' equity:
  Capital.................................................       9,000           9,000         9,000
  Retained earnings.......................................     430,601         754,635     1,050,127
                                                              --------      ----------    ----------
          Total members' equity...........................     439,601         763,635     1,059,127
                                                              --------      ----------    ----------
          Total...........................................    $855,877      $1,008,556    $1,365,881
                                                              ========      ==========    ==========


                       See notes to financial statements.

                            BOSWELL EYE CENTER, LLC

                         COMBINED STATEMENTS OF INCOME




                                                       YEARS ENDED               THREE MONTHS
                                                      DECEMBER 31,              ENDED MARCH 31,
                                                -------------------------   -----------------------
                                                   1996          1997          1997         1998
                                                -----------   -----------   ----------   ----------
                                                                                  (UNAUDITED)
Revenues......................................  $ 4,460,677   $ 5,032,149   $1,296,892   $1,467,813
Expenses:
  Supplies and other operating expenses.......    1,609,488     1,785,911      455,963      472,458
  Salaries and benefits.......................    1,012,588     1,024,131      242,794      250,802
  Rent expense................................      232,267       229,899       57,830       57,119
  Bad debt expense............................      220,532       145,271       37,710       20,261
  Depreciation................................      105,650       107,408       27,313       24,882
  Interest expense............................       28,852        20,752        5,763        4,799
                                                -----------   -----------   ----------   ----------
          Total expenses......................    3,209,377     3,313,372      827,373      830,321
                                                -----------   -----------   ----------   ----------
Net earnings..................................    1,251,300     1,718,777      469,519      637,492
Retained earnings, beginning of period........      446,800       430,601      430,601      754,635
Distributions to Members......................   (1,267,499)   (1,394,743)    (319,494)    (342,000)
                                                -----------   -----------   ----------   ----------
Retained earnings, end of period..............  $   430,601   $   754,635   $  580,626   $1,050,127
                                                ===========   ===========   ==========   ==========


                       See notes to financial statements.

                            BOSWELL EYE CENTER, LLC

                       COMBINED STATEMENTS OF CASH FLOWS




                                                        YEARS ENDED              THREE MONTHS
                                                       DECEMBER 31,             ENDED MARCH 31,
                                                 -------------------------   ---------------------
                                                    1996          1997         1997        1998
                                                 -----------   -----------   ---------   ---------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net earnings.................................  $ 1,251,300   $ 1,718,777   $ 469,519   $ 637,492
  Adjustments to reconcile net earnings to net
     cash provided by operating activities:
     Depreciation..............................      105,650       107,408      27,313      24,882
     Decrease (increase) in accounts
       receivable..............................       35,102      (230,972)    (68,990)     73,624
     Increase in supplies inventory............       (5,488)      (13,918)    (13,918)     (7,444)
     (Increase) decrease in prepaid expenses...          303          (233)    (15,022)    (14,718)
     Decrease in other assets..................        2,342         2,300       2,300       2,300
     (Decrease) increase in accounts payable...      (13,844)      (68,696)    123,372      74,622
                                                 -----------   -----------   ---------   ---------
          Net cash provided by operating
            activities.........................    1,375,365     1,514,666     524,574     790,758
Cash flows from investing activities:
  Payments for equipment additions.............           --            --          --     (23,192)
                                                 -----------   -----------   ---------   ---------
Cash flows from financing activities:
  Principal payments on notes payable..........      (99,439)     (102,559)    (22,405)    (12,789)
  Members' distributions.......................   (1,267,499)   (1,394,743)   (319,494)   (342,000)
                                                 -----------   -----------   ---------   ---------
          Net cash used in financing
            activities.........................   (1,366,938)   (1,497,302)   (341,899)   (354,789)
                                                 -----------   -----------   ---------   ---------
Net increase in cash...........................        8,427        17,364     182,675     412,777
Cash at beginning of period....................       71,956        80,383      80,383      97,747
                                                 -----------   -----------   ---------   ---------
Cash at end of period..........................  $    80,383   $    97,747   $ 263,058   $ 510,524
                                                 ===========   ===========   =========   =========

Supplemental disclosure of cash flow
  information:
Cash paid during the year for interest.........  $    28,852   $    20,752   $   5,763   $   4,799
                                                 ===========   ===========   =========   =========

                            BOSWELL EYE CENTER, LLC


                     NOTES TO COMBINED FINANCIAL STATEMENTS




1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Boswell Eye Center, LLC (the "Center") owns and operates an ophthalmology surgery center in Sun City, Arizona. The Center is owned by a group of physicians who perform ophthalmic procedures at the Center through their related physician practices.

     The accompanying financial statements have been prepared on the accrual basis of accounting and include the accounts and transactions of the Boswell Eye Center, LLC and the Boswell Eye Institute, Inc. which are under common control. Significant intercompany balances and transactions have been eliminated.


     Furniture and equipment. Furniture and equipment are stated at cost less accumulated depreciation. Depreciation for furniture and equipment is recognized on the straight line method over five to seven years, and for leasehold improvements over the remaining term of the lease plus renewal options.



     Revenue recognition. Revenues consist of the billing of the use of the Center's facilities (the "usage fee") directly to the patient or third-party payer. The usage fee excludes amounts billed for physicians' services, which are billed separately by the physicians to the patient or third-party payer. Revenues are reported at the estimated net realizable amounts from patients, third-party payers and others, including Medicare. Such revenues are recognized as the related services are performed. Contractual adjustments resulting from agreements with various organizations to provide services for amounts which differ from billed charges, are recorded as deductions from patient service revenues. During the years ended December 31, 1996 and 1997, approximately 52% and 48%, respectively, of the Center's revenues were provided to patients covered under Medicare. Amounts that are determined to be uncollectible are charged against the allowance for uncollectible accounts.



     Income taxes. The Center has elected SubChapter S status of the Internal Revenue Code, and accordingly, income taxes are the responsibility of the individual members of the Center. Therefore, no provision for income taxes has been reflected in the accompanying financial statements.


     Management estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts liabilities and disclosure of contingent assets and liabilities at the date of the financial statements an the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.


     Unaudited interim information. The unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments which management considers necessary for a fair presentation of the financial position and results of operations. The results of operations for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for a full year.


2. FURNITURE AND EQUIPMENT

     Furniture and equipment consists of:

                                                        DECEMBER 31,
                                                  -------------------------    MARCH 31,
                                                     1996          1997          1998
                                                  -----------   -----------   -----------
                                                                              (UNAUDITED)
Medical equipment...............................  $ 1,116,666   $ 1,116,666   $ 1,139,859
Leasehold improvements..........................      486,290       486,290       486,290
Furniture and fixtures..........................      247,498       247,498       247,498
Office equipment................................       54,584        54,584        54,584
                                                  -----------   -----------   -----------
                                                    1,905,038     1,905,038     1,928,231
Less accumulated depreciation...................   (1,551,515)   (1,658,923)   (1,683,806)
                                                  -----------   -----------   -----------
                                                  $   353,523   $   246,115   $   244,425
                                                  ===========   ===========   ===========

                            BOSWELL EYE CENTER, LLC

3. NOTE PAYABLE

     The note payable bears interest at 9% and is due in monthly installments through June 2001.

4. COMMITMENTS AND CONTINGENCIES

     The center operates under a facilities lease expiring April 1999. The following is a schedule of future minimum lease payments under the facilities lease, which is classified as an operating lease:

YEAR ENDING
DECEMBER 31,
------------
1998........................................................  $228,478
1999........................................................    66,639
                                                              --------
                                                              $295,117
                                                              ========

5. SUBSEQUENT EVENT

     Effective May 1, 1998, AmSurg Holdings, Inc. ("Holdings"), a subsidiary of AmSurg Corp. ("AmSurg") acquired from the Center a sixty percent ownership interest in the assets comprising the business operations of the Center. Pursuant to the terms of the Asset Purchase Agreement, dated as of April 30, 1998, by and among Holdings, AmSurg, and the Center, Holdings paid $5,400,000 in cash as consideration for the sixty percent ownership interest in the Center. Following the asset purchase, Holdings and the Center contributed their respective ownership in the assets of the Center into a newly formed limited liability company, The Sun City Ophthalmology ASC, LLC, and received proportionate membership therein.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
The Endoscopy Center, Inc.
Independence, Missouri

     We have audited the accompanying statements of earnings and retained earnings and cash flows of The Endoscopy Center, Inc. for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows of The Endoscopy Center, Inc. for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
October 7, 1997

                           THE ENDOSCOPY CENTER, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                                              EIGHT MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,           AUGUST 31,
                                               -------------------------   ------------------------
                                                  1995          1996          1996          1997
                                               -----------   -----------   -----------   ----------
                                                                                 (UNAUDITED)
Revenues.....................................  $ 2,836,600   $ 3,122,033   $ 1,953,144   $2,090,308
Expenses:
  Salaries and benefits (note 2).............      491,112       507,417       317,440      470,278
  Supplies and other operating expenses......      338,397       452,182       282,885      255,584
  Rent expense (note 2)......................      230,825       299,583       199,722      200,656
  Bad debt expense...........................      168,029        56,335        35,243       44,503
                                               -----------   -----------   -----------   ----------
          Total expenses.....................    1,228,363     1,315,517       835,290      971,021
                                               -----------   -----------   -----------   ----------
          Net earnings.......................    1,608,237     1,806,516     1,117,854    1,119,287
Retained earnings, beginning of period.......      153,760       451,469       451,469      449,862
Distributions to stockholders................   (1,310,528)   (1,808,123)   (1,128,268)    (949,855)
                                               -----------   -----------   -----------   ----------
          Retained earnings, end of period...  $   451,469   $   449,862   $   441,055   $  619,294
                                               ===========   ===========   ===========   ==========

              See accompanying notes to the financial statements.

                           THE ENDOSCOPY CENTER, INC.

                            STATEMENTS OF CASH FLOWS


                                                      YEAR ENDED            EIGHT MONTHS ENDED
                                                     DECEMBER 31,               AUGUST 31,
                                                -----------------------   -----------------------
                                                   1995         1996         1996         1997
                                                ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)
Cash flow from operations:
  Net earnings................................  $1,608,237   $1,806,516   $1,117,854   $1,119,287
  Adjustments to reconcile net income to net
     cash provided by operating activities:
  Amortization of organization cost...........          71           71           47           47
  Decrease (increase) in accounts
     receivable...............................    (220,594)     (38,136)      84,016      (32,213)
  Increase in supplies inventory..............      (5,174)      (2,133)      (1,290)        (733)
  Increase (decrease) in accounts payable.....          (2)      21,967       42,685      (20,956)
  Increase (decrease) in amount due to related
     party....................................      33,559        3,801          193       (8,530)
                                                ----------   ----------   ----------   ----------
     Net cash provided by operating
       activities.............................   1,416,097    1,792,086    1,243,505    1,056,902
                                                ----------   ----------   ----------   ----------
Cash flows from financing activities:
  Stockholders' distribution..................  (1,310,528)  (1,808,123)  (1,128,268)    (949,855)
  Increase (decrease) in distribution
     withholdings.............................      78,525       29,830      (78,525)    (108,355)
  Decrease in outstanding checks in excess of
     deposits.................................      (4,731)          --           --           --
                                                ----------   ----------   ----------   ----------
     Net cash used by financing activities....  (1,236,734)  (1,778,293)  (1,206,793)  (1,058,210)
                                                ----------   ----------   ----------   ----------
Net increase (decrease) in cash...............     179,363       13,793       36,712       (1,308)
Cash, beginning of period.....................          --      179,363      179,363      193,156
                                                ----------   ----------   ----------   ----------
Cash, end of period...........................  $  179,363   $  193,156   $  216,075   $  191,848
                                                ==========   ==========   ==========   ==========


              See accompanying notes to the financial statements.

                           THE ENDOSCOPY CENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS
 YEARS ENDED DECEMBER 31, 1995 AND 1996 AND EIGHT MONTHS ENDED AUGUST 31, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Endoscopy Center Inc. ("TEC") began operations in 1994 and operates two gastrointestinal surgery centers in Independence and Kansas City, Missouri. TEC is owned by a group of stockholders which perform gastroenterology procedures at the centers through their related physician practice.

A. REVENUE RECOGNITION

     Revenue consists of the billing for the use of TEC's facilities (the "usage fee") directly to the patient or third-party payor. The usage fee excludes amounts billed for physicians' services, which are billed separately by the physicians to the patient or third-party payor. Revenues are reported at the estimated net realizable amounts from patients, third-party payors and others, including Medicare and Medicaid. Such revenues are recognized as the related services are performed. Contractual adjustments resulting from agreements with various organizations to provide services for amounts which differ from billed charges, are recorded as deductions from patient service revenues. During the 1995, 1996 and 1997 periods, approximately 29%, 39% and 28%, respectively, of the Centers' revenues were provided to patients covered under Medicare and Medicaid. Amounts, which are determined to be uncollectible, are charged against the allowance for uncollectible accounts.

B. AMORTIZATION

     Amortization of organization cost is provided on a straight-line basis over four years.

C. INCOME TAXES

     TEC has elected Subchapter S status of the Internal Revenue Code, and accordingly, income taxes are the responsibility of the individual stockholders of TEC. Therefore, no provision for income taxes has been reflected by TEC.

D. MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

E. UNAUDITED INTERIM INFORMATION

     The unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and results of operations. The results of operations for the eight month periods ended August 31, 1996 and 1997 are not necessarily indicative of the results that may be expected for a full year.

2.  RELATED PARTY TRANSACTIONS

     Both centers rent equipment and furniture and one center occupies space provided by an entity which is owned by the same group of stockholders which own TEC. Included in the statement of earnings and retained earnings is a charge of $156,571, $200,993, $133,995 and $133,587 for the years ended December 31, 1995 and 1996 and the eight months ended August 31, 1996 and 1997, respectively, related to these lease arrangements, which management believes reflects the fair value of space and rental items provided. In addition, the

                           THE ENDOSCOPY CENTER, INC.

employees of TEC are leased from the related physician practice. Charges associated with this arrangement are reflected as salaries and benefits in the statements of earnings and retained earnings.

3.  SUBSEQUENT EVENT

     Effective September 1, 1997, AmSurg Holdings, Inc. ("Holdings"), a subsidiary of AmSurg Corp. ("AmSurg") acquired from TEC a sixty percent ownership interest in the assets comprising the business operations of two gastrointestinal surgery centers.

     Pursuant to the terms of the Asset Purchase Agreement, dated as of September 2, 1997, by and among Holdings, AmSurg and TEC, Holdings paid $5,652,205 in cash and AmSurg issued 280,367 shares of its common stock to TEC. Following the asset purchase, Holdings and TEC contributed their respective ownership in the assets of the centers in a newly formed limited liability company, The Independence ASC, LLC, and received proportionate membership therein.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
AmSurg Corp.
Nashville, Tennessee

     We have audited the consolidated financial statements of AmSurg Corp. (the "Company") as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997, and have issued our report thereon dated February 17, 1998; such report is included elsewhere in this Form S-1. Our audits also included the consolidated financial statement schedule of the Company, listed in Item 16. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
February 17, 1998

                                  AMSURG CORP.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                     BALANCE AT   CHARGED TO    CHARGED TO                    BALANCE AT
                                     BEGINNING     COST AND       OTHER                         END OF
                                     OF PERIOD     EXPENSES    ACCOUNTS(1)    DEDUCTIONS(2)     PERIOD
                                     ----------   ----------   ------------   -------------   -----------
ALLOWANCE FOR UNCOLLECTIBLE
  ACCOUNTS INCLUDED UNDER THE
  BALANCE SHEET CAPTION "ACCOUNTS
  RECEIVABLE":
Year ended December 31, 1995.......  $  300,403   $  694,078     $ 58,974      $  597,827     $  455,628
                                     ==========   ==========     ========      ==========     ==========
Year ended December 31, 1996.......  $  455,628   $1,227,315     $366,636      $  776,928     $1,272,651
                                     ==========   ==========     ========      ==========     ==========
Year ended December 31, 1997.......  $1,272,651   $1,534,992     $673,758      $2,044,933     $1,436,468
                                     ==========   ==========     ========      ==========     ==========

---------------

(1) Valuation of allowance for uncollectible accounts at the acquisition of AmSurg physician practice-based ambulatory surgery centers and physician practices. Between 51% and 70% was charged to excess of cost over net assets of purchased companies. See note 4 of Notes to the Consolidated Financial Statements.
(2) Charge-off against allowance.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders


South Denver Endoscopy Center, Inc.



     We have audited the financial statements of South Denver Endoscopy Center, Inc. (the "Center") as of and for the year ended December 31, 1997, and have issued our report thereon dated April 24, 1998; such report is included elsewhere in this Registration Statement. Our audit also included the financial statement schedule of the Center, listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Center's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



Nashville, Tennessee


April 24, 1998

                                  SCHEDULE II



                      SOUTH DENVER ENDOSCOPY CENTER, INC.



                       VALUATION AND QUALIFYING ACCOUNTS


                          YEAR ENDED DECEMBER 31, 1997



                                                     BALANCE AT   CHARGED TO                   BALANCE AT
                                                     BEGINNING    COSTS AND                       END
                                                     OF PERIOD     EXPENSES    DEDUCTIONS(1)   OF PERIOD
                                                     ----------   ----------   -------------   ----------
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS INCLUDED UNDER
  THE BALANCE SHEET CAPTION "ACCOUNTS RECEIVABLE"
Year ended December 31, 1997.......................   $ 54,419     $ 61,181       $53,013       $ 62,587


---------------


(1) Charge-off against reserve.

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders


Boswell Eye Center, LLC


Sun City, Arizona



     We have audited the financial statements of Boswell Eye Center, LLC (the "Center") as of and for the years ended December 31, 1996 and 1997, and have issued our report thereon dated May 6, 1998; such report is included elsewhere in this Registration Statement. Our audit also included the financial statement schedule of the Center, listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Center's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



Nashville, Tennessee


May 6, 1998

                                  SCHEDULE II



                  BOSWELL EYE CENTER, LLC -- SUN CITY, ARIZONA



                       VALUATION AND QUALIFYING ACCOUNTS


                     YEARS ENDED DECEMBER 31, 1996 AND 1997



                                                     BALANCE AT   CHARGED TO                   BALANCE AT
                                                     BEGINNING    COSTS AND                       END
                                                     OF PERIOD     EXPENSES    DEDUCTIONS(1)   OF PERIOD
                                                     ----------   ----------   -------------   ----------
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS INCLUDED UNDER
  THE BALANCE SHEET CAPTION "ACCOUNTS RECEIVABLE"
Year ended December 31, 1996.......................   $ 22,965     $220,532      $198,104       $ 45,393
                                                      ========     ========      ========       ========
Year ended December 31, 1997.......................   $ 45,393     $145,271      $162,153       $ 28,511
                                                      ========     ========      ========       ========


---------------


(1) Charge-off against reserve.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
The Endoscopy Center, Inc.
Independence, Missouri

     We have audited the financial statements of The Endoscopy Center, Inc. (the "Center") as of and for the years ended December 31, 1995 and 1996, and have issued our report thereon dated October 7, 1997; such report is included elsewhere in this Registration Statement. Our audit also included the financial statement schedule of the Center, listed in Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Center's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Nashville, Tennessee
October 7, 1997

                                  SCHEDULE II

               THE ENDOSCOPY CENTER INC -- INDEPENDENCE, MISSOURI

                       VALUATION AND QUALIFYING ACCOUNTS
                     YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                     BALANCE AT   CHARGED TO                   BALANCE AT
                                                     BEGINNING    COSTS AND                       END
                                                     OF PERIOD     EXPENSES    DEDUCTIONS(1)   OF PERIOD
                                                     ----------   ----------   -------------   ----------
ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS INCLUDED UNDER
  THE BALANCE SHEET CAPTION "ACCOUNTS RECEIVABLE"
Year ended December 31, 1995.......................   $ 59,811     $168,029       $31,032       $196,808
                                                      ========     ========       =======       ========
Year ended December 31, 1996.......................   $196,808     $ 56,335       $92,995       $160,148
                                                      ========     ========       =======       ========

---------------

(1) Charge-off against reserve.

======================================================


  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     1
Risk Factors..........................     4
Price Range of Common Stock and
  Dividend Policy.....................    11
Use of Proceeds.......................    11
Capitalization........................    12
Selected Financial Data...............    13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    14
Business..............................    23
Management............................    36
Principal Shareholders................    45
Certain Relationships and Related
  Transactions........................    46
Description of Capital Stock..........    47
Shares Eligible for Future Sale.......    52
Underwriting..........................    54
Legal Matters.........................    55
Experts...............................    55
Available Information.................    55
Index to Financial Statements.........   F-1


======================================================
======================================================

                                3,700,000 SHARES


                                 (AMSURG LOGO)


                              CLASS A COMMON STOCK
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                              J.C. BRADFORD & CO.

                               PIPER JAFFRAY INC.

                         MORGAN KEEGAN & COMPANY, INC.

                                            , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth an itemized estimate of fees and expenses payable by the Registrant in connection with the Offering described in the Registration Statement, other than underwriting discounts and commissions. All fees and expenses are estimated with the exception of the SEC, NASD and Nasdaq fees.


SEC registration fee........................................    $ 13,023
NASD fee....................................................       4,915
Nasdaq Stock Market fee.....................................      17,500
Accounting fees and expenses................................     100,000
Legal fees and expenses.....................................     125,000
Printing and engraving expenses.............................     125,000
Blue sky fees and expenses..................................       2,500
Transfer agent and registrar fees...........................       2,500
Miscellaneous fees and expenses.............................       9,562
                                                                --------
  Total.....................................................    $400,000
                                                                ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     The Charter and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by law with respect to all liability and loss suffered and expense reasonably incurred by such person in any action, suit or proceeding in which such person was or is made, or threatened to be made, a party, or is otherwise involved by reason of the fact that such person is or was a director or officer of the Company.

     In addition, the Charter provides that the Company's directors shall not be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director of the Company except to the extent such exemption from liability or limitation thereof is not permitted under the TBCA. Under the TBCA, this provision does not relieve the Company's directors from personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, to the extent such liability arises from a judgment or other final adjudication establishing: (a) any breach of the director's duty of loyalty; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (c) any unlawful distributions. Nor does this provision eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Tennessee law. Finally, this provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Company has entered into indemnification agreements with all of its directors and executive officers providing that it will indemnify those persons to the fullest extent permitted by law against claims arising out of their actions as officers or directors of the Company and will advance expenses of defending claims against them. The Company believes that indemnification under these agreements covers at least negligence and gross negligence by the directors and officers, and requires the Company to advance litigation expenses in the case of actions, including shareholder derivative actions, against an undertaking by the officer of director to repay any advances if it is ultimately determined that the officer or director is not entitled to indemnification.

     The Company believes that its Charter and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     At present, there is no litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, not is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     Pursuant to the Management Agreement, the Company will indemnify and hold AHC, its directors, officers, employees and agents and any person who controls AHC within the meaning of the Securities Act in the absence of gross negligence, harmless from and against any and all liabilities, claims or damages (including the cost of investigating any claim and reasonable attorneys' fees and disbursements) in connection with any services performed by AHC pursuant to the Management Agreement or any transactions or conduct in connection therewith. See "Certain Relationships and Related Transactions -- Management and Administrative Services Agreements."

     The Company has in effect an executive liability insurance policy which will provide coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions (including violations of securities laws), for any claim made against a director or officer of the Company for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or the Company is required to indemnify the director or officer for such claim.

     The proposed form of the Underwriting Agreement filed as Exhibit 1 to this Registration Statement contains certain provisions relating to the indemnification of the Company and its controlling persons by the Underwriters and relating to the indemnification of the Underwriters by the Company, its controlling persons and the Selling Shareholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the period beginning February 1, 1994 and ending on the date of this Prospectus, the Company has issued the following securities:

          (A) At various times since February 1, 1994, the Company has sold an aggregate of 2,415,388 shares of common stock to certain founding shareholders and AHC for per share stock prices ranging from $2.94 to $5.37. These purchases were primarily used to fund the continued operations of the Company, including acquisitions and development of surgery centers during that period. On February 26, 1996, AHC exercised warrants issued to it by the Company for the purchase of 85,906 shares of Class A Common Stock at a per share exercise price of $2.70. The warrants were issued in consideration for AHC's guaranty of the Company's debt.

          (B) At various times since February 1, 1994, the Company has granted options to purchase shares of Company Class A Common Stock to various employees and directors. Options to purchase 4,417 shares of Class A Common Stock were exercised in 1996 and 1997 at per share prices ranging from $2.52 to $4.68.

          (C) At various times since February 1, 1994, the Company has sold an aggregate of 1,536,739 shares of Class A Common Stock to physician practices and individual physicians as partial consideration in connection with the acquisitions of surgery centers and in private placements to physician partners in connection with the development of surgery centers. The per share prices of these sales ranged from $2.94 to $8.19.

          (D) On November 20, 1996, the Company sold an aggregate of 500,000 shares of Series A Preferred Stock and 416,666 shares of Series B Preferred Stock to three investors in a private placement. The per share price for the Series A Preferred Stock and Series B Preferred Stock was $6.00 for an aggregate sale price of $5,500,000.

          (E) On March 14, 1997, the Company sold an aggregate of 8,460 shares of Class A Common Stock to Steven I. Geringer, a newly elected director, at a per share price of $6.15.

          (F) On December 3, 1997, the Company issued shares of Class A Common Stock and Class B Common Stock in the Recapitalization, pursuant to which every three shares of the Company's then outstanding common stock were converted into one share of Class A Common Stock, and in an exchange in which AHC exchanged a portion of its shares of Class A Common Stock for shares of newly issued Class B Common Stock.

          (G) On March 3, 1998, the Company issued 380,952 shares of Class A Common Stock to the holders of the Series A Redeemable Preferred Stock upon conversion of such preferred stock pursuant to the terms of the Charter.

     The shares described in (A) through (E) above were issued without registration under the Securities Act in reliance upon the exemptions from registration afforded by Section 4(2) of the Securities Act and Regulation D of the Securities Act. The shares described in (F) and (G) above were issued without registration under the Securities Act in reliance upon the exemption from registration afforded by Section 3(a)(9) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of the Registration Statement:


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1         --  Form of Underwriting Agreement
 2.1       --  Amended and Restated Distribution Agreement (incorporated by reference to Exhibit 2.1 to the Registration Statement on
               Form 10, as amended (filed with the Commission on March 11,
               1997))
 2.2       --  Exchange Agreement (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 3.1       --  Amended and Restated Charter of Registrant (incorporated by reference to Exhibit 3.1 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 3.2       --  Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 4.1       --  Specimen Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 4.2       --  Specimen Class B Common Stock certificate (incorporated by reference to Exhibit 4.2 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 4.3       --  Article 7 of the Registrant's Amended and Restated Charter
               (included in Exhibit 3.1)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 4.4       --  Form of Shareholders' Agreement between the Company and certain investors (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
 4.5       --  Preferred Stock Purchase Agreement dated as of November 20,
               1996 by and among the Company, Electra Investment Trust
               P.L.C., Capitol Health Partners, L.P. and Michael E.
               Stephens (incorporated by reference to Exhibit 4.4 of the
               Company's Registration Statement on Form 10, as amended
               (filed with the Commission on March 11, 1997))
 5         --  Opinion of Bass, Berry & Sims PLC
10.1       --  Form of Management and Human Resources Agreement between the
               Company and AHC (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
10.2       --  Registration Agreement dated April 2, 1992, as amended
               November 30, 1992 and November 20, 1996, among the Company and certain named investors therein (incorporated by
               reference to Exhibit 10.2 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
10.3       --  Form of Indemnification Agreement between the Company and its directors, executive officers and advisors (incorporated by reference to Exhibit 10.3 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
10.4       --  Third Amended and Restated Loan Agreement dated as of May
               19, 1998 among the Company, SunTrust Bank, Nashville, N.A., and NationsBank of Tennessee, N.A.
10.5       --  [Intentionally Omitted]
10.6       --  Sublease dated as of June 9, 1996 between AHC and the
               Company (incorporated by reference to Exhibit 10.5 of the
               Company's Registration Statement on Form 10, as amended
               (filed with the Commission on March 11, 1997))
10.7       --  1992 Stock Option Plan (incorporated by reference to Exhibit
               10.7 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
10.8       --  1997 Stock Incentive Plan (incorporated by reference to
               Exhibit 10.8 of the Company's Registration Statement on Form
               10, as amended (filed with the Commission on March 11,
               1997))
10.9       --  Form of Employment Agreement with executive officers
               (incorporated by reference to Exhibit 10.9 of the Company's
               Registration Statement on Form 10, as amended (filed with
               the Commission on March 11, 1997))
10.10      --  Form of Advisory Agreement with Thomas G. Cigarran and Henry
               D. Herr (incorporated by reference to Exhibit 10.10 of the
               Company's Registration Statement on Form 10, as amended
               (filed with the Commission on March 11, 1997))
10.11      --  Agreement dated as of April 11, 1997 between the Company and
               Rodney H. Lunn (incorporated by reference to Exhibit 10.11 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
10.12      --  Agreement dated of April 11, 1997 between the Company and
               David L. Manning (incorporated by reference to Exhibit 10.12 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
10.13      --  Asset Purchase Agreement dated September 2, 1997 among the
               Company, AmSurg Holdings, Inc., The Endoscopy Center, Inc.
               and the shareholders thereof (incorporated by reference to
               Exhibit 2 to the Current Report on Form 8-K dated September
               2, 1997)

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.14      --  Asset Purchase Agreement dated January 30, 1998 among AmSurg
               Holdings, Inc., Arizona Ophthalmology Surgery, LLC and the
               shareholders thereof (incorporated by reference to Exhibit 2 to the Current Report on Form 8-K dated January 30, 1998)
10.15      --  Asset Purchase Agreement dated March 18, 1998 among the
               Company, AmSurg Holdings, Inc., South Denver Endoscopy
               Center, Inc. and the shareholders thereof (incorporated by reference to Exhibit 2 to the Current Report on Form 8-K
               dated April 14, 1998)
10.16      --  Asset Purchase Agreement dated as of April 30, 1998 among
               AmSurg Holdings, Inc., Boswell Eye Center, L.L.C., Boswell
               Eye Institute, Inc. and the members and shareholders thereof
               (incorporated by reference to Exhibit 2 to the Current
               Report on Form 8-K dated April 30, 1998)
21         --  Subsidiaries of the Registrant
23.1       --  Consent of Deloitte & Touche LLP -- AmSurg Corp.
23.2       --  Consent of Deloitte & Touche LLP -- South Denver Endoscopy
               Center, Inc.
23.3       --  Consent of Deloitte & Touche LLP -- Boswell Eye Center, LLC
23.4       --  Consent of Deloitte & Touche LLP -- The Endoscopy Center,
               Inc.
23.5       --  Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
24*        --  Power of Attorney (included in signature page)


---------------


* Previously filed


     (b) Financial Statement Schedules.


     Schedule II -- AmSurg Corp. -- Valuation and Qualifying Accounts



     Schedule II -- South Denver Endoscopy Center, Inc. -- Valuation and Qualifying Accounts



     Schedule II -- Boswell Eye Center, LLC -- Sun City, Arizona -- Valuation and Qualifying Accounts


     Schedule II -- The Endoscopy Center, Inc. -- Independence,
Missouri -- Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee on May 20, 1998.


                                          AMSURG CORP.


                                          By:      /s/ CLAIRE M. GULMI

                                            ------------------------------------

                                            Claire M. Gulmi


                                            Senior Vice President and Chief
                                              Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            President and Chief Executive       May 20, 1998
-----------------------------------------------------    Officer (Principal Executive
                   Ken P. McDonald                       Officer)

                 /s/ CLAIRE M. GULMI                   Senior Vice President, Chief        May 20, 1998
-----------------------------------------------------    Financial Officer and
                   Claire M. Gulmi                       Secretary (Principal Financial
                                                         and Accounting Officer)

                          *                            Chairman of the Board               May 20, 1998
-----------------------------------------------------
                 Thomas G. Cigarran

                          *                            Director                            May 20, 1998
-----------------------------------------------------
                    James A. Deal

                          *                            Director                            May 20, 1998
-----------------------------------------------------
                 Steven I. Geringer

                                                       Director
-----------------------------------------------------
                  Debora A. Guthrie

                          *                            Director                            May 20, 1998
-----------------------------------------------------
                    Henry D. Herr

                          *                            Director                            May 20, 1998
-----------------------------------------------------
              Bergein F. Overholt, M.D.

*By:             /s/ CLAIRE M. GULMI
    -------------------------------------------------
                   Claire M. Gulmi
                  attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1         --  Form of Underwriting Agreement
 2.1       --  Amended and Restated Distribution Agreement (incorporated by reference to Exhibit 2.1 to the Registration Statement on
               Form 10, as amended (filed with the Commission on March 11,
               1997))
 2.2       --  Exchange Agreement (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 3.1       --  Amended and Restated Charter of Registrant (incorporated by reference to Exhibit 3.1 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 3.2       --  Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 4.1       --  Specimen Class A Common Stock certificate (incorporated by reference to Exhibit 4.1 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 4.2       --  Specimen Class B Common Stock certificate (incorporated by reference to Exhibit 4.2 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
 4.3       --  Article 7 of the Registrant's Amended and Restated Charter
               (included in Exhibit 3.1)
 4.4       --  Form of Shareholders' Agreement between the Company and certain investors (incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
 4.5       --  Preferred Stock Purchase Agreement dated as of November 20,
               1996 by and among the Company, Electra Investment Trust
               P.L.C., Capitol Health Partners, L.P. and Michael E.
               Stephens (incorporated by reference to Exhibit 4.4 of the
               Company's Registration Statement on Form 10, as amended
               (filed with the Commission on March 11, 1997))
 5         --  Opinion of Bass, Berry & Sims PLC
10.1       --  Form of Management and Human Resources Agreement between the
               Company and AHC (incorporated by reference to Exhibit 10.1 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
10.2       --  Registration Agreement dated April 2, 1992, as amended
               November 30, 1992 and November 20, 1996, among the Company and certain named investors therein (incorporated by
               reference to Exhibit 10.2 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
10.3       --  Form of Indemnification Agreement between the Company and its directors, executive officers and advisors (incorporated by reference to Exhibit 10.3 of the Company's Registration
               Statement on Form 10, as amended (filed with the Commission on March 11, 1997))
10.4       --  Third Amended and Restated Loan Agreement dated as of May
               19, 1998 among the Company, SunTrust Bank, Nashville, N.A., and NationsBank of Tennessee, N.A.
10.5       --  [Intentionally Omitted]
10.6       --  Sublease dated as of June 9, 1996 between AHC and the
               Company (incorporated by reference to Exhibit 10.5 of the
               Company's Registration Statement on Form 10, as amended
               (filed with the Commission on March 11, 1997))

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.7       --  1992 Stock Option Plan (incorporated by reference to Exhibit
               10.7 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
10.8       --  1997 Stock Incentive Plan (incorporated by reference to
               Exhibit 10.8 of the Company's Registration Statement on Form
               10, as amended (filed with the Commission on March 11,
               1997))
10.9       --  Form of Employment Agreement with executive officers
               (incorporated by reference to Exhibit 10.9 of the Company's
               Registration Statement on Form 10, as amended (filed with
               the Commission on March 11, 1997))
10.10      --  Form of Advisory Agreement with Thomas G. Cigarran and Henry
               D. Herr (incorporated by reference to Exhibit 10.10 of the
               Company's Registration Statement on Form 10, as amended
               (filed with the Commission on March 11, 1997))
10.11      --  Agreement dated as of April 11, 1997 between the Company and
               Rodney H. Lunn (incorporated by reference to Exhibit 10.11 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
10.12      --  Agreement dated of April 11, 1997 between the Company and
               David L. Manning (incorporated by reference to Exhibit 10.12 of the Company's Registration Statement on Form 10, as
               amended (filed with the Commission on March 11, 1997))
10.13      --  Asset Purchase Agreement dated September 2, 1997 among the
               Company, AmSurg Holdings, Inc., The Endoscopy Center, Inc.
               and the shareholders thereof (incorporated by reference to
               Exhibit 2 to the Current Report on Form 8-K dated September
               2, 1997)
10.14      --  Asset Purchase Agreement dated January 30, 1998 among AmSurg
               Holdings, Inc., Arizona Ophthalmology Surgery, LLC and the
               shareholders thereof (incorporated by reference to Exhibit 2 to the Current Report on Form 8-K dated January 30, 1998)
10.15      --  Asset Purchase Agreement dated March 18, 1998 among the
               Company, AmSurg Holdings, Inc., South Denver Endoscopy
               Center, Inc. and the shareholders thereof (incorporated by reference to Exhibit 2 to the Current Report on Form 8-K
               dated April 14, 1998)
10.16      --  Asset Purchase Agreement dated as of April 30, 1998 among
               AmSurg Holdings, Inc., Boswell Eye Center, L.L.C., Boswell
               Eye Institute, Inc. and the members and shareholders thereof
               (incorporated by reference to Exhibit 2 to the Current
               Report on Form 8-K dated April 30, 1998)
21         --  Subsidiaries of the Registrant
23.1       --  Consent of Deloitte & Touche LLP -- AmSurg Corp.
23.2       --  Consent of Deloitte & Touche LLP -- South Denver Endoscopy
               Center, Inc.
23.3       --  Consent of Deloitte & Touche LLP -- Boswell Eye Center, LLC
23.4       --  Consent of Deloitte & Touche LLP -- The Endoscopy Center,
               Inc.
23.5       --  Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
24*        --  Power of Attorney (included in signature page)


---------------


* Previously filed